Exhibit 2

Notice of Annual General Meeting of Shareholders and Management Proxy Circular

Annual General Meeting

April 9, 2013

The Cover: The story of the Trojan Horse is one of deception. The Greeks claimed to come bearing gifts. The rest is history.

Summary Table of Contents

Message from the Chair	1
Reasons to Vote For Agrium Nominees	3
Reasons to Reject JANA’s Dissident Slate	9
Notice of Meeting	19
Legal Advisories	23
Voting Matters	26
Matters to be Acted Upon at the Meeting	29
About Agrium’s Nominees	35
Corporate Governance	42
Compensation Governance	71
General Information	137

A detailed Table of Contents appears on page 20 of this Circular

This document contains forward-looking statements and non-IFRS measures. Please refer to Section One: Legal Advisories in this Circular.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

MESSAGE FROM THE CHAIR

Dear Agrium Shareholder:

You have an important decision to make that will affect the value of your investment in Agrium.

This year’s election for the Board of Directors has become a choice between two competing visions for Agrium’s future. One vision is endorsed by Agrium’s Board and management, and has the support of an overwhelming majority of Agrium’s large institutional shareholders and the equity research community.

This vision would have Agrium continue to execute the integrated strategy that has delivered a 467%1 shareholder return and made Agrium one of the best performing stocks in North America since 2005. This strategy has produced two consecutive years of record earnings, and increased earnings from Agrium Retail by more than 50% since 2010. This performance, in turn, has made it possible for the Board to fulfill its long-standing plan to raise the dividend (which we have by 18x since 2010) as earnings and cash flow have increased. It is the strategy that has uniquely positioned Agrium to strike a deal to acquire from Glencore the agri-products business formerly operated by Viterra and return C$900 million to shareholders in October 2012 in connection with Glencore’s sale of a stake in the Medicine Hat nitrogen facility. Moreover, it is the strategy that has enabled Agrium to achieve a leading position in the global agricultural inputs sector and increase its market value by over $14 billion2, or 700%, since 2003.

The other vision is being promoted by a New York-based activist hedge fund called JANA Partners. JANA wants Agrium to abandon its current strategy, break itself into three small pieces, and take other actions that will destroy shareholder value. We have said we are not going to do that. So, to further its flawed agenda, JANA has put forward its own dissident slate of director nominees.

It is very important for you to ACT TODAY to protect the value of your investment in Agrium. Vote FOR the Agrium Board nominees on the WHITE form of proxy and disregard the materials you receive from JANA.

JANA’s Goal Is To Break Up Agrium

JANA first contacted Agrium in May 2012 and demanded we spin off Agrium’s Retail business and spin off our Potash operations, breaking Agrium into three small companies. JANA also demanded we reduce Retail working capital and corporate costs to levels that would significantly impair Agrium’s profitability and damage Agrium’s ability to manage its global operations.

While our Board has evaluated Agrium’s corporate strategy and structure many times in the past, the Board has taken JANA’s concerns seriously. We immediately engaged an independent financial advisor and independent legal counsel to advise the independent directors of the Board on the value of a break up, along with all of JANA’s other demands. After an in-depth, two-month review, the independent directors concluded that JANA’s break-up plan and its other demands would destroy shareholder value and were contrary to the best interests of the company and its shareholders. The Board has reviewed each successive argument JANA has made and continues to be of the view that JANA’s demands would destroy value and are not in the best interests of Agrium and its shareholders.

[1]	As at February 13, 2013
[2]	All dollar figures in this document are US currency, unless otherwise noted.

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For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

MESSAGE FROM THE CHAIR

JANA’s latest message is to convince Agrium shareholders that it is really only concerned with the level of experience on Agrium’s Board. We don’t believe it and neither should you. If that were JANA’s concern, it would have supported the recent appointments to Agrium’s Board of David Everitt and Mayo Schmidt, two highly-accomplished and independent executives with precisely the extensive agricultural, retail and distribution expertise that JANA says Agrium needs.

JANA’s Dissident Nominees: Bought and Paid For?

It is important to note that JANA’s dissident nominees have agreed to accept special incentive payments from JANA for serving on Agrium’s Board. These payments are structured to incentivize short-term actions, even if they are taken at the expense of greater long-term value. This kind of “golden leash” arrangement is unheard of in Canada and raises serious questions about the independence of JANA’s nominees, and their ability to act in the best interests of all shareholders.

•••••••••

The bottom line is this: JANA’s campaign isn’t about corporate governance, operating performance or board experience. It is a Trojan Horse tactic aimed at securing board seats that JANA can then use to further its agenda of breaking up Agrium. To that end, JANA has promoted an ever-changing but consistently flawed analysis of Agrium’s track record, business and Board. As detailed in the following pages, the facts do not support JANA’s claims.

Agrium is a top-performing company. Our Board provides engaged oversight of management and has been recognized several times over the past ten years for excellence in corporate governance.

You are invested in a company that has delivered a 467% shareholder return since embarking on its current integrated strategy – a strategy that continues to create record results and significant and sustainable value. JANA wants to abandon that strategy, break the company into three small pieces, and take other actions that will destroy shareholder value.

It is important that you act now to prevent that from happening. Protect the value of your investment in Agrium. Support the continuation of Agrium’s sound and successful business strategy. Please use the WHITE form of proxy today to vote FOR Agrium’s nominees.

We appreciate your continued support.

On behalf of the Board of Directors,

Victor J. Zaleschuk

Board Chair

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO VOTE FOR AGRIUM’S NOMINEES

1.	Agrium has been one of the best-performing stocks in North America and has a compelling future.

Since Agrium initiated its integrated strategy in late 2005, Agrium has delivered a 467% shareholder return. If you had invested $1,000 in Agrium shares at that point in 2005, those shares would have been worth $5,670 on February 13, 2013. That same $1,000 invested in the S&P/TSX Composite or the S&P 500 would be worth only $1,470 or $1,390, respectively.

Over the same period, Agrium’s shareholder returns are significantly better than all but one of our peers. Our returns are also significantly better than a composite of publicly-traded distribution companies that JANA has suggested should be considered as peers for Agrium Retail, though none of these companies distribute agricultural input products (i.e. fertilizers, seeds, and crop protection chemicals). There are no direct peers in the public markets for Agrium Retail because all of its competitors are privately-held companies.

Over the past twelve months, Agrium’s outstanding performance has continued. Agrium’s total shareholder return of 39% over the past year has significantly outperformed the S&P and TSX indices, and more importantly, outperformed all of its fertilizer peers, as well as the public distribution company composite. This performance was driven by Agrium’s record financial results, increased profits at Agrium Retail, dividend increases, a C$900 million share repurchase, and a positive outlook for 2013 and beyond. Agrium posted record results in 2011 and 2012, and is well-positioned to continue achieving record results.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO VOTE FOR AGRIUM’S NOMINEES

2.	Agrium’s integrated strategy is working extremely well.

Ten years ago, Agrium was essentially a small North American nitrogen fertilizer producer with $1.6 billion in nutrient sales, EBITDA of $400 million and a stock market capitalization of $2.1 billion. Today, Agrium is a highly-focused, integrated agricultural inputs company with 2012 nutrient sales of $5.5 billion, retail sales of $11.5 billion, EBITDA of $2.7 billion and a current market capitalization of approximately $17 billion.

The integrated nature of Agrium’s business has been a key element of the company’s success. Wholesale and Retail together give Agrium greater scale, efficiency, a lower cost of capital, greater access to capital, more stable earnings and expanded growth opportunities.

Wholesale benefits from increased potash production and sales, access to Retail’s North American sales channel, the ability to maximize operating rates and optimize storage and distribution assets, as well as the market intelligence that comes from having direct access to local and regional customer end markets. Retail benefits from global commodity market intelligence, access to product during periods of short supply, and the ability to share and optimize storage and distribution assets. Both Wholesale and Retail benefit from the ability to target acquisition opportunities with production and retail components.

The pending purchase from Glencore of the former Viterra assets (a combination of production and retail) is a good example of an opportunity that Agrium was uniquely positioned to capture, specifically because Agrium operates across the agricultural inputs value chain. We will acquire these assets at a highly attractive value and expect this transaction to contribute approximately $100 million of EBITDA annually.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO VOTE FOR AGRIUM’S NOMINEES

Our integrated strategy enables us to realize higher potash operating rates (relative to other large North American producers) today and in the future by leveraging Agrium Retail’s market position to sell additional Wholesale potash tonnage. We estimate this is worth approximately $750 million of shareholder value.

The debt rating agencies have told us they like our integrated structure. Our integrated structure is credit-enhancing because our cash flows are countercyclical and more stable relative to our fertilizer peers. We estimate that separating Agrium’s Retail and Wholesale businesses would reduce the company’s borrowing capacity, at our existing credit ratings, by approximately $750 million.

These are real numbers that reflect real shareholder value – and they don’t take into account the equally real competitive advantages we derive across our operations from the market intelligence we gain every day from having both Wholesale and Retail operations.

3.	Agrium Retail is an excellent and well-managed business.

Agrium Retail is built on a platform of operational excellence and continuous improvement. With a best-in-class management team drawn from Agrium’s legacy retail business, businesses we acquired like UAP, Royster-Clark and Landmark, as well as other companies outside our industry, Agrium has a track record of sound management and strong results. Agrium Retail has increased EBITDA from $85 million in 2003 to $951 million in 2012.

As we integrate acquired companies into our core business, we optimize our Retail network by closing less efficient facilities. This leads to improved profitability, margins and returns. Retail’s state-of-the-art systems provide visibility down to the single store level, allowing Agrium to make the right operating and closure decisions. Agrium has consolidated more than 255 facilities in recent years.

We are also rapidly increasing performance at the facilities we continue to operate. Since 2007, Agrium Retail has increased revenue per facility by 160% and profit (EBITDA) per facility by 195%.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO VOTE FOR AGRIUM’S NOMINEES

Another example of our commitment to operational excellence and continuous improvement is our safety record: Agrium is the clear industry leader. Our total recordable incident rate is less than half the average rate of the agricultural industry sector, and we have improved the safety performance of every business we have acquired.

We are proud of our track record. But we understand that the real measure of value and accountability isn’t what we’ve done so far, but what we plan to do next. That’s why we have published 2015 targets for Agrium Retail EBITDA of $1.3 billion and Return on Capital Employed (ROCE) of 13%, in addition to other continuous improvement targets (as illustrated in the table below). We are confident in our ability to continue creating significant shareholder value through the diligent execution of ongoing continuous improvement initiatives.

4.	Agrium’s integrated strategy is driving increases in earnings and cash flow, and enabling the company to return excess capital to shareholders.

Agrium Retail’s stable cash flows underpin Agrium’s ability to pay an increasingly attractive dividend. Agrium has long said it would increase its dividend as earnings and cash flow from its Retail business grew. Agrium began increasing its dividend in 2011 as earnings and cash flow increased. This was well before JANA approached the company with its break up plan. Agrium has increased its dividend by 18x since 2010 and will continue to grow its dividend and return excess capital to shareholders.

At the same time, the structure of Agrium’s pending acquisition from Glencore of the former Viterra assets (and the subsequent sale of an asset to be acquired as part of that transaction) enabled the Board to authorize a C$900 million share repurchase executed in October 2012.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO VOTE FOR AGRIUM’S NOMINEES

5.	Agrium’s Board is routinely recognized for its strong corporate governance.

Agrium’s Board was awarded a 9.5 out of 10 Overall Rating, and a 10 out of 10 rating for Board Accountability, by Governance Metrics International, while placing 25th out of 244 companies evaluated in The Globe and Mail’s 2012 Corporate Governance Rankings. Under the Board’s leadership, Agrium has also been recognized as one of Canada’s Top 100 Employers, Canada’s Top Diversity Employer and one of Canada’s Top 10 Most Admired Cultures.

“We are confident that [Agrium’s] board has indeed delivered exceptional value to shareholders since [Agrium] initiated its integrated strategy in 2005. Is [Agrium’s] board perfect? Not at all, but we think they’re pretty darn good.”

Ben Isaacson, MBA, CFA

ScotiaBank, January 29, 2013

Agrium’s recent Board appointees – David Everitt and Mayo Schmidt – were selected following an extensive search that began in March 2012. The search was conducted by the Governance Committee of the Board with the assistance of an international executive search firm. Mr. Everitt and Mr. Schmidt each bring deep agricultural, retail and distribution expertise and industry knowledge, combined with impeccable reputations for integrity, independence and a commitment to serving shareholders’ best interests. Consider their backgrounds:

•

David Everitt has 37 years of experience in the global agriculture space, having recently retired as President, Agricultural Division for North America, Australia, Asian and Global Tractor Sourcing, Turf Products and Technology for John Deere, the world’s leading manufacturer of agricultural machinery. He is intimately familiar with procurement, marketing and distribution in the global agricultural market space.

•

Mayo Schmidt was President and Chief Executive Officer, and a Director of Viterra Inc., a global agri-business with a network of 263 agricultural retail locations. Prior to its acquisition by Glencore International plc on December 18, 2012, Viterra was the only publicly-traded agricultural retailer of fertilizer, crop chemicals and seed in North America, other than Agrium. During his tenure, Mr. Schmidt developed the vision and strategy to transform the Saskatchewan Wheat Pool from a regional cooperative to Viterra, a $6.1-billion global corporation. Canadian Business Magazine recognized his accomplishments when it named him Chief Executive of the Year in 2009.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

JANA has said it thinks David Everitt and Mayo Schmidt lack suitable experience and independence. On any objective basis, that argument lacks all credibility. But don’t just take our word for it:

“The two new directors appointed to [Agrium’s] board have extensive agricultural, retail and distribution experience, in our view. We believe that they will be well-received by investors.”

Paul D’Amico, CFA

TD Securities, February 12, 2013

“Agrium announced the appointment of two experienced retail/distribution executives (David Everitt and Mayo Schmidt) to its Board...”

Joel Jackson, P. Eng., CFA

BMO Nesbitt Burns, Inc., January 29, 2013

“With [the] additions [of Everitt and Schmidt], one could easily make the argument the expertise Jana said was lacking at the board table has been added — in spades.”

“Agrium Proxy Fight A Wasted Effort,”

Deborah Yedlin, Calgary Herald, February 14, 2013.

“The company should benefit from both the agricultural knowledge both offer in addition to Everitt’s distribution experience on the dealer and equipment side; as well, Schmidt’s extensive knowledge of agriculture and retail operations – in addition to leading the transformation of Viterra into a leading global agricultural and food ingredients company.”

John Chu, CFA

AltaCorp, February 12, 2012

“While on the topic of corporate governance, we note that [Agrium] was ranked 25th out of several hundred in the 2012 Canadian Corporate Governance rankings. Out of four variables considered, [Agrium’s] board was either at or within one mark of the top ranking. The exception to this was board composition, which [Agrium] has now correctly addressed.

It’s interesting to note that none of the companies ranked ahead of [Agrium] on corporate governance have provided shareholders with a better five-year return, according to the Globe & Mail.”

Ben Isaacson, MBA, CFA

Scotiabank, February 21, 2013

Agrium has an outstanding Board with the right mix of skills, perspectives, experience, expertise and independence to oversee Agrium’s integrated strategy and safeguard the interests of all Agrium shareholders.

We urge shareholders to vote FOR the Agrium nominees on the WHITE form of proxy today.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

1.	JANA is committed to breaking up Agrium.

Despite what JANA would have you believe, this proxy fight is not about how many retail locations Agrium should have or whether Agrium’s Board has the right level of distribution experience. JANA’s goal, from day one, has been to break up Agrium into three small pieces. That was JANA’s plan when it first contacted Agrium, and it’s still their plan today.

Consider JANA’s own words:

•	On page 4 of JANA’s July 11, 2012 presentation to Agrium, the very first point they made was: “Agrium should promptly separate Retail as a standalone company”.

•	In a presentation dated October 1, 2012, on a slide titled “What Agrium Should Do Today,” JANA said: “Pursue a separation of Retail and Wholesale.”

•	On January 30, 2013, JANA CEO Barry Rosenstein confirmed that “breaking up the business” remains a central part of JANA’s agenda in an interview on BNN, Canada’s Business News Network.

JANA’s principal goal is the same as it’s always been: to break up Agrium.

2.	A break up would destroy shareholder value.

At the beginning of its campaign, JANA said Agrium was an undervalued conglomerate and that JANA’s proposed spin off of Agrium Retail would create $50 per share in value. It based that claim – and it would appear, its entire campaign – exclusively on the outlier views of only one out of 26 equity research analysts following Agrium at the time.

JANA’s original plan also envisioned the spin off of Agrium’s potash operations. In its July presentation, JANA assumed Agrium’s Potash business would be valued at an 11.25x EBITDA multiple, despite the fact that Agrium’s potash peers were trading in a range of 6x-8x EBITDA at the time. JANA offers no analysis to support this obvious value gap, other than to allude to the “strategic value” of Agrium’s Potash operations.

The facts are: JANA’s math simply doesn’t work and it has never provided a detailed or credible value creation analysis supporting a break up of Agrium.

While Agrium’s Board has evaluated the company’s corporate strategy and structure many times in the past, the Board has taken JANA’s concerns seriously. We immediately engaged an independent financial advisor and independent legal counsel to advise the independent directors of the Board on the value of a break up, along with JANA’s other demands. After an in-depth, two-month review, the independent directors concluded that JANA’s break-up plan and its other demands would destroy shareholder value and were contrary to the best interests of the company and its shareholders. The Board has reviewed each successive argument JANA has made and continues to be of the view that JANA’s demands would destroy value and are not in the best interests of Agrium and its shareholders.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

3.	JANA’s break up analysis is flawed and contrived – and its other ideas would also destroy shareholder value.

JANA has raised demands other than a break up of the company, but those ideas are also flawed and would destroy value by pushing the company’s long-standing continuous improvement initiatives to headline-grabbing, but value-destroying, extremes.

“	Jana has raised discussion points, albeit without specific knowledge of [Agrium] Retail in our view, and the burden is on Jana to justify why a change in course could be needed...”

Joel Jackson, P. Eng., CFA

BMO Nesbitt Burns, Inc., February 11, 2013

After failing for months to gain support for its break-up plan, JANA recently changed course and started arguing that Agrium is poorly managed and has underperformed. It re-branded its argument as the “5 Cs” and attacked Agrium on: “Conglomerate Structure, Capital Allocation, Costs, Controls, and Corporate Governance.”

Agrium has considered each of JANA’s “5 Cs” and gives each of them an “F”. Here’s why:

JANA is Clearly Wrong on Conglomerate Structure – Agrium is NOT a conglomerate

•	Agrium is a highly focused, integrated agricultural inputs company, not a conglomerate

•	Since initiating our integrated strategy, Agrium shares have generated a return of over 467%

•	A break-up would destroy rather than create value for shareholders

•	Retail is worth more as a part of Agrium and receives an EBITDA multiple of over 9x within Agrium

JANA is Contrary to the Facts on Capital Allocation

•	JANA had nothing to do with Agrium’s 2011 record earnings and strong cash flow

•	JANA had nothing to do with Agrium’s 2012 record earnings and record cash flow

•	JANA had nothing to do with Agrium’s return of capital to shareholders

•	Agrium began increasing its dividend in 2011 – well before JANA approached the company

•	These increases were consistent with the company’s long-stated plans to increase the dividend as earnings and cash flow from its more stable Retail business increased

•

Agrium, not JANA, skillfully structured its pending acquisition from Glencore of the agri-products business formerly operated by Viterra, allowing Agrium to return C$900 million to shareholders through a share repurchase

•	Agrium will continue to grow its dividend and return excess capital to shareholders

•

Agrium has created significant value through $4.5 billion of acquisitions at an average acquisition multiple below 6x EBITDA, including synergies, while receiving a value of over 9x EBITDA for Retail within Agrium

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

JANA is Confused on Costs

•	In the first half of 2012, before JANA, an independent global consultancy concluded that Agrium’s corporate general and administrative (G&A) expenses were in or near best quartile

•

Agrium Retail’s operating costs to gross profit ratio of 71%[3] is in line with the median of public distribution companies and has continued to decline as we reduce the cost structure of acquired companies, focus on continuous improvement, and leverage our operating network to capture synergies

•	JANA’s unspecified proposed cost cuts would require elimination of more than half of Agrium’s corporate G&A, which makes no sense and would imperil Agrium’s ability to manage its global operations

JANA is Careless with Facts on Controls

•	JANA has based its allegation that Agrium Retail is poorly managed on a flawed comparison it draws between Agrium Retail and UAP, a company Agrium acquired in 2008

•

JANA’s argument is that Agrium Retail and UAP are similar businesses and that Agrium does a poor job of managing working capital and optimizing its Retail network – all three of these points are demonstrably wrong

•	In fact, among other things, UAP had a different product mix than Agrium (e.g., it sold less fertilizer) that requires less working capital investment

•

Notwithstanding that fact, and contrary to what JANA told Agrium shareholders, Agrium Retail’s working capital levels for North America are actually lower than UAP’s were and our margins are approximately 300bps higher (i.e., 9% margins vs. 6% margins)

“Overall we believe management convincingly refuted many of Jana’s claims after digging into working capital concerns and addressing the need for geographic density...”

Jacob Bout, CFA

CIBC World Markets Inc., January 28, 2013

•	If Agrium ran Retail on the same basis as UAP in 2007, it would destroy over $2.5 billion of shareholder value

•	Our entire management team has a portion of compensation tied to management of working capital

•

In its misguided “outside-in” assessment of Retail’s facilities, JANA proposed massive facility closures based on naive “back-of-the-envelope calculations” which they claim show that Agrium’s facilities are “too close together”

(continued on next page)

[3]	Includes estimated allocation of Corporate G&A. Excluding Corporate G&A would result in an operating expense ratio for Retail of 69%.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

JANA is Careless with Facts on Controls, continued

•

JANA fails to consider important factors in rationalizing facilities, such as geography, the number and location of facilities owned by our competitors, the density and profitability of markets and the needs of growers

•	Agrium has proactively closed 255 carefully selected facilities, including 20% of its U.S. facilities

•	Retail’s state-of-the-art systems provide visibility down to the single-store level, allowing Agrium to make the right operating and closure decisions

•	In response to feedback from the equity research community, Agrium provided supplemental performance metrics for Agrium Retail; its disclosure is now best-in-class

JANA is Cavalier on Corporate Governance

After failing to obtain support for a break up and its other flawed ideas, and after failing to convince anyone that Agrium is poorly managed, JANA is now attacking Agrium’s corporate governance and asking: Why not add 1 or 2 of our guys to the Board?

•	“Why not?” – Because Agrium’s Board has done an extraordinary job. Since initiating its integrated strategy in 2005, Agrium has delivered a return to shareholders of 467%

•	“Why not?” – Because Retail is operating extremely well, has created tremendous value and remains committed to continuous improvement

•	“Why not?” – Because JANA’s real agenda has been to break up Agrium into three small pieces in an effort to see the pieces sold – this and its other ideas have always been flawed and wrong

•	“Why not?” – Because first-class, strong-performing companies do not put people on the Board who are committed to a flawed strategy

These and other points were discussed in detail during Agrium’s four and a half hour, 106-page presentation to sell-side analysts on January 28, 2013. A copy of this presentation is available at www.agrium.com.

The foregoing is not an exhaustive list of JANA’s flawed analyses and misleading claims. It is intended simply to say that shareholders should not trust either JANA or its analysis. JANA’s analysis is flawed and its ideas, if implemented, would destroy shareholder value.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

4.	JANA has been wrong before, and it is wrong now.

The following is a clear and recent example of a situation where JANA pressed for a break up and significant shareholder value was destroyed.

In December 2009, JANA announced it had acquired an ownership stake in TNT NV, an international express and domestic mail delivery services company based in the Netherlands. JANA successfully pressured TNT to break itself into two standalone businesses: TNT Express, the international express business, and PostNL, the Dutch mail business.

Since the break-up was announced in August 2010, the values of TNT Express and PostNL have declined by a combined total of 68%, compared to an increase in value of 28% for a composite of its peers (UPS, FedEx and Deutsche Post), and an increase of 5% for the AEX Index, a stock market index composed of Dutch companies that trade on Euronext Amsterdam.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

5.	By endorsing JANA’s analysis and helping to promote its break-up plan, JANA’s dissident nominees have jeopardized their credibility, objectivity and independence.

At least one of JANA’s dissident nominees, Mr. Bullock, has been involved in developing JANA’s analysis, and it appears that all of JANA’s dissident nominees have actively endorsed and promoted JANA’s analysis in investor meetings across Canada and the United States.

All of JANA’s nominees, other than JANA CEO Barry Rosenstein, have accepted JANA’s highly unusual and dubious incentive compensation plan4. By doing so, JANA’s dissident nominees have compromised their independence. Under this scheme, JANA will pay its dissident nominees a share of JANA’s profits when it sells its stake in Agrium over a relatively short time frame – i.e. less than 2  1/2 years from the date of Agrium’s 2013 Annual General Meeting. This creates a personal incentive for these nominees, if elected, to take actions without regard to the long-term best interests of the company and its shareholders other than JANA.

“Independence” means a director is independent of management, does not have a material relationship with the company and, except for director fees and share ownership, does not financially benefit from it. A material relationship is any relationship that could interfere with a director’s ability to exercise independent judgement or inhibit his or her ability to make difficult decisions about management and the business.

Canadian Coalition on Good Governance

“Building High Performance Boards”, March 2010

One has to question the intent, propriety and effect of these payments, particularly since Agrium directors already receive deferred equity-based compensation intended to reward long-term performance. After all, JANA isn’t paying its nominees for nothing.

Perhaps it has something to do with what Mr. Rosenstein told Agrium CEO Mike Wilson in February, when speaking of JANA’s nominees: “I want someone on the board I can work with.”

4 “Pursuant to each agreement, in the event that the Shareholder nominee is appointed or elected to the Board of Agrium, the Shareholder Nominee will receive a specified percentage of JANA’s net profits…above the closing price of the Shares on September 27, 2012…”, JANA Information Circular, November 18, 2012.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

6.	JANA’s story keeps changing and its claims ring hollow.

In his first call to Agrium CEO Mike Wilson in May 2012, JANA CEO Barry Rosenstein stressed that JANA was interested in a “private and constructive dialogue” with management. Agrium subsequently learned JANA had been promoting its break-up plan to Agrium’s shareholders and competitors, as well as private equity funds, arbitrageurs, hedge funds, and analysts.

Having agitated for months about the need, in JANA’s view, for Agrium to add more retail and distribution experience to its board, JANA is now saying that David Everitt and Mayo Schmidt lack the qualifications and independence to serve. This is nonsense – particularly as it comes from a group that has only one nominee with any agricultural retail or distribution experience, and because all of its nominees are party to JANA’s special “golden leash” incentive payments.

In January 2013, JANA CEO Barry Rosenstein suggested on national television that Agrium’s stock hit a 52-week high simply because JANA was “in Canada and walking around [last week],” while neglecting to mention that during that same week Agrium had significantly increased its earnings guidance on a strong fourth quarter outlook.

In February 2013, JANA agreed to appoint only one of its nominees and end its campaign, only to back out at the last minute. Once again, this called into question JANA’s conduct and credibility, but it begs another interesting question as well:

• Which four of its five nominees did JANA decide weren’t worth fighting for? •••••••••

More recently, in an attempt to promote its dissident slate, JANA has misrepresented the facts relating to Glencore’s acquisition of Viterra, implying that Mr. Schmidt received payments from Agrium. This is simply false. Mr. Schmidt received payments directly from Glencore and Viterra in relation to Glencore’s acquisition of Viterra. Agrium had no direct dealings with Viterra.

Glencore agreed to sell Viterra’s agri-products assets to Agrium after closing its deal with Viterra. This transaction is expected to close later this year. Mr. Schmidt did not receive and will not receive any monetary benefit from Agrium in relation to these transactions. JANA is misrepresenting the facts in an attempt to deceive Agrium shareholders.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

REASONS TO REJECT JANA’S DISSIDENT SLATE

The only constant in JANA’s story has been that its story keeps changing. As illustrated in the accompanying graphic, JANA’s constant game of “switcheroo” is further evidence that JANA’s analysis is flawed, its ideas have failed to gain traction with investors, and its claims cannot be trusted.

Between July 2012 and October 2012, JANA cut – by about half, from $34 to $15-$20 per share – the value it originally estimated could be created from a break up of Agrium. Then, in order to suggest its ideas would still create up to $50 per share and in order to preserve the appearance that it hadn’t lost the basis for its campaign, JANA claimed (without any evidence) it could more than double the value of the cost and capital cuts it envisioned for Agrium.

However, in November 2012, when JANA announced its Board nominees, it was careful to remove any reference to the $50 per share of total upside it had touted just seven weeks earlier.

In press releases and presentations published on January 23, 2013 and February 7, 2013, JANA removed all value creation analysis and did not present a specific view on the value that might be created by pursuing its ideas.

This begs some very simple questions:

•	Is JANA’s argument so fundamentally flawed it should be dismissed outright?

or,

•	Is it so totally contrived that nothing JANA says can be trusted?

•••••••••

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

CONCLUSION

The best way to preserve and enhance the value of your investment in Agrium is to vote the WHITE form of proxy today to elect Agrium’s nominees. JANA has failed to make a compelling case for change in Agrium’s business strategy or Board. What they have done is advocate for ill-conceived measures that would destroy shareholder value.

Remember, this is the group that wants to break up a highly successful $17 billion company based on one footnote citing one outlier target multiple from one equity research analyst.

We think you deserve better.

Your Board and management have proven we have what it takes to create value through the continued execution of Agrium’s integrated strategy.

STOP THE BREAK UP OF AGRIUM.

VOTE FOR THE AGRIUM NOMINEES.

VOTE THE WHITE FORM OF PROXY TODAY.

This document contains forward-looking statements and non-IFRS measures. Please refer to Section One: Legal Advisories in this Circular.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

VOTING INSTRUCTIONS

SHAREHOLDERS CAN SUPPORT AGRIUM BY VOTING THE WHITE FORM OF

PROXY FOR THE AGRIUM NOMINEES TODAY

TO BE COUNTED PROXIES MUST BE RECEIVED NO LATER THAN

11:00 A.M. (CALGARY TIME) ON APRIL 5, 2013

In order to ensure that your proxy is received in time for Agrium Inc.’s annual general meeting to be held on April 9, 2013, we recommend that you vote in the following ways as soon as possible.

REGISTERED SHAREHOLDERS

If you are a registered Shareholder (your share certificate is registered in your name):

•	INTERNET: Go to www.proxypush.ca/agu and follow the instructions. You will need your 12-digit control number, which is on your WHITE proxy form.

•

TELEPHONE: Call 1-866-229-5833 (toll-free in North America) from a touch-tone phone and follow the voice instructions. You will need your 12-digit control number which is noted on your WHITE proxy form. If you vote by telephone, you cannot appoint anyone other than the appointees named on your WHITE proxy form as your proxyholder.

•	FAX: Complete, sign and date your WHITE proxy form and send it by fax to CIBC Mellon at 1-866-781-3111 (toll-free in North America) or 1-416-368-2502 (outside North America).

•	MAIL: Complete, sign and date your WHITE proxy form and return it in the envelope provided.

NON-REGISTERED SHAREHOLDERS

If you are a non-registered Shareholder (your shares are held by a bank, broker or other intermediary), vote by following the instructions below and located on the voting instruction form provided by your bank or broker.

Canadian Beneficial Holders:

•	INTERNET: visit www.proxyvote.com and enter your 12 digit control number located on the enclosed WHITE voting instruction form; or

•	TELEPHONE: call 1-800-474-7493 and provide your 12 digit control number located on the enclosed WHITE voting instruction form; or

•	FAX: fax your WHITE voting instruction form to 905-507-7793 or toll free to 1-866-623-5305 in order to ensure that your vote is received before the deadline.

U.S. Beneficial Holders:

•	INTERNET: visit www.proxyvote.com and enter your 12 digit control number located on the enclosed WHITE voting instruction form; or

•	TELEPHONE: call 1-800-454-8683 and provide your 12 digit control number located on the enclosed WHITE voting instruction form; or

International Beneficial Holders:

Follow the instructions on your WHITE voting instruction form.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

NOTICE OF MEETING

The Annual General Meeting (the “Meeting”) of the holders of the common shares (the “Shareholders”) of Agrium Inc. (the “Corporation”) will be held on Tuesday, April 9, 2013, at the Sheraton Suites Calgary Eau Claire, 255 Barclay Parade S.W., Wildrose Centre & South Meeting Rooms, Calgary, Alberta at 11:00 a.m. (Calgary time) to:

1.	receive and consider our 2012 audited consolidated financial statements and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors for the 2013 financial year;

4.	consider and, if thought fit, approve, on a non-binding advisory basis, a resolution to accept the Corporation’s approach to executive compensation disclosed in the accompanying management proxy circular;

5.	consider and, if thought fit, approve a resolution to reconfirm, ratify and approve the Amended and Restated Shareholder Rights Plan of the Corporation; and

6.	transact such other business as may properly be brought before the Meeting or any adjournment or postponement.

Only Shareholders of record at the close of business on February 25, 2013, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement.

Your vote is important to us, regardless of the number of common shares held. Please vote today using only the WHITE proxy.

Proxies must be returned to Canadian Stock Transfer Company Inc., Administrative Agent for CIBC Mellon Trust Company, at CIBC Mellon Trust Company, c/o Canadian Stock Transfer Company Inc., Attention: Proxy Department, P.O. Box 721, Agincourt, ON M1S 0A1 so that they arrive by 11:00 a.m. (Calgary time) on Friday, April 5, 2013 or, if the Meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date at which the Meeting is reconvened. Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy. The Chair of the Meeting may waive or extend the proxy cut-off without notice.

Non-registered Shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting. For more information about registered Shareholders and non-registered Shareholders, please see “Section Two: Voting Matters — Proxies — Advice to Beneficial Holders of Securities” in the accompanying management proxy circular.

If you have any questions or need assistance to vote, please contact one of our proxy solicitation agents. Shareholders in Canada should contact CST Phoenix Advisors, by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States). Shareholders in the United States should contact Innisfree M&A Incorporated, by email at info@innisfreema.com or by telephone at 1-877-456-3442 (toll-free within Canada or the United States) or 1-412-232-3565 (for collect calls outside Canada and the United States).

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary

February 25, 2013

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

MANAGEMENT PROXY CIRCULAR

TABLE OF CONTENTS

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

MANAGEMENT PROXY CIRCULAR

This Circular solicits WHITE proxies for use at the Annual General Meeting, and any adjournment or postponement thereof (the “Meeting”), of the holders (the “Shareholders” or “you”) of the common shares (the “Common Shares”) of Agrium Inc. (the “Corporation”, “Agrium” or “we”) to be held on Tuesday, April 9, 2013, at the Sheraton Suites Calgary Eau Claire, 255 Barclay Parade S.W., Wildrose Centre & South Meeting Rooms, Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”).

SECTION ONE: LEGAL ADVISORIES

Forward-looking Statements Advisory

Certain statements and other information included in this management proxy circular (the “Circular”) constitute “forward-looking information” or “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this document other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: our positive outlook and ability to continue achieving record results and significant and sustainable value; the composition of our Board of Directors and its ability to oversee Agrium’s integrated strategy, safeguard the interests of all Agrium shareholders and preserve and enhance shareholder value; the feasibility, value and impact of JANA’s ideas and strategies for Agrium, including, without limitation, with respect to the breakup of Agrium, and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders, will destroy shareholder value, significantly impair Agrium’s profitability and damage Agrium’s ability to manage its global operations; the benefits, efficiencies and opportunities resulting from the integrated nature of our business; our estimate that separating Agrium’s Retail and Wholesale businesses would reduce the company’s borrowing capacity, at our existing credit ratings, by approximately $750 million; our estimate that if we were to run Retail on the same basis as UAP in 2007, it would destroy over $2.5 billion of shareholder value; the pending purchase of the former Viterra assets and the value to be derived therefrom including our expectation that the transaction will contribute approximately $100 million of EBITDA annually; our belief that we will continue to grow our dividend and return excess capital to shareholders; our confidence in our ability to continue creating significant shareholder value through the diligent execution of ongoing continuous improvement initiatives; our estimate that our integrated strategy will enable us to achieve higher potash operating rates in the future and that this is worth approximately $750 million of shareholder value; our 2015 financial and operational targets, including, without limitation, our targets for Retail EBITDA and return on capital employed; Agrium’s shareholder protection rights plan; Agrium’s new form of executive employment agreement; the Environmentally Smart Nitrogen expansion at New Madrid; and senior management succession matters. The purpose of the financial outlook included in this Circular is to assist readers in understanding our expected and targeted financial results and this information may not be appropriate for other purposes. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

The forward-looking statements included in this Circular are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. The key assumptions that have been made in connection with such forward-looking statements include, among other things: Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”) which section is incorporated herein by reference. The 2012 MD&A is available on the Canadian Securities Administrators’ SEDAR website at www.sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s website at www.sec.gov. Upon request, we will promptly provide a copy of the 2012 MD&A to an Agrium shareholder, free of charge.

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”, which sections are incorporated herein by reference. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this Circular as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

IFRS Advisory

Historical financial information relating to Agrium for periods beginning on or after January 1, 2010 presented and discussed in this Circular is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. All financial information relating to Agrium for periods prior to 2010 is prepared in accordance with previous Canadian generally accepted accounting principles in place prior to the adoption of IFRS. For more information about Agrium’s conversion to IFRS, please see note 30 of the Notes to the Consolidated Financial Statements as at and for the year ended December 31, 2011 available under Agrium’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Non-IFRS Financial Measures Advisory

We consider EBITDA to be a useful measure of performance because income tax jurisdictions and business units are not synonymous and we believe that allocation of income tax charges distorts the comparability of historical performance for the different business units. Similarly, financing and related interest charges cannot be allocated to all business units on a basis that is meaningful for comparison with other companies.

EBITDA is not a recognized measure under IFRS and our method of calculation may not be comparable to that of other companies. Similarly, EBITDA should not be used as an alternative to net earnings from continuing operations as determined in accordance with IFRS. Please refer to pages 50 to 51 of Agrium’s 2012 MD&A under the heading “Additional and Non-IFRS Financial Measures” for a reconciliation of EBITDA to consolidated net earnings from continuing operations for 2012 and 2011. For years prior to this, please refer to the applicable annual report for the reconciliation of EBIT/EBITDA to net earnings.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

SECTION TWO: VOTING MATTERS

MATTERS TO BE VOTED ON

You will be voting on the following items of business:

1.	Electing directors;

2.	Appointing auditors;

3.	Approving on an advisory basis our approach to executive compensation; and

4.	Reconfirming our amended and restated shareholder rights plan.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We had 149,429,215 Common Shares outstanding as of February 25, 2013 (the “Record Date”). Only Shareholders of record as of the close of business on the Record Date are entitled to attend and vote at the Meeting. At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions.

As of the Record Date, to our knowledge, there are no Shareholders that beneficially own, directly or indirectly, or control or direct, Common Shares carrying more than 10% of the votes attached to the Common Shares that may be voted at the Meeting.

Quorum

A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

This solicitation is made on behalf of the management of the Corporation. As well as the solicitation of WHITE proxies by the mailing of this Circular, directors, officers, employees and agents of the Corporation may solicit proxies personally, by telephone or by other means of communication. All costs of the solicitation and costs incurred in the preparation and mailing of the form of proxy (in the form accompanying this Circular), Notice of Meeting and this Circular will be borne by us.

CST Phoenix Advisors, a division of Canadian Stock Transfer Company Inc., and Innisfree M&A Incorporated have been retained by the Corporation as proxy solicitation agents in connection with the solicitation of proxies for the Meeting. For solicitation services provided by CST Phoenix Advisors, it will receive a fixed fee of Cdn. $250,000, plus disbursements and a telephone call fee. For solicitation services provided by Innisfree M&A Incorporated, it will receive a fixed fee of U.S. $250,000, plus disbursements and a telephone call fee. CST Phoenix Advisors and Innisfree M&A Incorporated will also receive additional fees from the Corporation for their other services. The contact information for both CST Phoenix Advisors and Innisfree M&A Incorporated is set out on the last page of this Circular. Agrium may cause a soliciting dealer group to be formed, and pay customary fees for such services.

STOP THE BREAK UP OF AGRIUM – VOTE FOR THE AGRIUM NOMINEES ON THE WHITE FORM OF PROXY TODAY

For more information, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 or email

inquiries@phoenixadvisorscst.com; U.S. shareholders should contact Innisfree at 1-877-456-3442 or email info@innisfreema.com

Solicitation of Proxies

Those Shareholders who wish to be represented at the Meeting by proxy must ensure that their WHITE proxy is returned to Canadian Stock Transfer Company Inc., Administrative Agent for CIBC Mellon Trust Company, at CIBC Mellon Trust Company, c/o Canadian Stock Transfer Company Inc., Attention: Proxy Department, P.O. Box 721, Agincourt, ON M1S 0A1 so that it arrives by 11:00 a.m. (Calgary time) on Friday, April 5, 2013 or, if the Meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date at which the Meeting is reconvened. Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy. The Chair of the Meeting may waive or extend the proxy cut-off without notice.

Non-registered Shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting. For more information about registered Shareholders and non-registered Shareholders, please see “Section Two: Voting Matters — Proxies — Advice to Beneficial Holders of Securities”.

The persons named in the enclosed proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space provided in the proxy and strike out the other names, or complete and submit another appropriate form of proxy, and in either case deposit such proxy with the Corporation at the place and within the time specified above for the deposit of proxies.

If you have any questions or need assistance to vote, please contact one of our proxy solicitation agents. Shareholders in Canada should contact CST Phoenix Advisors, by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States). Shareholders in the United States should contact Innisfree M&A Incorporated, by email at info@innisfreema.com or by telephone at 1-877-456-3442 (toll-free within Canada or the United States) or 1-412-232-3565 for collect calls outside Canada and the United States).

Revocability of Proxy

You may revoke a submitted proxy at any time prior to its use. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof, and deposited at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time so that it arrives by 11:00 a.m. (Calgary time) on Friday, April 5, 2013 or, if the Meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date at which the Meeting is reconvened. If you are a non-registered Shareholder, please contact your nominee for instructions on how to revoke your voting instructions. See “Section Two: Voting Matters —Proxies — Advice to Beneficial Holders of Securities”.

Exercise of Discretion by Proxy

The persons named in the enclosed proxy must vote or withhold from voting in accordance with your instructions on the proxy. If you do not provide instructions in your proxy, the persons named in the enclosed proxy will vote your Common Shares FOR the matters to be acted on at the Meeting. The persons named in the enclosed proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meeting is or is not routine and whether or not the

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amendment, variation or other matter that comes before the Meeting is contested. The persons named in the enclosed proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, the Corporation did not know of any such amendment, variation or other matter.

Advice to Beneficial Holders of Securities

In many cases, Shareholders are “beneficial Shareholders” who are non-registered Shareholders and who hold their Common Shares through a bank, trust company, securities broker, clearing agency or other nominee. Common Shares held in the name of a nominee can only be voted upon the instructions of the beneficial Shareholder. Without specific instructions, nominees are prohibited from voting Common Shares on behalf of beneficial Shareholders.

Nominees are required to seek voting instructions from beneficial Shareholders in advance of the Meeting. Every nominee has its own procedures which should be carefully followed by beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. If you are a beneficial Shareholder, please contact your nominee for instructions in this regard.

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SECTION THREE: MATTERS TO BE ACTED UPON AT THE MEETING

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the year ended December 31, 2012 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements form part of our 2012 Annual Report. Copies of the 2012 Annual Report may be obtained from the Corporate Secretary upon request and will be available at the Meeting. The full text of the 2012 Annual Report is available on our web site at www.agrium.com and has been filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml, and with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

ELECTION OF DIRECTORS

Our articles require us to have between three and fifteen directors on our Board of Directors (the “Board”). Subject to our articles, the Board is entitled to determine the number of its directors from time to time.

Our nominees for election as directors are set out below. Each is currently a member of the Board and is standing for re-election. If elected, each will serve until the earlier of our next annual meeting or until his or her successor is elected or appointed.

David C. Everitt	A. Anne McLellan
Russell K. Girling	Derek G. Pannell
Susan A. Henry	Frank W. Proto
Russell J. Horner	Mayo M. Schmidt
David J. Lesar	Michael M. Wilson
John E. Lowe	Victor J. Zaleschuk

Agrium’s Board has a proven track record of effective corporate governance and value creation. Including our two new directors, Messrs. Everitt and Schmidt, we believe we have an outstanding group of directors with the right mix of skills, perspectives, experience and expertise to continue to oversee Agrium’s strategy and the continued creation of shareholder value.

See “Section Four: About Agrium’s Nominees” for information relating to each of the directors nominated by Agrium.

The enclosed proxy permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees. Unless instructed otherwise, persons named in the enclosed proxy will vote FOR the election of all of our nominees as directors.

Majority Voting Policy

Under Agrium’s Directors Majority Voting Policy, in an uncontested election of directors, if a director does not receive the support of a majority of the votes cast at the annual meeting of shareholders in his or her favour, that director will tender his or her resignation to the Board Chair, to be effective upon acceptance by the Board. The Corporate Governance & Nominating Committee will expeditiously consider the director’s offer to resign and make a recommendation to the Board whether to accept it. The Board will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance & Nominating Committee at which the resignation is

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considered. This policy has been codified in the Corporate Governance Guidelines which can be found on our web site under “Governance” at www.agrium.com. This policy does not apply in circumstances involving contested director elections.

The Corporation will file on SEDAR at www.sedar.com a report that discloses the outcome of the vote for each matter voted upon at the Meeting and issue a press release regarding all items of business conducted at the Meeting including the detailed results of the vote for the election of directors.

At the 2012 Annual General Meeting, an average of 99.40% of votes were cast FOR our eleven nominees for election as directors and an average of 0.60% of votes cast were WITHHELD from our eleven nominees for election as directors. For the number and percentage of votes cast FOR and WITHHELD from each individual director at the 2012 Annual General Meeting see the voting results filed on SEDAR at www.sedar.com.

APPOINTMENT OF AUDITORS

The Board unanimously recommends that the Shareholders vote FOR the re-appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting.

KPMG LLP have been our auditors since 1993. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the resolution to re-appoint KPMG LLP as our auditors.

External Audit Service Fees (By Category)

The Audit Committee has implemented a Pre-Approval Policy for Audit and Non-Audit Services for the pre-approval of services performed by our auditors. The objective of the Policy is to specify the scope of services permitted to be performed by our auditors and to ensure that the independence of our auditors is not compromised through engaging them for other services. Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and quarterly reviews whether these services affect KPMG LLP’s independence. All services performed by our auditors in 2012 complied with the Pre-Approval Policy for Audit and Non-Audit Services, and professional standards and securities regulations governing auditor independence. The following table sets out the fees billed to us by KPMG LLP for professional services in each of the years ended December 31, 2012 and 2011. During these years, KPMG LLP were our only external auditors.

	Year Ended December 31,
Category	2012 (Cdn. $)	2011 (Cdn. $)
Audit Fees(1)	$4,377,000	$4,690,000
Audit-Related Fees(2)	$12,000	Nil
Tax Fees(3)	$316,000	$633,000
All Other Fees	Nil	Nil

Total	$4,705,000	$5,323,000

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of the Corporation’s financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For professional services rendered by KPMG LLP for specified audit procedures regarding financial assurances issued to certain government agencies, and services which are reasonably related to the performance of the audit of Agrium’s financial statements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning with respect to Canadian, U.S. and international jurisdictions; review of tax filings; assistance with the preparation of tax filings; tax advice relating to potential asset and business acquisitions/combinations; and other tax planning, compliance, and transaction services.

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ADVISORY VOTE ON EXECUTIVE COMPENSATION

The underlying principle for executive pay throughout the Corporation is “pay-for-performance”. We believe that this philosophy achieves the goal of attracting and retaining excellent employees and executive officers, while rewarding demonstrated behaviours that reinforce the Corporation’s values and help to deliver on its corporate objectives. A detailed discussion of our executive compensation program is provided in “Section Six: Compensation Governance — Our Compensation Governance”, “Executive Compensation Discussion & Analysis” and “2012 Executive Compensation”.

The Board believes that it is essential for the Shareholders to be well informed of the Corporation’s approach to executive compensation and considers a non-binding advisory vote on executive compensation to be an important part of the ongoing process of engagement between the Shareholders and the Board. Accordingly, the Board has determined to again provide Shareholders with the opportunity to vote FOR or AGAINST our approach to executive compensation through the following resolution:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders accept the approach to executive compensation disclosed in the management proxy circular delivered in advance of the 2013 annual general meeting of the Shareholders of the Corporation.”

This resolution conforms to the form of resolution recommended by the Canadian Coalition for Good Governance and is in the same form as our “Say on Pay” resolution approved by Shareholders by more than 96% of votes cast at the 2012 Annual General Meeting. As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation.

The Board unanimously recommends that the Shareholders vote FOR the approach to executive compensation as described in this Circular. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the approach to executive compensation as described in this Circular.

APPROVAL OF SHAREHOLDER RIGHTS PLAN

Introduction

A rights plan is a common mechanism used by public companies to encourage the fair and equal treatment of all shareholders in the face of a take-over initiative, and to give the Board more time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate by the Board in the circumstances.

Under a rights plan, rights to purchase common shares are issued to all shareholders. At first, the rights are not exercisable. However, if a person or group proceeds with a take-over bid for 20% or more of the target company’s shares that does not meet the “permitted bid” criteria set forth in the plan and the rights plan is triggered, the rights (other than those owned by the acquiring person and its joint actors) become exercisable for shares at half the market price at the time of exercise, causing substantial dilution and making the take-over bid uneconomical.

The Corporation’s Rights Plan

The Corporation first implemented a shareholder protection rights plan with Shareholder approval in 1995. In accordance with its terms, the rights plan was reconfirmed, amended and restated by the Shareholders in 1998, 2001, 2004, 2007 and 2010. The Board has determined that it is in the best interests of the Corporation to continue the rights plan for another three-year term, and has approved an amended and restated shareholder protection rights plan (the “2013 Rights Plan”) to be presented to Shareholders for reconfirmation at the

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Meeting. A summary of the terms and conditions of the 2013 Rights Plan is set out in Schedule “D” to this Circular and the text of the Shareholders’ resolution to reconfirm, ratify and approve the 2013 Rights Plan (the “Rights Plan Resolution”) is set out below under the heading “Confirmation by Shareholders”.

The Corporation has reviewed the 2013 Rights Plan for conformity with current practices of Canadian companies with respect to shareholder protection rights plans. The Corporation believes that the 2013 Rights Plan preserves the fair treatment of Shareholders, is consistent with current best Canadian corporate governance practices and addresses institutional investor guidelines. There have been few changes to Canadian rights plan provisions since the 2010 rights plan of the Corporation (the “2010 Rights Plan”) was approved and the 2013 Rights Plan contains substantially the same terms and conditions as the 2010 Rights Plan, aside from housekeeping changes and certain other changes identified in Schedule “D” to this Circular that conform the 2013 Rights Plan to current best Canadian corporate governance practices and that conform with institutional investor requirements.

The 2013 Rights Plan was not adopted in response to or in anticipation of any pending or threatened take-over bid.

The 2013 Rights Plan does not reduce the duty of the Board to act honestly, in good faith and in the best interests of the Corporation, and to act on that basis if any offer is made.

The 2013 Rights Plan is not intended to and will not entrench the Board. The 2013 Rights Plan does not interfere with the legal rights of Shareholders to change the Board through proxy voting mechanisms, does not create dilution unless the 2013 Rights Plan is triggered and does not change the way in which Common Shares trade.

Purpose of the 2013 Rights Plan

The objectives of the 2013 Rights Plan are to encourage the fair treatment of all Shareholders in connection with any initiative to acquire control of the Corporation, to ensure, to the extent possible, that the Shareholders and the Board have adequate time to consider and evaluate any unsolicited take-over bid made for all or a portion of the outstanding shares of the Corporation and that the Board has adequate time to identify, develop and negotiate value-enhancing alternatives, as appropriate, to any unsolicited take-over bid made for all or a portion of the outstanding shares of the Corporation.

Take-over bids may be discriminatory or coercive and may be initiated at a time when the board of directors of the target company needs more time than the minimum period (35 days) that a take-over bid must remain open under Canadian securities laws to prepare an adequate response. Accordingly, take-overs do not always result in shareholders receiving fair or equal treatment or full or maximum value for their investment. Specifically, the purpose of the 2013 Rights Plan is to address the following concerns that are widely held to be inherent in the provisions of current securities laws governing take-over bids in Canada:

(a) Time

Many believe that the 35-day minimum bid period allowed by Canadian securities laws is not enough time for the board of directors of the target company to evaluate a take-over bid, explore, develop and pursue alternatives which it believes may be preferable to the take-over bid or which could maximize Shareholder value, and make reasoned recommendations to the Shareholders. Under the 2013 Rights Plan, a permitted bid must remain open for a longer period (60 days after the offer date of the bid) than the statutory minimum (35 days), and then for another 10 business days following public announcement that more than 50% of the outstanding shares held by independent shareholders (as defined in the 2013 Rights Plan) have been deposited or tendered and not withdrawn for purchase by the bidder.

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(b) Pressure to Tender

Shareholders may feel pressure to tender to a take-over bid that they think is inadequate because otherwise, they might be left with minority shares that are hard to sell or discounted. This is of particular concern in circumstances where the bidder can gain a control position without acquiring all of the shares, by making a partial bid for less than all of the shares, or by waiving a minimum tender condition. Under the 2013 Rights Plan, a permitted bid must remain open for another 10 business days after the expiry of the minimum take-over bid period following public announcement that more than 50% of the outstanding shares held by independent shareholders have been deposited or tendered and not withdrawn for purchase by the bidder. This permits a Shareholder to accept the bid after a majority of the independent shareholders have decided to accept the bid, and lessens concern about undue pressure to tender to the bid.

(c) Unequal Treatment of Shareholders

Under Canadian securities laws, a bidder can gain control or effective control of the Corporation without paying full value, without obtaining Shareholder approval and without treating all of the Shareholders equally. For example, a bidder could acquire blocks of shares by private agreement from one or a small group of Shareholders at a premium to market price which is not shared with the other Shareholders. In addition, a person could slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control or effective control without paying a control premium or without sharing of any control premium among all Shareholders fairly. These are generally known as creeping bids. Under the 2013 Rights Plan, in order to meet the permitted bid criteria, any person or group offering to acquire 20% or more of the Corporation’s shares must make the offer to all Shareholders on the books of the Corporation.

Effect of the 2013 Rights Plan

The 2013 Rights Plan is not intended to and will not prevent take-over bids that are equal or fair to Shareholders. For example, Shareholders may tender to a bid that meets the “permitted bid” criteria set out in the 2013 Rights Plan without triggering the 2013 Rights Plan, even if the Board does not feel the bid is acceptable. Even in the context of a bid that does not meet the “permitted bid” criteria, the Board must consider every bid made, and must act in all circumstances honestly and in good faith with a view to the best interests of the Corporation.

Furthermore, any person or group that wish to make a take-over bid for the Corporation may negotiate with the Board to have the 2013 Rights Plan waived or terminated, subject in both cases to the terms of the 2013 Rights Plan, or may apply to a securities commission or court to have the 2013 Rights Plan terminated. Both of these approaches provide the Board with more time and control over the process to enhance Shareholder value, lessen the pressure upon Shareholders to tender to a bid and encourage the fair and equal treatment of all independent shareholders in the context of an acquisition of control.

Confirmation by Shareholders

If the Rights Plan Resolution is approved at the Meeting, the Amended and Restated Shareholder Rights Plan Agreement between the Corporation and CIBC Mellon Trust Company, as rights agent, (the “Rights Agent”) will take effect. If the Rights Plan Resolution is not approved at the Meeting, the 2010 Rights Plan and the outstanding rights will terminate, and the 2013 Rights Plan will not take effect. The Board reserves the right to alter any terms of or not to proceed with the 2013 Rights Plan at any time prior to the Meeting in the event that the Board determines, in light of subsequent developments, that to do so is in the best interests of the Corporation and its Shareholders.

Shareholders will be asked at the Meeting to consider, and, if deemed advisable, to adopt the following resolution to reconfirm, ratify and approve the 2013 Rights Plan:

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“RESOLVED THAT:

1.	the shareholder protection rights plan of the Corporation be continued, and the Amended and Restated Shareholder Rights Plan Agreement dated as of April 9, 2013 between the Corporation and CIBC Mellon Trust Company, as rights agent (the “2013 Rights Plan”), which amends and restates the Shareholder Rights Plan Agreement dated as of May 12, 2010 between the Corporation and CIBC Mellon Trust Company, as rights agent, and which confirms shareholder protection rights to holders of Common Shares that are outstanding at the Record Time (as defined in the 2013 Rights Plan) on the terms set out in the 2013 Rights Plan, and continues the issuance of the Rights thereafter to holders of newly issued Common Shares until the termination or expiration of the 2013 Rights Plan, be and is hereby reconfirmed, ratified and approved; and

2.	any officer of the Corporation is authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

Recommendation of the Board

The Board has concluded that the 2013 Rights Plan is in the best interests of the Corporation and Shareholders. Accordingly, the Board unanimously recommends that the Shareholders ratify, confirm and approve the 2013 Rights Plan by voting FOR the Rights Plan Resolution at the Meeting. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the Rights Plan Resolution.

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SECTION FOUR: ABOUT AGRIUM’S NOMINEES

All of our nominees proposed for election to the Board are currently directors of the Corporation. We believe that each nominee will be able to continue to serve as a director. If, for any reason, any nominee is unavailable to serve, the persons named in the enclosed proxy will be able to vote in their discretion for any substitute nominee or nominees.

Name	Principal Occupation and Biography

Mr. David C. Everitt

B.Sc. (Engineering)

Age: 60

Residence: Marco Island, Florida, U.S.A.

Director since February 10, 2013

PRIMARY AREAS OF EXPERIENCE:

•   Retail

•   Distribution

•   Agricultural

•   Industrial/Manufacturing

•   Engineering

•   International

•   Mergers & Acquisitions

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Everitt is the former President, Agriculture and Turf Division — North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor and Turf Products of Deere & Company. Mr. Everitt served as President of Deere’s Ag Division from 2001 until his retirement in September 2012. During that time, he led significant growth in overseas markets as well as streamlining the North American and European distribution footprint. Since joining Deere & Company in 1975, Mr. Everitt held a variety of management positions in the areas of industrial engineering, production engineering, mechanical services and sales throughout the company. Mr. Everitt also serves on the Board of the National Business Aviation Association located in Washington, D.C.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  Harsco Corporation, a worldwide industrial company (NYSE)

•  Brunswick Corporation, a worldwide manufacturing company (NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee

Corporate Governance & Nominating Committee

Mr. Russell K. Girling

B. Comm., M.B.A. (Finance)

Age: 50

Residence: Calgary, Alberta, Canada

Director since May 9, 2006

PRIMARY AREAS OF EXPERIENCE:

•  Distribution

•  Energy

•  Finance

•  International

•  Mergers & Acquisitions

OCCUPATION: President and Chief Executive Officer of TransCanada Corporation.

BIOGRAPHY: Mr. Girling is a Director and the President and Chief Executive Officer of TransCanada Corporation, a diversified energy and pipeline company (having been appointed in July 2010), and the former Chief Operating Officer of TransCanada Corporation. Mr. Girling is a former Chairman of the Interstate Natural Gas Association of America (INGAA) and the Natural Gas Council (NGC), and a former director of the Canadian Energy Pipeline Association (CEPA). Mr. Girling is the former Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., (the general partner of TC Pipelines, L.P. (a pipeline limited partnership)), a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.), and a former director of Bruce Power Inc. (a nuclear power company). Mr. Girling was previously President, Pipelines, of TransCanada Corporation, President of TransCanada Gas Services, a division of TransCanada Corporation, Executive Vice President, Power of TransCanada Energy, and Executive Vice President, Corporate Development and Chief Financial Officer of TransCanada Corporation. Mr. Girling is also a former director of the Alberta Children’s Hospital Fund.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  TransCanada Corporation, a diversified energy and pipeline company (TSX, NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee

Environment, Health, Safety & Security Committee

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Name	Principal Occupation and Biography

Dr. Susan A. Henry

B.Sc. (Zoology), Ph.D. (Genetics)

Age: 66

Residence: Ithaca, New York, U.S.A.

Director since September 27, 2001

PRIMARY AREAS OF EXPERIENCE:

• Academic

• Agricultural/Chemical

• Research & Development

• Environment, Health & Safety

OCCUPATION: Professor of Molecular Biology and Genetics and Dean Emerita of the College of Agriculture and Life Sciences at Cornell University.

BIOGRAPHY: Dr. Henry is a Professor of Molecular Biology and Genetics and Dean Emerita of the College of Agriculture and Life Sciences at Cornell University. Dr. Henry previously served as Dean of the Mellon College of Science at Carnegie Mellon University in Pittsburgh, PA. She is a Fellow of the American Association for the Advancement of Science since 1994, a Fellow of the American Academy of Microbiology since 1993, and is a member of the New York Governor’s Food Policy Council. Dr. Henry previously served on the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, and as past Chair of the National Institute of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• Seneca Foods Corporation, a food processing company (NASDAQ)

• Tompkins Financial Corporation, a financial holding company (NYSE—AMEX)

CURRENT COMMITTEE MEMBERSHIPS:

Corporate Governance & Nominating Committee

Human Resources & Compensation Committee

Mr. Russell J. Horner

B.Sc. (Chem)

Age: 63

Residence: Vancouver, British Columbia, Canada

Director since September 29, 2004

PRIMARY AREAS OF EXPERIENCE:

• Industrial/Manufacturing

• Distribution

• Mergers & Acquisitions

• International

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Horner is the former President and Chief Executive Officer of Catalyst Paper Corporation (a forest products and paper company), a former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company), and a former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is a former Board member of the Pulp and Paper Research Institute of Canada, a former member of the Board of Directors of the World Wildlife Fund Canada, and a former member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• None

CURRENT COMMITTEE MEMBERSHIPS:

Corporate Governance & Nominating Committee (Chair)

Human Resources & Compensation Committee

Special Committee

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Name	Principal Occupation and Biography

Mr. David J. Lesar

B.Sc., M.B.A., C.P.A.

Age: 59

Residence: Dubai, United Arab Emirates and Houston, Texas, U.S.A.

Director since May 12, 2010

PRIMARY AREAS OF EXPERIENCE:

• Energy

• Distribution

• Industrial/Manufacturing

• Mergers & Acquisitions

• International

• Environment, Health & Safety

• Research & Development

OCCUPATION: President and Chief Executive Officer of Halliburton Company.

BIOGRAPHY: Mr. Lesar is, and has been since 2000, the Chairman of the Board of Directors and President and Chief Executive Officer of Halliburton Company (a global oilfield service company). Mr. Lesar serves on the Board of Directors of the American Petroleum Institute, and is a former director of Lyondell Chemical Company (a chemical manufacturing company) and Mirant Corporation (a power company).

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• Halliburton Company, a global oilfield service company (NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee

Environment, Health, Safety & Security Committee

Mr. John E. Lowe

B.Sc. (Finance & Accounting)

Age: 54

Residence: Houston, Texas, U.S.A.

Director since May 12, 2010

PRIMARY AREAS OF EXPERIENCE:

• Energy

• Industrial/Manufacturing

• Distribution

• International

• Mergers & Acquisitions

• Finance

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Lowe is currently Special Executive Advisor at Tudor, Pickering, Holt & Co. after having been Assistant to the Chief Executive Officer of ConocoPhillips (an integrated energy company) from October 2008 to April 2012, Executive Vice President of Exploration & Production from September 2007 to October 2008, Executive Vice President of Commercial from April 2006 to September 2007, Executive Vice President of Planning, Strategy and Corporate Affairs from August 2002 to April 2006, and has held various executive and managerial positions with ConocoPhillips for more than 25 years. He is currently a director of Phillips 66 Company (a petroleum company). He is a former director of DCP Midstream, LLC (a midstream energy company), DCP Midstream Partners L.P. (a midstream energy partnership), and Chevron Phillips Chemical Co. LLC (a global petrochemicals company). Mr. Lowe is a member of the Board of Trustees for the Houston Museum of Natural Science, a member of the Kelce Business School of Pittsburgh State Advisory Board, and a member of the Katy ISD Foundation Board. Mr. Lowe is also a former member of the Texas Children’s Hospital West Campus Advisory Council, and a former director of the National Association of Manufacturers.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• Phillips 66, a petroleum company (NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee (Chair)

Human Resources & Compensation Committee

Special Committee

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Name	Principal Occupation and Biography

Ms. Anne McLellan

B.A., LL.B., LL.M.

Age: 62

Residence: Edmonton, Alberta, Canada

Director since September 28, 2006

PRIMARY AREAS OF EXPERIENCE:

•  Government Relations

•  International

•  Compensation

•  Environment, Health & Safety

OCCUPATION: Corporate Director.

BIOGRAPHY: Ms. McLellan is Counsel to Bennett Jones LLP and is the Distinguished Scholar in Residence at the Institute for United States Policy Studies at the University of Alberta. Ms. McLellan is a director of the Edmonton Regional Airports Authority, a director of Canadian Business for Social Responsibility (CBSR), a member of the TD Securities Energy Advisory Board and a member of various charitable and community boards. Ms. McLellan is a former four-term Member of Parliament for Edmonton Centre from October 25, 1993 — January 23, 2006. She served as Deputy Prime Minister from December 2003 to January 2006 and throughout her career has held numerous ministerial posts, including Minister of Natural Resources, Minister of Justice and Attorney General, Minister of Health and the First Minister of Public Safety and Emergency Preparedness. Before her political career. Ms. McLellan taught law at the Universities of New Brunswick and Alberta. Ms. McLellan holds a Bachelor of Arts and a Bachelor of Laws degree from Dalhousie University and a Masters of Law degree from King’s College, University of London.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  Nexen Inc., an energy company (TSX, NYSE)

•  Cameco Corporation, a uranium company (TSX, NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee

Environment, Health, Safety & Security Committee (Chair)

Mr. Derek G. Pannell

B.Sc. (Engineering), P. Eng., FCAE

Age: 66

Residence: Bathurst, New Brunswick, Canada

Director since February 27, 2008

PRIMARY AREAS OF EXPERIENCE:

•  Distribution

•  Industrial/Manufacturing

•  Mining

•  Mergers & Acquisitions

•  International

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Pannell is Board Chair of Brookfield Infrastructure Partners Limited and Acting Chairman of African Barrick Gold plc. He is a former Managing Partner of Brookfield Asset Management Inc. (an asset management company) and a former director of Major Drilling Group International Inc. (a metals and minerals drilling service company). He was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited from 2001 to August 2006 and Vice President, Operations of Compaia Minera Antamina from 1998 to 2001. Mr. Pannell is a graduate of Imperial College in London, England and the Royal School of Mines, London, England (ARSM) and an engineer registered in Quebec and Peru.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  Brookfield Infrastructure Partners Limited, the general partner of Brookfield Infrastructure Partners L.P., an infrastructure asset operating company (NYSE)

•  African Barrick Gold plc, a mining company (LSE)

CURRENT COMMITTEE MEMBERSHIPS:

Human Resources & Compensation Committee (Chair)

Environment, Health, Safety & Security Committee

Special Committee

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Name	Principal Occupation and Biography

Mr. Frank W. Proto

B.A. (Economics)

Age: 70

Residence: Regina, Saskatchewan, Canada

Director since March 1, 1993

PRIMARY AREAS OF EXPERIENCE:

• Retail

• Distribution

• Agricultural/Chemical

• Energy/Mining

• Industrial/Manufacturing

• International

• Mergers & Acquisitions

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Proto is Board Chair of Nelson Group Inc. (an investment company), and a director of MLTC Resource Development Inc. (a First Nations resource development company owned by the Meadow Lake Tribal Council). Mr. Proto was also a director of First Calgary Petroleums Ltd. (an oil and gas company) from April 2008 to December 2008, when it was sold and ceased to be a reporting issuer. Mr. Proto is a former Chair of the Petroleum Technology Research Centre at the University of Regina, a former Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company), and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of each of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• None

CURRENT COMMITTEE MEMBERSHIPS:

Audit Committee

Human Resources & Compensation Committee

Special Committee

Mr. Mayo M. Schmidt

B. Business Admin

Age: 55

Residence: Las Vegas, Nevada, U.S.A.

Director since February 10, 2013

PRIMARY AREAS OF EXPERIENCE:

• Agricultural/Chemical

• Retail

• Distribution

• International

• Mergers & Acquisitions

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Schmidt was the President and Chief Executive Officer of Viterra Inc. from 2000 until 2012. Mr. Schmidt is an active participant in business and industry organizations. He is a member of the Canadian Council of Chief Executive Officers, a member of Washburn University’s Board of Trustees and the Lincoln Society, and a contributor to Harvard University’s Private and Public, Scientific, Academic and Consumer Food Policy Group. He also serves on the Board of Directors of the Global Transportation Hub Authority.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

• None

CURRENT COMMITTEE MEMBERSHIPS:

Environment, Health, Safety & Security Committee

Human Resources & Compensation Committee

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Name	Principal Occupation and Biography

Mr. Michael M. Wilson

B.Sc. (Chem)

Age: 61

Residence: Bragg Creek, Alberta, Canada

Director since October 1, 2003

PRIMARY AREAS OF EXPERIENCE:

•   Agricultural/Chemical

•   Retail

•   Distribution

•   Industrial/Manufacturing

•   Mergers & Acquisitions

•   International

OCCUPATION: President and Chief Executive Officer of Agrium.

BIOGRAPHY: Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Mr. Wilson is a director of Celestica Inc. (a technology company), a director of Finning International Inc. (the world’s largest Caterpillar dealer), a director and Board Chair of Canpotex Limited (a potash export company), a director (and former Board Chair) of the International Plant Nutrition Institute (IPNI), a director of The Fertilizer Institute (TFI), a director of Alberta Economic Development Authority (AEDA), a member of the Board of the Canadian Council of Chief Executive Officers and Chair of the Calgary Prostate Cancer Foundation. Prior to joining the Corporation, between 1994 and 2000, Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol, from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  Finning International Inc., the world’s largest Caterpillar dealer (TSX)

•  Celestica Inc., a technology company (TSX, NYSE)

Current Committee Memberships:

Mr. Wilson is not a member of any of the Committees of the Board of Directors, but regularly attends the open sessions of all Committee meetings.

Mr. Victor J. Zaleschuk

B.Comm., CA

Age: 69

Residence: Calgary, Alberta, Canada

Director since October 3, 2002

PRIMARY AREAS OF EXPERIENCE:

•   Industrial/Manufacturing

•   Mergers & Acquisitions

•   International

•   Finance

OCCUPATION: Corporate Director.

BIOGRAPHY: Mr. Zaleschuk is the Board Chair of the Corporation and of Cameco Corporation. Mr. Zaleschuk is also a former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

CURRENT PUBLIC COMPANY DIRECTORSHIPS:

•  Nexen Inc., an energy company (TSX, NYSE)

•  Cameco Corporation, a uranium company (TSX, NYSE)

CURRENT COMMITTEE MEMBERSHIPS:

Corporate Governance & Nominating Committee

Special Committee (ex officio member)

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All directors have held the principal occupation identified above for not less than five years except as follows:

•

Mr. Everitt prior to September 2012 was the President of Deere & Company’s Agriculture and Turf Division — North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor & Turf Products;

•

Mr. Girling prior to July 2010 was the Chief Operating Officer of TransCanada Corporation, prior to March 2010 was the Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., the general partner of TC Pipelines, L.P., and prior to July 2009 was President, Pipelines, of TransCanada Corporation;

•	Dr. Henry prior to July 2010 was the Dean of the College of Agriculture and Life Sciences at Cornell University in Ithaca, New York;

•	Mr. Lowe prior to October 2008 was Executive Vice President of Exploration & Production, and prior to September 2007 was Executive Vice President of Commercial of ConocoPhillips;

•	Mr. Pannell prior to July 2010 was a Managing Partner of Brookfield Asset Management Inc.; and

•	Mr. Schmidt prior to December 2012 was President and Chief Executive Officer of Viterra Inc.

Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the provisions of the Canada Business Corporations Act.

The attendance of directors at Board and Committee meetings, the compensation paid to directors, the equity held in the Corporation by each of the directors, the Board composition (including the independence of the directors), and director succession planning are disclosed under “Section Five: Corporate Governance” in this Circular.

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SECTION FIVE: CORPORATE GOVERNANCE

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OUR CORPORATE GOVERNANCE

Agrium has been consistently recognized for excellence in corporate governance. Our Board and management are committed to the continuous improvement of our governance practices. The governance tone starts at the top of our organization and is based on uncompromising integrity and ethical standards. Directors, officers and employees are expected to comply with Agrium’s corporate governance systems and principles of conduct that have been engrained into our business operations. Agrium’s governance practices comply with, and often exceed, the requirements of the policies and guidelines of the Canadian securities regulators.

The Board has adopted the following policies and practices to protect Agrium’s interests and to align our directors’ and executives’ interests with those of the Shareholders:

Directors’ Mandatory Equity Ownership

All non-executive (independent) directors are expected to maintain a meaningful equity ownership in the Corporation in order to align their interests with those of Shareholders.

Under our Corporate Governance Guidelines, non-executive directors are required to maintain equity ownership of a value equal to approximately five times the value of his or her annual cash retainer within five years from the date of initial appointment or election to the Board. In 2012, each director (other than Messrs. Everitt and Schmidt who were appointed to the Board in February 2013) increased their equity ownership in the Corporation compared to the prior year.

Under our Corporate Governance Guidelines, non-executive directors can satisfy their equity ownership requirement through ownership of Common Shares and/or Deferred Share Units (“DSUs”). If a non-executive director has not yet met the minimum mandatory equity ownership requirements, 50% of their annual retainer will be paid in cash and the remaining 50% of their annual retainer will be paid in DSUs. If a non-executive director has satisfied the minimum mandatory equity ownership requirements, the director is entitled to receive between 50% and 75% of such director’s total annual retainer in cash. The CG&N Committee is responsible for annually reviewing the equity ownership of directors.

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The following table sets out the equity ownership interest in the Corporation (including any changes since the date of our 2012 Management Information Circular) for each of our independent directors who are nominees for election to the Board. All directors are in compliance with the Corporation’s equity ownership guidelines:

Director Equity Ownership Interests

	Directors’ Equity Ownership Interest and Changes Therein						Ownership Guideline Compliance(2)	Directors’ Equity Amount (U.S. $)(3)	Equity Multiple of Annual Cash Retainer(4)
	Equity Ownership as at March 23, 2012(1)		Equity Ownership as at February 25, 2013		Net Change in Equity Ownership
Director	Common Shares	DSUs	Common Shares	DSUs	Common Shares	DSUs
Everitt(5)	N/A	N/A	2,500	N/A	2,500	N/A	✓	$251,825	N/A	(5)
Girling	6,000	19,187	6,000	21,814	0	2,627	✓	$2,801,704	35.02
Henry	100	50,796	100	53,750	0	2,954	✓	$5,424,311	67.80
Horner	1,000	21,337	1,000	22,260	0	923	✓	$2,342,980	19.52
Lesar	1,500	4,619	1,500	7,085	0	2,466	✓	$864,767	10.81
Lowe	100	4,712	100	7,426	0	2,714	✓	$758,094	9.48
McLellan	200	14,075	200	15,725	0	1,650	✓	$1,604,125	20.05
Pannell	1,000	10,903	2,500	12,188	1,500	1,285	✓	$1,479,522	18.49
Proto	8,300	36,221	8,300	37,482	0	1,261	✓	$4,611,621	18.08
Schmidt(5)	N/A	N/A	1,500	N/A	1,500	N/A	✓	$151,095	N/A	(5)
Zaleschuk	2,000	27,715	2,000	31,698	0	3,983	✓	$3,394,400	28.29
Total	20,200	189,565	25,700	209,428	5,500	19,863	✓	$23,684,444	—

Notes:

(1) As disclosed in the Corporation’s 2012 Management Proxy Circular, Messrs. Everitt and Schmidt were appointed to the Board in February 2013 and accordingly the information is not applicable.

(2)    Under the Corporate Governance Guidelines, the value of equity ownership for the purposes of assessing compliance with the director equity ownership requirement is determined by reference to the higher of the original Common Share (or DSU) purchase/issuance price and the value of the Common Share (or DSU) at the time of determining compliance with the Corporate Governance Guidelines.

(3)    Directors’ Equity Amount is shown as at February 25, 2013, and is determined by reference to the higher of the original Common Share (or DSU) purchase/issuance price and the market value (determined by reference to the closing price on February 25, 2013 of Common Shares on the New York Stock Exchange of U.S. $100.73) of the Common Shares and DSUs owned by the director.

(4)    The Equity Multiple of Annual Cash Retainer is calculated by dividing the Directors’ Equity Amount by the amount of the annual retainer that each respective director actually receives in cash on account of his or her annual retainer.

(5)    Messrs. Everitt and Schmidt were appointed to the Board in February 2013 and were precluded from acquiring any equity interest due to the Corporation’s first quarter financial blackout period which prohibits trading in securities by the Corporation’s insiders. On February 25, 2013, when the blackout period ended, Messrs. Everitt and Schmidt acquired Common Shares. DSUs have not been granted in 2013.

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Executive Officers’ Mandatory Share Ownership

All executive officers are expected to maintain a meaningful equity ownership in the Corporation in order to align their interests with those of Shareholders. Our Corporate Governance Guidelines set out the mandatory equity ownership requirements that must be maintained by each executive officer as follows:

	Executive Level	Approximate Multiple of Base Salary Total Equity Ownership
	Chief Executive Officer	Four times
	Executive Vice Presidents	Two times
	President, Retail & President, Wholesale	Two times
	Other Senior Vice Presidents and Vice Presidents	One time

At least 50% of the mandatory equity ownership requirement must be satisfied through the ownership of Common Shares and the remainder through ownership of Common Shares and/or Performance Share Units (“PSUs”). Before February 25, 2009, there was no minimum Common Share requirement and the mandatory equity ownership requirement could be satisfied solely by ownership of PSUs. Executive officers must now achieve the mandatory equity ownership requirement, including with respect to the 50% Common Share component, within five years from the time of hire or promotion into the relevant executive position, except that individuals holding executive positions with the Corporation as of January 1, 2009 must achieve the 50% Common Share component by December 31, 2014.

The level of ownership required under the Corporate Governance Guidelines can be achieved by direct purchase of Common Shares, through the exercise of Stock Options previously granted pursuant to the Stock Option Plan, and through the grant of PSUs pursuant to the PSU Plans. The following table sets out each of the Named Executive Officer’s (“NEOs”) equity ownership interest in the Corporation as of February 25, 2013. All NEOs are in compliance with the Corporation’s equity ownership guidelines:

Officer	Total Mandatory Equity Ownership Requirement (multiple of base salary)	Equity Ownership as at February 25, 2013		NEOs’ “Equity-at-Risk”(2)		Total Equity Requirement Met	Total Common Share Requirement Met
		Common Shares (#)	PSUs (#)	Total Equity Amount(1) (U.S. $)	Multiple of Salary
M.M.Wilson	Four times	173,910	97,723	$27,361,592	18.88	✓	✓
S.G.Dyer	Two times	5,020	13,648	$ 1,880,428	4.00	✓	✓
R.L.Gearheard	Two times	42,192	16,029	$ 5,864,601	11.40	✓	✓
L.O’Donoghue	Two times	19,417	16,541	$ 3,622,049	6.34	✓	✓
B.G.Waterman	Two times	44,500	17,028	$ 6,197,715	9.99	✓	✓
R.A. Wilkinson	Two times	16,150	16,203	$ 3,258,918	5.97	✓	✓

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Notes:

(1)    Stock Options and SARs held by NEOs do not count towards the mandatory equity requirement under our Corporate Governance Guidelines and are therefore excluded. See “Section Six: Compensation Governance — 2012 Executive Compensation — Long Term Incentive Plan Awards” for details regarding the Stock Options and SARs held by NEOs as of December 31, 2012.

(2)    Amount of “Equity-at-Risk” is shown as at February 25, 2013, and is determined by reference to the higher of the original Common Share (or PSU) purchase/issuance price and the market value of the Common Shares on February 25, 2013 (determined by reference to the closing price on February 25, 2013 of Common Shares on the New York Stock Exchange of U.S. $100.73).

Reimbursement of Compensation	Agrium has implemented an Executive Compensation Clawback Policy concerning awards made under the Corporation’s annual and long term incentive plans. This policy permits the Board to require executive officers to reimburse all or a portion of such incentive compensation in certain situations where the Board determines it is in the Corporation’s best interest to do so.
Prohibition on Hedging and Equity Monetization The Securities Trading and Reporting Policy is available at www.agrium.com under “Governance”.	The Corporation’s Securities Trading and Reporting Policy prohibits directors and officers from engaging in trading or entering into arrangements involving derivative instruments, securities or other arrangements designed to hedge or offset decreases in the market value of Agrium securities held by them. Agrium believes that such arrangements would reduce the risk of equity ownership by directors and officers and thereby negate the alignment of interests of directors and officers with those of Shareholders.
Code of Business Conduct and Ethics The Code of Business Conduct and Ethics is available at www.agrium.com under “Governance”.

Agrium is committed to maintaining the highest standard of legal and ethical conduct in all of its activities. Agrium’s directors, officers and other employees are required to comply with the Code of Business Conduct and Ethics (the “Code”), which sets out their commitment to (i) comply with all applicable laws, (ii) act in the best interest of the Corporation, (iii) treat customers, suppliers and others fairly and honestly, (iv) provide a safe, orderly and tolerant work environment and act with respect, cooperation and dignity toward fellow employees, (v) serve the interests of our Shareholders with integrity and loyalty, (vi) ensure our work is sensitive to the Corporation’s commitment to environmental stewardship, and (vii) report violations of law or policies through appropriate channels. All senior executives, as well as other employees, annually certify compliance with the Code which is monitored by the Board and the CG&N Committee.

Among other things, the Code prohibits all directors, officers and other employees with knowledge of material non-public information from buying, selling or otherwise trading in the Corporation’s securities or from conveying material non-public information to other persons who may use it for trading purposes.

See “Section Five: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for more information regarding the Code of Business Conduct and Ethics.

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Securities Trading and Reporting Policy The Securities Trading and Reporting Policy is available at www.agrium.com under “Governance”.

Agrium’s Securities Trading and Reporting Policy aims to help safeguard against insider trading and to protect employees from allegations of insider trading by:

(i) mandating the confidential treatment of non-public corporate information, including restrictions on access to, and transmission of, such information;

(ii) restricting the trading activities of directors, officers and other employees who may know, or be presumed to know, material non-public information, including requiring all restricted persons to pre-clear trades in Agrium securities with Agrium’s Legal Department and imposing standard blackout periods corresponding to the preparation of the Corporation’s financial statements during which trading in Agrium’s securities is prohibited; and

(iii) requiring directors, officers and other employees to notify the Corporation’s Legal Department of details of any trades once completed.

Option Granting Policy	Agrium has implemented an Option Granting Policy that promotes consistent and efficient administration of Stock Options and SARs, including (i) the procedure for annual grants, (ii) the procedure for one-off grants under the President’s Award Program, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.
Written Position Descriptions The Terms of Reference are available at www.agrium.com under “Governance”.	Agrium has developed written position descriptions for the Board Chair, the Chair of each Committee of the Board, the directors and the Chief Executive Officer.
Corporate Governance	The Board and management are committed to corporate governance and have been consistently recognized for excellence in this respect. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. See “Section Five: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for a detailed description of our corporate governance practices.

Enterprise Risk Management

In the normal course, our business activities expose us to risk. The acceptance of certain risks is both necessary and advantageous in order to achieve our growth targets and our vision. Our decision-making process focuses on achieving long term benefits to increase Shareholder value while at the same time ensuring that all potential risks are considered and mitigated.

Through Agrium’s structured Enterprise Risk Management (“ERM”) process, our senior management, business units and corporate functions seek to identify and manage all risks facing the business. Once identified, risks and related mitigation strategies are evaluated, documented, and reviewed on an evergreen basis, with a formal review and sign-off quarterly. Many of these risks cross business units and corporate functions. In these cases, the

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aggregate risk to Agrium is considered and an overall corporate risk is recorded. Additional mitigation strategies are developed by the senior leadership team for implementation where residual risk is considered to be unacceptably high. Residual risk represents the remaining risk after taking into account existing mitigation strategies.

At Agrium, we believe that good risk management is critical to successful execution of strategy. Our risk governance structure involves the following key components:

Board of Directors

•	Oversees the development by management of Agrium’s ERM, directly and through Board Committees; and

•

Is responsible for understanding the material risks of the business and the related mitigation strategies, and taking reasonable steps to ensure that management has an effective risk management structure in place.

Individual Committees of the Board

•	Oversee specific risks relevant to their respective areas. For example:

•	the Audit Committee is responsible for monitoring financial risk management;

•	the CG&N Committee is responsible for taking the Corporation’s risk profile into account when planning Board composition and succession;

•	the HR&C Committee is responsible for assessing potential risks that could arise in connection with our compensation policies and programs; and

•	the EHS&S Committee is responsible for monitoring the process for managing environmental, health, safety and security risks.

Further details about the responsibilities, powers and operation of the Committees of the Board, including in the area of risk management, are provided in “Section Five: Corporate Governance — Committees of the Board of Directors”.

Management

•

Subject to the oversight exercised by the Board pursuant to the ERM process, risks that are unique to our separate strategic business units are managed by the Presidents of those business units and their teams; and

•	Functional risks are managed by the Corporate Functional Heads and their teams.

Chief Risk Officer

•	Agrium’s Chief Risk Officer (“CRO”) is responsible for maintaining an effective ERM process. The CRO:

•

monitors current developments in risk management practices, drives improvements in Agrium’s risk management philosophy, program and policies, and champions development of a best practice risk management culture;

•	reports quarterly to the Board and senior management on all significant risks including new or increased risks resulting from changes in operations or external factors;

•	conducts an annual review with the Board of Directors and senior management of the ERM process and material; and

•	holds an annual in camera session with the Board with respect to the ERM process and the risks facing the business.

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Governance Functions

•

Agrium maintains several risk governance functions which contribute to our overall control environment, including Internal Audit, Corporate EHS&S, and the Internal Control and Disclosure Compliance team.

Compensation Risk

In addition to the corporate risk management strategies outlined above, we have adopted a number of specific strategies to mitigate the potential risks that could arise in connection with our compensation policies and programs. Further details about managing compensation risk are provided at “Section Six: Compensation Governance — Compensation Risk”.

Corporate Governance Guidelines and Framework

Our Corporate Governance Guidelines and our corporate governance framework including the Board and Committee Charters, Terms of Reference (for our individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer), Board and Chief Executive Officer Evaluation Processes, Board and Management Succession Processes, our Strategic Planning Process and our Code of Business Conduct and Ethics, collectively provide a structure of authority and accountability to enable the Board and management to make timely and effective decisions that promote Shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency. The stewardship of the Corporation is primarily the responsibility of the Board and the four Committees of the Board, which work closely with the Chief Executive Officer whose primary responsibility is the executive leadership and operational management of the Corporation. Our CG&N Committee has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our corporate governance framework, as described above, includes:

•	a summary of our Board Charter;

•	our shareholder engagement and communications practices;

•	expectations of our directors and responsibilities of our Board Chair;

•	access to independent directors and the Audit Committee;

•	a summary of our Chief Executive Officer Terms of Reference; and

•	a summary of our Code of Business Conduct and Ethics.

Our directors, officers, and other employees are required to comply with our Code of Business Conduct and Ethics. Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) annually certify compliance with the Code which is monitored by the Board and the CG&N Committee. Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and must be disclosed in compliance with applicable law and regulatory requirements.

We also have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns. We also have a toll free Compliance Hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by an independent third party service provider, and calls are answered by Communications Specialists who are trained in handling calls of a sensitive nature. Hotline complaints are

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reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Audit Committee of Agrium Inc.” Any such envelope shall be delivered unopened to the Chair of the Audit Committee.

The full text of our current Corporate Governance Guidelines, Board and Committee Charters, Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer), Code of Business Conduct and Ethics, and Audit Committee Whistleblower Procedures are available on our web site under “Governance” at www.agrium.com. Our Code of Business Conduct and Ethics has been filed on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7610, by email at investor@agrium.com, or by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary.

OUR BOARD

The Board is responsible for the stewardship of Agrium, for ensuring effective leadership, and for providing oversight in several key areas, including leadership and succession planning, risk management and corporate governance, compliance and disclosure.

Composition of the Board and Independence

Our articles require us to have between three and fifteen directors on our Board. Subject to our articles, the Board is entitled to determine the number of directors from time to time.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly, which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgement.

Agrium is a public company and our Common Shares are listed on the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE). We are therefore subject to the CSA Rules and the NYSE Listing Standards that apply to Agrium as a foreign private issuer registered with the Securities and Exchange Commission (SEC) in the U.S. The Board has determined that all of the directors and the proposed nominees, with the exception of Mr. Wilson, are “independent” for the purposes of Agrium’s Corporate Governance Guidelines and the CSA Rules. The Board has further determined that all of the directors and the proposed nominees, with the exception of Mr. Wilson, are “independent” for the purposes of the NYSE Listing Standards.

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Independence Status of Director Nominees
Name	Management	Independent	Not Independent	Reason for Non-Independent Status
David C. Everitt		✓
Russell K. Girling		✓
Susan A. Henry		✓
Russell J. Horner		✓
David J. Lesar		✓
John E. Lowe		✓
A. Anne McLellan		✓
Derek G. Pannell		✓
Frank W. Proto		✓
Mayo M. Schmidt		✓
Michael M. Wilson	✓		✓	Mr. Wilson is President & Chief Executive Officer
Victor J. Zaleschuk		✓

In determining that each director other than Mr. Wilson is independent and does not have any material relationship with the Corporation, either directly or indirectly, which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgement, the Board has affirmatively determined that each such director:

•

is not and has not been within the past three years an employee or executive officer (and no immediate family member of the director is or has been within the past three years an executive officer of) the Corporation;

•

has not received (and no immediate family member of the director has received) more than Cdn. $75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any 12-month period within the past three years;

•

is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time);

•

is not and has not been within the past three years (and no immediate family member of the director is or has been within the past three years) employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or has served on that other company’s compensation committee; and

•

is not and has not been an executive officer or an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1,000,000 or 2% of such other entity’s consolidated gross revenues.

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In addition to the foregoing criteria, in determining that each director who is a member of the Audit Committee is independent for purposes of meeting the enhanced independence standards applicable to Audit Committee members, the Board has affirmatively determined that each such director who is a member of the Audit Committee:

•

has not received directly or indirectly (and no immediate family member of the director has received) any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries;

•

has not received any compensation for acting as a member of the Audit Committee other than remuneration for acting in his or her capacity as a member other than director fees, which may be received in cash, stock options, or other in-kind consideration ordinarily available to directors, as well as all of the other regular benefits that the directors may receive;

•	is not an affiliated entity of the Corporation or any of its subsidiary entities;

•

has not received any consulting, advisory or other compensatory fee by an entity in which such individual is a partner, member, an officer (such as a managing director occupying a comparable position) or executive officer, and which provides accounting, consulting, legal, investment banking or financial advisory services to the Corporation or any subsidiary entity of the Corporation; and

•

does not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to serve effectively on the Audit Committee and discloses such determination in the Management Proxy Circular.

In order to assist the Board in making its determinations with respect to the independence of its members, new directors complete, and all directors annually complete, a detailed disclosure questionnaire which includes inquiries regarding any direct or indirect business or financial relationships or interest in transactions between the Corporation and each director, any direct or indirect business or financial relationships or interest in transactions that may exist between the Corporation and other organizations in which our directors have a direct or indirect interest, and each director’s shareholdings and equity-based interests in the Corporation. This questionnaire is supplemented by internal inquiries and interviews. This information is reviewed by the Board at least annually and on an ongoing basis as appropriate in light of applicable factual circumstances in order to permit the Board to make its independence determinations.

In addition, each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics, which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.

Mr. Wilson is the President & Chief Executive Officer of the Corporation and is not independent.

Mr. Zaleschuk and Ms. McLellan are members of the boards of directors of each of Nexen Inc., a global energy company, and Cameco Corporation, the world’s largest uranium producer. They both serve on Nexen Inc.‘s finance committee and health, safety, environment and social responsibility committee. They do not serve on any of the same committees at Agrium or Cameco Corporation. Our Board has determined that there is no material business relationship between the Corporation and either of Nexen Inc. or Cameco Corporation, nothing to suggest a degree of inter-related interests that might be detrimental to Mr. Zaleschuk’s and Ms. McLellan’s independence, and that the directorships with the Corporation, Nexen Inc. and Cameco Corporation held by Mr. Zaleschuk and Ms. McLellan do not affect their independence. The Board has further determined that there does not exist on the Board an excessive number of Board or Board Committee interlocks.

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All of the Corporation’s directors, with the exception of Mr. Wilson, are unrelated. Moreover, none of the directors of the Corporation receive any material compensatory payment from Agrium by virtue of their affiliation with an entity which provides services or has business dealings with Agrium.

Board and Committee Attendance

During 2012, the Board and Committees held the following number of meetings:

	Number of Meetings Held During 2012		Number of In Camera Sessions Held During 2012
Board Meetings (5 regularly scheduled and 6 special)	11	(1)	11
Audit Committee	7		7
Corporate Governance & Nominating Committee	3		3
Human Resources & Compensation Committee	4		3
Environment, Health, Safety & Security Committee	4		4
Special Committee(2)	4		1

Notes:

(1)	In September of each year, the Board holds a two-day off-site Board Strategy Session, which is regarded as a single meeting for the purposes of Board attendance.

(2)	On July 13, 2012, a Special Committee of the Board was established for the purpose of assessing and examining communications delivered by Shareholders and initiatives to enhance Shareholder value (the “Special Committee”). The Special Committee of the Board is comprised of the following independent members of the Board: Messrs. Horner, Lowe, Pannell, Proto, and Zaleschuk (ex officio member).

Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and it is the practice of our Board Committees to meet in camera with only the independent Board members present at each Committee meeting held. The Board Chair and Committee Chair, as applicable, preside over such in camera sessions and inform management of any issues that arise during such meetings and any actions required to be taken.

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During 2012, the directors’ attendance at Board and Committee meetings was as follows:

	Board Meetings		Committee Meetings		Total Meetings
Director	Number	%	Number	%	%
Cunningham(1)(2)	9 of 11	82%	2 of 3 CG&N	67%	78%
			1 of 2 HR&C	50%
			2 of 2 EHS&S	100%
Girling(2)(3)	11 of 11	100%	7 of 7 Audit	100%	100%
			2 of 2 HR&C	100%
			2 of 2 EHS&S	100%
Henry(2)(4)	11 of 11	100%	3 of 3 CG&N	100%	100%
			2 of 2 EHS&S	100%
			2 of 2 HR&C	100%
Horner(5)	11 of 11	100%	3 of 3 CG&N (Chair)	100%	100%
			2 of 2 EHS&S	100%
			4 of 4 HR&C	100%
			4 of 4 Special Committee	100%
Lesar(2)	10 of 11	91%	6 of 7 Audit	86%	86%
			3 of 4 EHS&S	75%
Lowe(6)	11 of 11	100%	7 of 7 Audit (Chair)	100%	100%
			2 of 2 CG&N	100%
			4 of 4 Special Committee	100%
			2 of 2 HR&C	100%
McLellan	10 of 11	91%	7 of 7 Audit	100%	95%
			4 of 4 EHS&S (Chair)	100%
Pannell	11 of 11	100%	4 of 4 EHS&S	100%	100%
			4 of 4 HR&C (Chair)	100%
			4 of 4 Special Committee	100%
Proto(7)	11 of 11	100%	2 of 2 CG&N	100%	100%
			4 of 4 Special Committee (Chair)	100%
			3 of 3 Audit	100%
			2 of 2 HR&C	100%
Zaleschuk(8)	11 of 11	100%	4 of 4 Audit	100%	100%
			2 of 2 HR&C	100%
			4 of 4 Special Committee	100%
			1 of 1 CG&N	100%
Wilson(9)	11 of 11	100%	N/A	N/A	100%

Notes:

(1)	Dr. Cunningham was appointed a member of the EHS&S Committee on May 11, 2012 and concurrently ceased to be a member of the HR&C Committee.

(2)	Each of Messrs. Cunningham, Girling and Lesar and Dr. Henry and Ms. McLellan also attended one meeting of the Special Committee held in December 2012.

(3)	Mr. Girling was appointed a member of the EHS&S Committee on May 11, 2012 and concurrently ceased to be a member of the HR&C Committee.

(4)	Dr. Henry was appointed a member of the HR&C Committee on May 11, 2012 and concurrently ceased to be a member of the EHS&S Committee.

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(5)	Mr. Horner ceased to be a member of the EHS&S Committee on May 11, 2012.

(6)	Mr. Lowe was appointed a member of the HR&C Committee on May 11, 2012 and concurrently ceased to be a member of the CG&N Committee.

(7)	Mr. Proto was appointed a member of the HR&C and Audit Committees on May 11, 2012 and concurrently ceased to be a member of the CG&N Committee.

(8)	Mr. Zaleschuk was appointed Chair of the Board and a member of the CG&N Committee on May 11, 2012 and concurrently ceased to be a member of the Audit and HR&C Committees.

(9)	Mr. Wilson is not a member of any Committee, but attended all Committee meetings (other than meetings of the Special Committee and in camera sessions of the independent directors held at all regularly scheduled Board and Committee meetings).

Board Orientation and Continuing Education

The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, the Corporate Governance Guidelines, our Code of Business Conduct and Ethics, as well as extensive information relating to the Corporation and our industry. Prior to joining the Board, new directors are provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures.

Each new director attends a comprehensive orientation at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Directors’ Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. New directors are encouraged to attend all Committee meetings, irrespective of their membership, to assist them in enhancing their understanding of the functions of each Committee. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors have the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss matters of interest.

Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information. The CG&N Committee, in consultation with the Chief Executive Officer and the Board Chair, also develops and maintains an evergreen list of continuing education topics which is periodically discussed with the Board members. This list includes topics of interest relating to the Corporation’s businesses, operations and strategy, regulatory developments, compliance initiatives, as well as international geopolitical and economic reviews.

Mr. Girling and Ms. McLellan have completed the Directors’ Education Program developed by the Institute of Corporate Directors (ICD) and the Joseph L. Rotman School of Management, University of Toronto.

In 2012, educational sessions offered to Board members included a presentation on executive compensation and corporate governance by our external compensation consultant, presentations specific to agribusiness presented by investment professionals, political and economic updates on international agribusiness markets, site visits to certain Agrium facilities, and numerous internal presentations and updates on a broad range of topics relating to our industry, businesses, operations and practices, including recent developments and emerging trends in corporate governance and executive compensation practices.

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In 2011, the Board also adopted formal external continuing education guidelines for our directors pursuant to which the Board explicitly encourages, and the Corporation provides funding for, the directors to attend external forums, conferences and education programs in order to maintain and update their knowledge of our industry, its regulatory environment, and other topical areas of interest to enhance their continuing development as directors and stewards of the Corporation.

The following table lists our continuing education sessions that our directors attended in 2012:

Date	Topic	Presented/Hosted By	Attended By
February 22, 2012	Womens Diversity Initiatives	Stella Cosby, Senior Director, Total Rewards	HR&C Committee Members
May 11, 2012	North American Natural Gas Review	Bruce Waterman, Executive Vice President and Chief Strategy Development & Investment Officer	Directors, Officers
August 1, 2012	Agronomy & Research Center Tour, St. Louis	Monsanto	Directors
August 1, 2012	Site Tour of CPS Retail Facility – Bowling Green, Missouri	Richard Gearheard, Senior Vice President, and President, Retail	Directors
August 2, 2012	Working Capital Seasonality and Cyclicality	Fred Thun, Vice President & Corporate Controller	Audit Committee Members
August 2, 2012	Current Trends in Executive Compensation	Towers Watson	HR&C Committee Members
September 20, 2012	State of Global Agriculture	Richard Downey, Vice President Investor/Corporate Relations	Directors, Officers
September 20, 2012	Acquisition / Transaction Structures	Patrick Freeman, Vice President Corporate Development & Strategy	Directors, Officers
September 20, 2012	Retail Precision Agricultural Services	Tom Warner, Vice President, Retail Distribution	Directors, Officers
October 26, 2012	Idaho Historic Mine Sites and Conda Phosphate Operations Tour	Agrium EHS&S Staff	Derek Pannell, Russell Horner, and Anne McLellan
December 13, 2012	Asset Retirement Obligations and Environment Remediation Liabilities	Fred Thun, Vice President & Corporate Controller	Audit Committee Members
December 14, 2012	D&O Liability Insurance Program	Angela Lekatsas, Vice President & Treasurer	Directors, Officers

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Board Performance Evaluation

The CG&N Committee typically conducts an annual evaluation of our Board, the Board Chair, each of the Board Committees, and each of the Committee Chairs, usually with the assistance of an external corporate governance expert. The methodology generally includes the following components:

Component	Description
Corporate Governance Review	A review is conducted of our corporate governance documents, current literature, and recent developments and trends indicated by corporate governance organizations and institutional investors.
Interviews	Confidential, in-depth, and candid interviews are conducted by the Board Chair and/or the consultant with each of the directors and certain members of senior management.
Director Questionnaires	Tailored questionnaires are sometimes completed by the directors with confidential responses provided directly to the Board Chair and/or the consultant.
Data Analysis and Preparation of Report	The data and feedback provided pursuant to the evaluation process is reviewed and assessed. A written report, based on the data analysis and feedback from the directors and senior management, is compiled and presented to the Board Chair, the CG&N Committee Chair and the Chief Executive Officer for review.
Presentation of Findings and Recommendations to the Board	The final report is discussed by the CG&N Committee, provided to each of the Committees for their review, and then reviewed with the full Board of Directors.

An evaluation of the Board, the Board Chair, each of the Board Committees, the Committee Chairs, and individual directors was conducted in 2012 under the leadership of the Board Chair and the CG&N Committee Chair, with the assistance of an external corporate governance consultant who conducted interviews with each of the directors and certain members of senior management. The results of the evaluation were presented to the CG&N Committee and each of the Committees reviewed and discussed the results of their respective Committee and Committee Chair evaluations. The full Board of Directors reviewed and discussed the evaluation results, and offered suggestions in areas which could enhance the Board’s efficiency and effectiveness. The external consultant reported to the Board that the feedback from the evaluation was exceedingly positive, and that senior management as well as the directors considered the effectiveness of the Board to be very high. The Board Chair separately assesses individual director performance, which will generally involve dialogue with an external corporate governance consultant and discussions by the Board Chair with each of the directors.

Board Succession Planning and Director Recruitment

The CG&N Committee is responsible for implementing Agrium’s Board Succession Planning and Director Recruitment Program. This includes responsibility for, among other things, developing and recommending to the Board the skills and characteristics required for Board membership, in light of Agrium’s strategic direction, opportunities and risks and having regard to the most recently conducted Board performance evaluation, recruiting suitable potential Board members, and recommending to the Board for its approval potential nominees for election at annual shareholders’ meetings.

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Consistent with this mandate, the CG&N Committee maintains and evaluates, at least annually, a detailed board matrix, as set forth below, which describes each of the nominees’ experience, qualifications, competencies and skills, with a view to ensuring that the Board, as a whole, continues to possess the capabilities necessary to oversee the business and operations of the Corporation:

Name	Agricultural/ Chemical	Retail	Distribution	Industrial / Manufacturing	Engineering / Operations	Energy/Mining	International	Mergers & Acquisitions	finance	Compensation	Environment, Health & Safety	Government Relations	Research & Development	Risk Management	Former / Current Chief Executive Officer
Everitt	✓	✓	✓	✓	✓		✓	✓	✓					✓
Girling			✓			✓	✓	✓	✓	✓	✓	✓		✓	✓
Henry	✓						✓			✓	✓		✓	✓
Horner			✓	✓	✓		✓	✓		✓	✓	✓	✓	✓	✓
Lesar			✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Lowe			✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
McLellan						✓	✓			✓	✓	✓		✓
Pannell			✓	✓	✓	✓	✓	✓		✓	✓			✓	✓
Proto	✓	✓	✓	✓		✓	✓	✓		✓	✓	✓	✓	✓	✓
Schmidt	✓	✓	✓	✓			✓	✓	✓	✓	✓			✓	✓
Wilson	✓	✓	✓	✓	✓		✓	✓		✓	✓		✓	✓	✓
Zaleschuk				✓	✓	✓	✓	✓	✓	✓	✓			✓	✓
Total	5	4	9	9	7	7	12	10	6	11	11	6	6	12	8

The CG&N Committee also maintains a list of potential Board candidates for future consideration comprised of people the Committee feels would be appropriate to join the Board.

Board Chair Succession Planning

Mr. Frank Proto, who will reach the mandatory retirement age of 72 in May 2014, stepped down as Board Chair (while remaining as a member of the Board) after the 2012 Annual Meeting of Shareholders. The Board, on recommendation of the CG&N Committee following an inclusive, transparent and objective succession plan that started in 2011, approved the appointment of Mr. Victor Zaleschuk as Board Chair following the 2012 Annual Meeting of Shareholders.

Mandatory Director Retirement

We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 72 years.

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COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four Standing Committees: the Audit Committee, the Corporate Governance & Nominating Committee, the Human Resources & Compensation Committee, and the Environment, Health, Safety & Security Committee. Committee membership is reviewed annually by the Corporate Governance & Nominating Committee and the Board of Directors. Members of each of the Board’s Standing Committees will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the respective Committee’s mandate. See “Section Five: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for information about sending confidential communications to the Audit Committee.

Audit Committee

Members	J. E. Lowe (Chair) A. A. McLellan	R. K. Girling F. W. Proto	D. J. Lesar D. C. Everitt
Charter The Audit Committee Charter is available at www.agrium.com under “Governance”.

The mandate, procedure and composition requirements of the Audit Committee are set out in its Charter.

The mandate of the Audit Committee is to:

•  assist the Board in overseeing and monitoring:

•  our accounting and financial reporting processes,

•  the quality and integrity of our financial statements and related disclosures, and

•  the effectiveness of our internal controls;

•  communicate with our internal and external auditors independently of management;

•  review our external auditors; and

•  oversee and review the audit process.

Other responsibilities of the Audit Committee include:

•  monitoring compliance by the Corporation with legal and regulatory requirements that could have a material effect upon the financial position of the Corporation and that are not subject to the oversight of another Committee of the Board;

•  monitoring the Corporation’s internal audit function;

•  overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues;

•  reviewing, prior to Board approval, the Corporation’s annual audited consolidated financial statements and related disclosure contained in the MD&A;

•  reviewing and approving the unaudited quarterly financial statements and related disclosure contained in the MD&A;

•  reviewing financial disclosure contained in certain of the Corporation’s disclosure documents including our annual information forms, management proxy circulars, prospectuses, material change reports, and press releases, where such disclosure contains significant information falling within the Audit Committee’s mandate;

•  establishing procedures for: (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters;

•  providing broad oversight of the financial risk and control related activities of the Corporation, including, where applicable, discussing with management the Corporation’s material financial risk exposures and the steps management has taken to monitor and control such exposures; and

•  reviewing the Audit Committee Charter on an annual basis.

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2012 Accomplishments and Key Activities

The accomplishments and key activities of the Audit Committee in 2012 included the following:

•   Financial Reporting

•   reviewed and approved the Corporation’s interim financial statements and related disclosure contained in the MD&A, and reviewed and recommended to the Board for approval the Corporation’s audited annual consolidated financial statements and related disclosure contained in MD&A;

•   reviewed and recommended for approval material financial disclosure falling within the Audit Committee’s mandate contained in the Corporation’s Annual Information Form, this Circular, and other disclosure documents containing material financial information;

•   provided oversight and discussed with management the effectiveness of disclosure controls and procedures, design of internal controls over financial reporting, and reviewed reports from the Corporation’s Disclosure Committee;

•   provided oversight with respect to recent and upcoming standards under International Financial Reporting Standards; and

•   reviewed and discussed key estimates and provisions with management and the external auditors.

•   External Auditors

•   reviewed and discussed with management and the external auditors key financial issues, financial reporting developments, changes in accounting standards and policies, and corporate disclosure developments affecting financial reporting;

•   recommended to the Board the appointment of the external auditors;

•   in accordance with the Pre-Approval Policy for Audit and Non-Audit Services:

•   reviewed and approved proposed external audit and permitted non-audit services;

•   evaluated the performance and independence of the external auditors on a quarterly basis;

•   reviewed the external auditors’ annual integrated audit plan and budget;

•   reviewed the results of the annual integrated audit and discussed the external auditors’ opinion on our internal controls and the quality of our financial reporting; and

•   monitored the effectiveness of the relationship among the external auditors, management, and the Audit Committee.

•   Internal Audit

•   monitored the activities of the Internal Audit Department, including review of the reports of Internal Audit on the adequacy of management’s actions;

•   reviewed the performance and objectivity of the Internal Audit Department;

•   reviewed and approved the Internal Audit annual audit plan, budget, and key performance indicators; and

•   reviewed and approved Internal Audit’s mandate.

•   Financial Risk Management

•   monitored financial risk management, including hedging activities, debt covenant compliance, insurance programs relating to property and to directors’ and officers’ liability, U.S. workers’ compensation/employers’ liability and wholesale property;

•   recommended for Board approval the execution of initial steps towards the implementation of a global funding strategy for the Corporation; and

•   provided oversight in respect of the Corporation’s Information Technology (IT) systems, including security features and recovery plans, IT strategy, and IT Internal Audit plan.

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•   Governance and Disclosure

•   conducted the annual review of the Audit Committee’s Charter and the Corporation’s Disclosure Policy;

•   reviewed management’s reports on compliance with the Code of Business Conduct and Ethics; and

•   monitored recent developments, emerging trends and current best practices with respect to financial reporting and corporate governance impacting on the mandate of the Audit Committee.

Membership Criteria

Independence. The Board has determined that each member of the Audit Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards and that none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of a Board Committee.

Other Audit Committees. Unless the Board determines otherwise, no member of the Audit Committee may serve on the audit committees of more than two other public companies.

Financial Literacy of Members

Audit Committee Financial Expert. The Board has determined that Mr. Lowe is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Financial Literacy. The Board has determined that each member of the Audit Committee is “financially literate” within the meaning of NI 52-110. In considering whether a member of the Audit Committee is financially literate, the Board looks at the ability to read a set of financial statements, including a balance sheet, income statement and cash flow statement of a breadth and complexity similar to that of the Corporation’s financial statements.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the Audit Committee.

Advisors	The Audit Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the Audit Committee and/or provide advice on any matter within its mandate. The Audit Committee Chair leads the selection of these outside consultants and advisors, and the Audit Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Auditors

Auditors Engagement. KPMG LLP have been the Corporation’s auditors since 1993. The Audit Committee is directly responsible for the appointment, retention and oversight of the external auditors, who report directly to the Audit Committee.

Independence. The Audit Committee has determined that KPMG LLP is independent. See “Section Three: Matters to be Acted Upon at the Meeting — Appointment of Auditors” for details regarding fees paid to KPMG LLP for professional services in the years ended December 31, 2012 and 2011.

Audit Committee Oversight. Since January 1, 2012, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.

Pre-Approval Policy and Procedures. In accordance with the Pre-Approval Policy for Audit and Non-Audit Services with the external auditors, the Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

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Meetings	The Audit Committee met on 7 occasions in 2012 and, as is required by the Audit Committee Charter, held in camera sessions without management present on each occasion (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, Audit Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.
Additional Information	Additional information regarding the Audit Committee, including certain information that is required to be disclosed in accordance with NI 52-110, is found in Item 17 of our Annual Information Form dated February 22, 2013.

Corporate Governance & Nominating Committee (the “CG&N Committee”)

Members	R. J. Horner (Chair) S. A. Henry	R. S. Cunningham V. J. Zaleschuk	D. C. Everitt
Charter	The mandate, procedure and composition requirements of the CG&N Committee are set out in its Charter.

The CG&N Committee Charter is
available at www.agrium.com under “Governance”.

The Corporate Governance Guidelines, Board and Committee Charters, and Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer) are available at www.agrium.com under “Governance”.

The mandate of the CG&N Committee is to assist the Board in fulfilling its responsibilities relating to continuing review and development of Agrium’s corporate governance system. Responsibilities of the CG&N Committee include:

•   reviewing and assisting the Board in developing the Corporate Governance Guidelines;

•   reviewing and developing the Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its Committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors and the Chief Executive Officer;

•   having responsibility for the Corporation’s reports regarding compliance with the governance guidelines, recommendations or requirements of applicable regulators and securities exchanges;

•   reviewing and recommending director compensation for Board and Committee service, and overseeing the administration of the DSU Plans;

•   annually evaluating the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and the contribution of individual directors;

•   reviewing the Corporation’s structures and procedures with a view to ensuring that the Board is able to, and in fact does, function independently of management;

•   assisting the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board;

•   developing and updating a Board Chair succession planning process;

•   providing direction to other Committees of the Board as to allocation of Committee responsibilities where matters arise that could fall within the purview of more than one Committee’s mandate;

•   providing recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifying and making recommendations respecting the appointment of members to Board Committees;

•   developing and implementing an orientation and ongoing education program for directors; and

•   reviewing the CG&N Committee Charter on an annual basis.

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2012 Accomplishments and Key Activities

The accomplishments and key activities of the CG&N Committee in 2012 included the following:

•   Board Chair Succession

•   completed its inclusive, transparent and objective selection process for Board Chair that started in 2011 with the anticipated retirement of Mr. Frank Proto as Board Chair, culminating with the appointment by the Board, on recommendation of the CG&N Committee, of Mr. Victor Zaleschuk as Board Chair following the 2012 Annual Meeting of Shareholders.

•   Director Succession

•   reviewed and updated the Board composition matrix and director succession planning process;

•   established a director search subcommittee to conduct a director recruiting initiative culminating in the recruitment of two new Board nominees appointed on February 10, 2013; and

•   reviewed and recommended Committee membership and Committee Chair appointments to the Board.

•   Evaluation of the Board, Committees, Board/Committee Chairs, and Individual Directors

•   assessed director independence against categorical standards and reviewed director relationships, commitments and interlocks;

•   conducted an evaluation of the Board, Board Committees, the Board Chair, and Committee Chairs with the assistance of an external corporate governance consultant, and received and considered feedback from the Board Chair regarding the assessment of the performance of individual directors; and

•   reviewed and amended the Board and Committee Charters, the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Disclosure Policy and Securities Trading & Reporting Policy and the Directors’ Manual.

•   Corporate Governance Best Practices

•   recommended to the Board for approval holding a “Say on Pay” advisory vote at the 2013 Annual Meeting of the Shareholders (see “Section Three: Matters to be Acted Upon at the Meeting — Advisory Vote on Executive Compensation”);

•   assessed relationships between each director and the Corporation and recommended to the Board that eleven of the twelve nominees named in this Circular are independent; and

•   monitored recent developments, emerging trends and current best practices in corporate governance and disclosure practices impacting the mandate of the Board and Committee Charters, including that of the CG&N Committee.

•   Public Disclosures

•   reviewed and approved for recommendation to the Board the corporate governance disclosures contained in this Circular.

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• Board Remuneration • reviewed, with the assistance of Towers Watson, and recommended the form and amount of the directors’, Board Chair’s and Committee Chairs’ compensation.
Membership Criteria

Each member of the CG&N Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the CG&N Committee.

Compensation Consultant — Consultant Retained	The CG&N Committee retained Towers Watson in the most recent fiscal year to assist with its review of Board compensation. See “Human Resources & Compensation Committee” (below) and “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Compensation Process — Advising the HR&C Committee” for details with about the duties performed by Towers Watson for the Corporation in 2012.
Advisors	The CG&N Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the CG&N Committee and/or provide advice on any matter within its mandate. The CG&N Committee Chair leads the selection of these outside consultants and advisors, and the CG&N Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Meetings	The CG&N Committee met on 3 occasions in 2012 and held in camera sessions without management present on 3 occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, CG&N Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Human Resources & Compensation Committee (the “HR&C Committee”)

Members	D. G. Pannell (Chair) S. A. Henry R. J. Horner J. E. Lowe F. W. Proto M. M. Schmidt
Charter	The mandate, procedure and composition requirements of the HR&C Committee are set out in its Charter.
The HR&C Committee Charter is available at www.agrium.com under “Governance”.

The mandate of the HR&C Committee is to assist the Board in fulfilling its oversight responsibilities relating to human resources and compensation, with an emphasis on executive compensation, and the development, retention and continuity of senior management. Responsibilities of the HR&C Committee include:

• advising on an annual basis on Agrium’s executive compensation philosophies, strategies and principles, taking into account Agrium’s strategic and annual business plans, the link between executive pay and financial and non-financial performance, and Agrium’s risk profile;

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• overseeing the design and administration of Agrium’s executive compensation plans, policies and programs in accordance with Agrium’s executive compensation philosophies, strategies and principles;

• reviewing and approving, on an annual basis, the Chief Executive Officer’s performance goals and objectives, evaluating the Chief Executive Officer’s performance, and recommending the Chief Executive Officer’s total compensation to the independent members of the Board for approval;

• recommending the senior executives’ total compensation packages to the Board;

• reviewing and recommending to the Board any new equity-based compensation plans, material incentive compensation plans and material benefit plans and any material changes thereto;

• reviewing at least annually Agrium’s succession plans for senior executives;

• overseeing the succession plan for the Chief Executive Officer and recommending, on an annual basis, the succession plan for the Chief Executive Officer to the Board;

• reviewing and approving the investment, funding and benefits policies relating to retirement plans;

• recommending periodically to the Board the executive employment agreements for the Corporation’s senior executives, including the Chief Executive Officer, and termination or change of control arrangements for such senior executives;

• reviewing Agrium’s executive compensation plans, policies, programs and specific arrangements for senior executives to assess whether they meet Agrium’s risk profile and do not encourage excessive risk-taking;

• overseeing the preparation of the CD&A and related compensation disclosure; and

• reviewing the HR&C Committee Charter on an annual basis.

2012 Accomplishments and Key Activities

The accomplishments and key activities of the HR&C Committee in 2012 included the following:

• Compensation

• reviewed the competitiveness of compensation levels for senior executives;

• reviewed compensation risks associated with incentive programs;

• reviewed compensation policies and programs in light of evolving trends and current best practices;

• reviewed the business need and design of annual incentive programs for three business units;

• reviewed the metrics used as key performance indicators for Agrium level performance in the annual incentive plan;

• reviewed the relationship between rewards and performance for both absolute and relative performance;

• reviewed the performance goals and objectives of the Chief Executive Officer and made recommendations to the Board;

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• evaluated the Chief Executive Officer’s performance and recommended the Chief Executive Officer’s total compensation for 2012 to the independent members of the Board;

• recommended the senior executives’ total compensation packages for 2012 to the Board;

• evaluated the services and independence of the compensation consultant engaged by the HR&C Committee; and

• reviewed the HR&C Committee Charter.

• Human Resources Strategies and Policies

• reviewed and discussed human resources strategies and practices with the business unit’s HR senior management.

• Succession Planning & Workforce Planning

• continued succession planning and transition process for the Chief Executive Officer and for other senior executives, and recommended to the Board for its approval the appointment of certain senior executives;

• as part of its succession planning and transition processes, undertook a comprehensive review (with the assistance of Towers Watson) of trends and current best corporate governance practices under executive employment agreements and recommended a new form of executive agreement; and

• conducted annual review of Agrium’s succession plan for senior executives.

See “Section Six: Compensation Governance — 2012 Executive Compensation —NEO Contracts, Termination and Change in Control Benefits — Looking Ahead” for more information regarding the new form of executive agreement and “Section Six: Compensation Governance — Chief Executive Officer and Senior Management Succession Planning” for more information regarding the succession planning process for the Chief Executive Officer and other senior executives.

• Long Term Incentive Plans

• undertook a comprehensive review (with the assistance of Towers Watson) of trends and current best corporate governance practices under long term incentive plans and recommended certain changes to the Corporation’s long term incentive plans.

See “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Long Term Incentive Plans” for more information regarding changes made to the Corporation’s long term incentive plans.

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• Pension Programs

• undertook a comprehensive review (with the assistance of Towers Watson) of trends and current best corporate governance practices under retirement plans;

• reviewed the annual pension funding and expense report;

• reviewed the pension and savings plan administration update; and

• reviewed the annual Investment Management Performance.

• Governance and Disclosure

• continued to monitor and discuss new and emerging evaluation techniques used by shareholder governance groups and continually assess the need to enhance the governance of Agrium’s compensation programs;

• as part of the Canadian Coalition for Good Governance’s (CCGG) regular shareholder engagement process, the Board Chair and the HR&C Committee Chair engaged in a discussion with CCGG to discuss Agrium’s corporate governance and executive and director compensation programs;

• monitored recent developments, emerging trends and current best corporate governance practices in executive compensation and succession planning impacting the mandate of the HR&C Committee and Work Plan; and

• reviewed and approved the CD&A and related compensation disclosure to be included in this Circular, including additional voluntary disclosure relating to executive and director compensation.

• Compensation Risk

• considered whether there are any risks arising from the Corporation’s compensation policies or practices, based on a review of the Corporation’s compensation programs from a compensation risk perspective conducted by Towers Watson. The HR&C Committee concluded that there does not appear to be any material or significant risks arising from the Corporation’s compensation policies or practices that are reasonably likely to have a material adverse effect on the Corporation.

See Schedule “C” for the detailed Work Plan of the HR&C Committee.

Membership Criteria

Independence. Each member of the HR&C Committee is required to be independent within the meaning of the CSA Rules and the NYSE Listing Standards. In addition, the Chief Executive Officer does not participate in the appointment of members to the HR&C Committee.

Interlocks. None of Agrium’s executive officers have served as a member of a compensation committee (or equivalent committee) of any other entity that employs a member of the HR&C Committee.

Sitting Chief Executive Officers. No member of the HR&C Committee is currently an active chief executive officer of a publicly traded company.

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Human Resources and Financial Literacy of Members

HR&C Committee members are appointed with a view to ensuring that the Committee maintains an appropriate level of human resources and financial literacy.

All members of the HR&C Committee have been determined by the HR&C Committee to possess human resources literacy, meaning an understanding of compensation theory and practice, personnel management and development, succession planning and executive development. Such knowledge and capability includes (i) current or prior experience working as a chief executive or senior officer of major organizations (which provide significant financial and human resources experience), (ii) involvement on board compensation committees of other entities, and (iii) experience and education pertaining to financial accounting and reporting and familiarity with internal financial controls. See “Section Six: Compensation Governance — Our Compensation Governance — Our Compensation Governance Framework” for details with respect to the skills and experience of the members of the HR&C Committee that are relevant to their responsibilities for executive compensation.

All members of the HR&C Committee have been determined by the HR&C Committee to be “financially literate” within the meaning of NI 52-110.

Mr. Lowe, who also serves on the Audit Committee, has been determined by the HR&C Committee to have accounting and related financial management experience or expertise.

All members of the HR&C Committee are knowledgeable about Agrium’s compensation programs.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the HR&C Committee.

Advisors	The HR&C Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the HR&C Committee and/or provide advice on any matter within its mandate. The HR&C Committee Chair leads the selection of these outside consultants and advisors, and the HR&C Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Compensation Consultant — Independent Consultant Retained

The HR&C Committee first retained Towers Watson in 2002 to assist with preparing information and providing advice on senior executive compensation arrangements.

In 2012 the HR&C Committee retained Towers Watson to assist in its comprehensive review of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans in various termination scenarios, including retirement, resignation, termination without cause and change in control.

See “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Compensation Process — Advising the HR&C Committee” for details with respect to the duties performed by Towers Watson in 2012.

Meetings	The HR&C Committee met on 4 occasions in 2012 and held in camera sessions without management present on 4 occasions. In addition to holding in camera sessions following every regularly scheduled meeting, HR&C Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

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Environment, Health, Safety & Security Committee (the “EHS&S Committee”)
Members	A. A. McLellan (Chair) D. J. Lesar	R. S. Cunningham D. G. Pannell	R. K. Girling M. M. Schmidt
Charter The EHS&S Committee Charter is available at www.agrium.com under “Governance”.

The mandate, procedure and composition requirements of the EHS&S Committee are set out in its Charter.

The mandate of the EHS&S Committee is to assist the Board in fulfilling its oversight responsibilities in order to ensure the Corporation’s activities are conducted in an environmentally responsible manner and that the Corporation maintains the integrity of its health, safety and security policies. Responsibilities of the EHS&S Committee include the annual review of:

•   our Environment, Health, Safety & Security Policy and, if appropriate, making recommendations regarding such policy to the Board;

•   our compliance with legal and regulatory requirements relating to environmental, health, safety and security matters;

•   the strategies and methods used to improve our environmental, health, safety and security performance;

•   our environmental, health, safety and security performance goals, management systems implementation, audit programs and plans, and the status of our remediation projects and provisions;

•   the methods of communicating our environmental, health, safety and security policies and procedures throughout the organization; and

•   the EHS&S Committee Charter.

In addition, it is the policy of the EHS&S Committee to visit at least one of the Corporation’s facilities annually. In this regard, the usual practice of the EHS&S Committee is to arrange for such visits to include orientation sessions to personally acquaint members of the EHS&S Committee and the Board with the personnel and operations at our facilities.

The Corporation also has a corporate Environment, Health, Safety & Security Committee comprised of senior management representatives, with the objective of ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health, safety and security policies. Additional information regarding the Corporation’s environmental practices and policies is found in Item 5.1(i) of our Annual Information Form dated February 22, 2013.

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2012 Accomplishments and Key Activities

The accomplishments and key activities of the EHS&S Committee in 2012 included the following:

•   achieved our best ever results with respect to our environmental incident rate;

•   oversaw the reduction of our contractors’ TRI rate to the best ever recorded rate;

•   oversaw the EHS&S programs that resulted in over 70% of Agrium’s locations exceeding two years without a recordable incident;

•   assisted in the establishment and review of short and long term EHS&S goals for Agrium;

•   toured legacy mine sites and select Retail locations to review EHS&S performance;

•   oversaw the settlement of certain historic insurance policies on remediation sites resulting in a favourable financial settlement;

•   oversaw Agrium’s settlement of litigation against the U.S. Government, resulting in significant contribution from the U.S. toward the investigation and remediation of legacy mine sites in Idaho;

•   completed a two-year detailed review of Agrium’s top EHS&S risks and the adequacy of Agrium’s response to those risks;

•   oversaw and reviewed the report on Agrium’s Asset Retirement Obligations and Environmental Remediation Liabilities;

•   oversaw the finalization of remediation efforts at a legacy mine site in Manitoba;

•   oversaw the formation of a formal Corporate EHS&S compliance audit program;

•   oversaw the formation of a Performance Monitoring Governance Team to enhance our EHS&S and Sustainability performance data collection process, including the development of detailed data collection protocols;

•   reviewed the EHS&S integration activities related to the Corporation’s recent acquisitions, resulting in improved EHS&S performance in those entities; and

•   oversaw the Corporation’s product stewardship processes.

Membership Criteria

Each member of the EHS&S Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the EHS&S Committee.

Advisors	The EHS&S Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the EHS&S Committee and/or provide advice on any matter within its mandate. The EHS&S Committee Chair leads the selection of these outside consultants and advisors, and the EHS&S Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Meetings

The EHS&S Committee met on four occasions in 2012 and held in camera sessions without management present on each occasion. In addition to holding in camera sessions following every regularly scheduled meeting, EHS&S Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

The EHS&S Committee meets separately each quarter with the Senior Director, Environment, Health, Safety & Security and Agrium’s Chief Risk Officer, and reports to the Board on such meetings.

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SECTION SIX: COMPENSATION GOVERNANCE

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OUR COMPENSATION GOVERNANCE

Agrium is committed to high standards of corporate governance, including compensation governance. This section tells you how executive compensation decisions are made at Agrium, and explains our decisions made for 2012.

Our Compensation Governance Framework

The Board, supported by the CG&N Committee and the HR&C Committee, oversees Agrium’s compensation governance philosophy, strategy and principles. All members of the Board, the CG&N Committee and the HR&C Committee are familiar with Agrium’s compensation philosophy and programs.

The CG&N Committee is responsible for overseeing governance practices and making recommendations to the Board on director compensation. All five CG&N Committee members, namely Russell Horner (Chair), Ralph Cunningham, David Everitt, Susan Henry, and Victor Zaleschuk, are independent directors. All have held or currently hold top leadership positions at other public companies (three of five in CEO roles), and all have served or serve as directors of other public companies, providing them with director compensation experience at other entities. The CG&N Committee’s collective knowledge and experience stems from industry knowledge, financial and accounting capabilities, compensation risk management and internal controls and educational background. This provides the CG&N Committee with the collective experience, skills and qualifications needed to effectively support the Board in carrying out its oversight responsibilities with respect to director compensation.

The HR&C Committee is responsible for overseeing governance practices and making recommendations to the Board on executive compensation. All six HR&C Committee members, namely Derek Pannell (Chair), Susan Henry, Russell Horner, John Lowe, Frank Proto and Mayo Schmidt are independent directors. All have held or currently hold top leadership positions at other public companies (four of six in CEO roles), providing them with significant financial and human resources experience, and all have served or serve as directors of other public companies, providing them with executive compensation experience at other entities. The HR&C Committee’s collective knowledge and experience ranges from industry knowledge, financial and accounting capabilities, compensation risk management and internal controls and educational background. All members have been determined by the HR&C Committee to be “financially literate” within the meaning of NI 52-110, and one member, Mr. Lowe, who also serves on the Audit Committee, has been determined by the HR&C Committee to have accounting and related financial management experience or expertise. This provides the HR&C Committee with the collective experience, skills and qualifications needed to effectively support the Board in carrying out its oversight responsibilities with respect to executive compensation.

Further details of the qualifications, background and experience of the directors that serve as members of the CG&N Committee and the HR&C Committee are provided at “Section Four: About Agrium’s Nominees”, with the exception of Ralph Cunningham who is not standing for re-election as a director at the Meeting and whose qualifications, background and experience are described in “Section Four: About Agrium’s Nominees” in the 2012 Management Proxy Circular.

Further details about the responsibilities, powers and operation of the CG&N Committee and the HR&C Committee are provided at “Section Five: Corporate Governance — Committees of the Board of Directors”.

Agrium’s 2012 continuing education program for directors included sessions on governance and compensation presentations by the HR&C Committee’s independent compensation consultant, Towers Watson, to help directors keep apprised of industry developments, changing governance requirements and executive compensation issues, and better understand these issues within the context of Agrium’s business. Further details about our continuing education program for directors are provided at “Section Five: Corporate Governance — Our Board — Board Orientation and Continuing Education”.

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Compensation Risk

Oversight by HR&C Committee

Agrium mitigates inappropriate or excessive risk in a number of ways including utilizing a risk management process that identifies areas of potential risk and ensuring appropriate controls are in place to mitigate risks, and regularly testing the link between pay and performance. As part of its governance, the Board oversees Agrium’s risk management structure, directly and through Board Committees. See “Section Five: Corporate Governance — Our Corporate Governance — Enterprise Risk Management”.

While our compensation programs are structured to discourage excessive risk-taking, we recognize that some level of risk-taking is necessary to drive Shareholder value creation. The HR&C Committee oversees compensation risk management in the context of its compensation planning role. This oversight responsibility includes reviewing, on an annual basis, and recommending to the Board for its approval Agrium’s executive compensation philosophy, strategy and principles, taking into account the Corporation’s strategic and annual business plans, the link between executive pay and financial and non-financial performance and the Corporation’s risk profile, and overseeing the design and administration of the Corporation’s compensation plans, policies and programs in light of those considerations.

Key Mitigating Features

The design features of Agrium’s compensation programs encourage performance and focus on building and sustaining long term Shareholder value, but discourage excessive risk-taking, in the following manner:

•	Compensation programs are structured to provide an appropriate mix between fixed and variable (or “at risk”) compensation and annual and long term incentives, to promote balanced decision making.

•

Performance assessments and associated rewards are based on a mix of Agrium, business unit/function and individual performance to mitigate the risks associated with relying on any one performance factor.

•

Awards under our long term incentive plans are granted annually to provide overlapping performance cycles that recognize the cyclical nature of the business and require sustained high levels of performance to achieve consistent payout.

•	Executives’ annual incentives are capped to discourage excessive risk-taking.

•	Awards under our long term incentive plans are equity-based, and are used to align executive interests with the creation of long term Shareholder value.

•

PSUs awarded under our PSU Plans reward Agrium’s Total Shareholder Return (“TSR”) performance over a three-year performance period relative to our PSU Peer Group. Three-year performance period deters short term decision making and rewards medium term business performance. Payouts are only 50% if TSR performance is at or below the 25th percentile relative to that of the PSU Peer Group and capped at 150% if TSR performance is at or above the 75th percentile relative to that of the PSU Peer Group (with performance between the 25th and 75th percentiles being interpolated), to reward performance but to discourage excessive risk-taking.

•

To ensure that compensation is competitive with peers and aligned with our philosophy, director and executive compensation is benchmarked against peer groups (see list of peers under “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Basis for Compensation Decisions — Peer Groups”).

•

Our Corporate Governance Guidelines set out the mandatory equity ownership requirements that must be maintained by our independent directors and executive officers to align their interests with the interests of Shareholders and the long term performance of the Corporation.

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•

We have implemented a Securities Trading and Reporting Policy to prevent directors and officers from buying, selling or otherwise entering into derivative instruments, securities or other arrangements, designed to hedge or offset decreases in the market value of Agrium securities granted to them as compensation or held, directly or indirectly, by them.

•

We have implemented an Executive Compensation Clawback Policy pursuant to which Agrium can reclaim incentive compensation awarded to our executives that may later be found to have been improperly earned due to material restatement of financial results related to misconduct or fraud.

•

Our management and human resources groups regularly review, track and report to the HR&C Committee on potential compensation payouts to effectively monitor performance and manage any inherent risks associated therewith.

•

While the Board has the plenary ability to exercise its discretion to increase or decrease any compensation awards in order to ensure proper alignment of performance and rewards, the Board has not exercised its discretion to upwardly adjust any compensatory awards made to any of the Corporation’s NEOs since 2002.

•

The HR&C Committee retains the services of an independent compensation consultant, Towers Watson, to provide an external perspective of marketplace changes and current best practices related to compensation design, governance and compensation risk management, and to provide other services relating to director and executive compensation, and has implemented policies and procedures so as not to compromise the independence of the compensation consultant.

Conclusion

The HR&C Committee has considered whether there are any risks arising from the Corporation’s compensation policies or practices, based on a review of the Corporation’s compensation programs from a compensation risk perspective conducted by Towers Watson. The HR&C Committee has concluded that there does not appear to be any material or significant risks arising from the Corporation’s compensation policies or practices that are reasonably likely to have a material adverse effect on the Corporation.

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DIRECTOR COMPENSATION

Director Compensation Program

Philosophy and Objectives

The director compensation program is designed to:

•	Attract and retain individuals with necessary experience and abilities;

•	Provide appropriate compensation to reflect the responsibilities, commitments and risks that accompany Board membership; and

•

Align the interests of non-executive directors with those of Shareholders, by requiring our independent directors to maintain a minimum equity ownership of Agrium equal in value to approximately five times the value of his or her annual cash retainer within five years from the date of initial appointment or election to the Board. See “Section Three: Corporate Governance — Our Corporate Governance — Directors’ Mandatory Equity Ownership” for further information.

Director compensation is in the form of cash and DSUs. The director compensation program is distinct from the executive compensation program and non-executive directors are not eligible to receive pensions, benefits or perks or to participate in the Corporation’s annual or long term incentive programs.

What is a deferred share unit or DSU?

A DSU is a notional security, equivalent in value to a Common Share, that does not entitle the holder to voting or other Shareholder rights, other than the right to receive additional DSUs for the value of dividends paid on the Common Shares. DSUs cannot be paid out until the non-executive director retires from the Board. After they retire, DSUs are paid in cash, in an amount equal in value to market value of the notional Common Shares represented by the DSUs in their account.

DSUs are considered to be a preferred form of executive compensation under current best corporate governance practices. DSUs are equity-based forms of compensation, which means that payouts are linked to the market value of the Common Shares. This serves to align the interests of non-executive directors with those of Shareholders. As DSUs are only paid out after the non-executive director retires, DSUs serve to focus attention on the creation of long term Shareholder value.

DSUs also help non-executive directors meet their mandatory equity ownership requirements as required by our Corporate Governance Guidelines. See “Section Five: Corporate Governance — Our Corporate Governance — Directors’ Mandatory Equity Ownership”.

Compensation Decisions

The CG&N Committee annually reviews director compensation using the same peer group as used to benchmark executive compensation, based on advice of its independent compensation consultant, Towers Watson. Director compensation is generally targeted near the median of our Compensation Peer Group.

In 2012, the CG&N Committee approved the compensation of the Special Committee of the Board formed that year for the purpose of assessing, examining and responding to communications delivered by Shareholders and initiatives to enhance Shareholder value.

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Fees and Retainers

Non-executive (independent) director compensation is comprised of cash retainers and fees (payable in cash or in DSUs) under the deferred share unit fee plan (the “DSU Fee Plan”) and DSU retainers payable under the deferred share unit grant plan (the “DSU Grant Plan”). The compensation arrangements for non-executive directors in 2012 were as follows:

Type of Fee	Amount (U.S. $)
ANNUAL RETAINER
Board Chair Maximum Annual Cash Retainer (inclusive of all meeting fees)(1)(2)	$255,000
Board Chair Minimum Annual DSU Retainer (grant value)	$110,000
Board Members Maximum Annual Cash Retainer (except Board Chair)(2)	$120,000
Board Members Minimum Annual DSU Retainer (except Board Chair)	$ 60,000
Committee Retainer(3)	$ 3,500
Committee Chair Retainer(3) (except Audit Chair and HR&C Chair)	$ 6,500
Audit Committee Chair Retainer	$ 15,000
HR&C Committee Chair Retainer	$ 10,000

ATTENDANCE FEES
Board and Committee Meetings (except Audit)	$1,000 per meeting
Audit Committee Meetings	$1,500 per meeting
Travel Allowance(4)	$1,000

Notes:

(1)	The Board Chair does not receive meeting fees, but attends all Board and Committee meetings.

(2)	If a non-executive director has not yet met the minimum mandatory equity ownership requirements, the annual cash retainer will equal 50% of the total annual retainer and the remaining 50% of the annual retainer will be paid in DSUs. If a non-executive director has satisfied the minimum mandatory equity ownership requirements, the director is entitled to receive between 50% and 75% of such director’s total annual retainer in cash.

The Board Chair Maximum Annual Cash Retainer and the Board Members Maximum Annual Cash Retainer represents 75% of such director’s total annual retainer (Chair: U.S. $340,000; Board members (other than Chair): U.S. $160,000).

(3)	Includes the Special Committee of the Board established for the purpose of assessing, examining and responding to communications delivered by Shareholders and initiatives to enhance Shareholder value.

(4)	A travel allowance of U.S. $1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.

Our Chief Executive Officer, being the only executive director of the Corporation, is not entitled to additional compensation for performance of director duties.

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2012 Summary of Director Compensation

Director Compensation Table

The following Director Compensation Table sets out the compensation paid to each of the Corporation’s directors in the year ended December 31, 2012.

Director	Fees earned(1) (U.S. $)	DSUs(2) (U.S. $)	All other Compensation(3) (U.S. $)	Total (U.S. $)
Cunningham	$148,500	$60,000	$15,092	$223,592
Girling	—	$216,800	$8,573	$225,373
Henry	—	$216,631	$37,720	$254,351
Horner	$174,360	$60,000	$15,812	$250,172
Lesar	—	$216,326	$4,233	$220,558
Lowe	—	$239,980	$4,340	$244,320
McLellan	$92,096	$130,901	$10,863	$233,833
Pannell	$133,959	$100,000	$8,482	$242,411
Proto	$201,440	$75,813	$26,677	$303,930
Wilson(4)	—	—	—	—
Zaleschuk	$43,479	$326,374	$21,590	$391,442

Notes:

(1)	Includes the portion of the directors’ cash retainers, attendance fees and travel allowances paid in cash.

(2)	Includes the grant date fair value of directors’ DSU retainers and the portion of the directors’ cash retainers, attendance fees and travel allowance taken in DSUs. DSUs are granted based on the intended cash value, whereby the number of DSUs granted is determined by dividing the intended cash value of the grant by the average market price (converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on the date of grant), being the average market price of the Common Shares on the Toronto Stock Exchange for the ten trading days preceding the date of grant. As a result, the grant date fair value for each grant was calculated on the basis of the average market price, being U.S. $87.44 (Q1), U.S. $87.34 (Q2), U.S. $102.17 (Q3) and U.S. $98.87 (Q4), multiplied by the total number of DSUs granted. The amounts reported exclude DSUs issued as an adjustment for dividends.

(3)	Includes the dollar value of any dividends or other earnings paid or payable on DSUs that were not factored into grant date fair value.

(4)	As an executive of Agrium, Mr. Wilson is not paid any director compensation. See “Section Six: Compensation Governance — 2012 Executive Compensation” for information regarding compensation paid to Mr. Wilson in his role as Chief Executive Officer of Agrium.

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The following table provides a breakdown of the cash and DSU retainers and fees paid to directors in 2012 as identified in the “Fees Earned” and “DSUs” columns of the Director Compensation Table (above):

	Fees and Retainers						Fees and Retainers paid in DSUs

Director	Board, Committee, & Committee Chair Retainers (U.S. $)	Board and Committee Attendance Fees (U.S. $)	Travel Allowance (U.S. $)	Total Payable (U.S. $)	Percentage of Cash Fees taken in DSUs	Total Cash Fees taken in Cash (U.S. $)	Value of Cash Fees taken in DSUs (U.S. $)	Value of DSU Retainer Payable (U.S. $)	Grant Date Fair Value of Total DSUs Granted(1)(2) (U.S. $)
Cunningham	$127,000	$17,500	$4,000	$148,500	—	$148,500	—	$60,000	$60,000
Girling	$87,000	$28,000	$1,000	$116,000	100%	—	$116,800	$100,000	$216,800
Henry	$89,341	$21,500	$5,000	$115,841	100%	—	$116,631	$100,000	$216,631
Horner(3)	$139,360	$29,000	$6,000	$174,360	—	$174,360	—	$60,000	$60,000
Lesar	$94,125	$27,500	$4,000	$125,625	100%	—	$116,326	$100,000	$216,326
Lowe(3)	$100,556	$33,500	$4,000	$138,056	100%	—	$139,980	$100,000	$239,980
McLellan	$92,758	$29,000	$1,000	$122,758	25%	$92,069	$30,901	$100,000	$130,901
Pannell(3)	$100,959	$28,000	$5,000	$133,959	—	$133,959	—	$100,000	$100,000
Proto(3)(4)	$186,735	$24,500	$6,000	$217,253	6%	$201,440	$15,813	$60,000	$75,813
Zaleschuk(3)(4)	$159,914	$11,000	$3,000	$173,914	75%	$43,479	$131,374	$195,000	$326,374

Notes:

(1)	The amount reported is the grant date fair value of the total DSUs granted (including cash fees taken as DSUs and DSU retainers). See note (2) to the Director Compensation Table for a description of the calculation of grant date fair value.

(2)	Excludes DSUs issued as an adjustment for dividends.

(3)	Includes retainers and attendance fees paid in connection with serving as a member of the Special Committee.

(4)	The Board Chair does not receive meeting fees, but attends all meetings. Mr. Proto was Board Chair until May 11, 2012. Mr. Zaleschuk was appointed Board Chair effective immediately following our Annual General Meeting of Shareholders held on May 11, 2012.

Directors’ Compensation Plans

DSU Grant Plan

The following is a summary of the Amended and Restated Directors’ Deferred Share Unit Grant Plan (the “DSU Grant Plan”).

Eligible Participants	The DSU Grant Plan authorizes the Board to grant DSUs to non-executive directors of Agrium as part of their annual retainer.
Credit to DSU Grant Account	The number of DSUs issued is calculated by dividing the DSU grant value by the market value of the Common Shares on the grant date. The DSU market value is the average closing price of a Common Share on the Toronto Stock Exchange over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. Whenever cash dividends are paid on the Common Shares, additional DSUs are credited to holders.
Vesting	DSUs are fully vested upon grant.
Redemption	DSUs become redeemable 30 days after the termination date on which the holder ceases to be a director and an employee of the Corporation for any reason including retirement or death. A holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the market value of the redeemed DSUs.

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Assignment and Transfer	The interests of any designated employee under the DSU Grant Plan or any DSUs are not transferable or assignable except by operation of law.
Amending Procedures	The Board may, in its discretion, amend, suspend or discontinue the DSU Grant Plan.
Adjustments	The DSU Grant Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

DSU Fee Plan

The following is a summary of the Directors’ Deferred Share Unit Fee Plan (the “DSU Fee Plan”).

Eligible Participants	The DSU Fee Plan authorizes the Board to grant DSUs to non-executive directors of Agrium. The DSU Fee Plan allows non-executive directors to elect to receive the cash portion of their remuneration in the form of DSUs, cash, or any combination thereof, subject to having satisfied the share ownership requirements set out in the Corporate Governance Guidelines.
Credit to DSU Fee Account	Director’s remuneration is payable quarterly. The number of DSUs issued each quarter is calculated by dividing the electing director’s quarterly remuneration by the market value of the Common Shares on the date the director’s compensation is converted into DSUs (generally, the last business day of each quarter). The DSU market value is the average closing price of a Common Share on the Toronto Stock Exchange over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. Whenever cash dividends are paid on the Common Shares, additional DSUs are credited to holders.
Vesting	DSUs are fully vested upon grant.
Redemption

DSUs become redeemable 30 days after the date on which the holder ceases to be a director and an employee of the Corporation for any reason including retirement or death.

A holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the market value of the redeemed DSUs.

Assignment and Transfer	The interests of any designated employee under the DSU Fee Plan or any DSUs are not transferable or assignable except by operation of law.
Amending Procedures	The Board may, in its discretion, amend, suspend or discontinue the DSU Fee Plan.
Adjustments	The DSU Fee Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

Stock Options

We abolished stock options for our non-executive directors in 2002. None of our non-executive directors participate in the Stock Option Plan or the SAR Plan, and none of them hold any Stock Options or SARs.

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Outstanding DSUs

The following table provides details regarding the total aggregate value of the directors’ DSUs as at December 31, 2012:

Director	Number of unexercised DSUs(2) (#)	Market or payout value of unexercised DSUs(2)(3) (U.S. $)
Cunningham	21,154	$2,112,650
Girling	21,710	$2,168,178
Henry	53,493	$5,342,346
Horner	22,153	$2,212,420
Lesar	7,052	$704,283
Lowe	7,391	$738,139
McLellan	15,650	$1,562,966
Pannell	12,130	$1,211,423
Proto	37,304	$3,725,550
Zaleschuk	31,547	$3,150,599

Notes:

(1)	All DSUs vest on grant.

(2)	The amounts reported represent DSUs which were vested but not exercisable in 2012 and include DSUs issued as an adjustment for dividends.

(3)	“Market or payout value of unexercised DSUs” was determined by reference to the closing price of Common Shares on the New York Stock Exchange on December 31, 2012, being U.S. $99.87 per Common Share. The amount reported includes DSUs issued as an adjustment for dividends.

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DSU Awards — Value Vested or Earned During the Year

The following table provides details regarding the outstanding DSUs that vested and were exercisable during the year ended December 31, 2012. The amount that is (or would be) exercisable is the value of DSUs that is or would be exercisable by Board members in the fiscal year in which the director ceases to be a director and an employee of the Corporation for any reason including retirement or death. No directors left the Board during 2012 and hence no DSUs were exercisable by directors in 2012.

Director	DSUs — value vested during the year(1)(2) (U.S. $)
Cunningham	$69,310
Girling	$240,253
Henry	$240,110
Horner	$69,310
Lesar	$239,415
Lowe	$263,854
McLellan	$148,693
Pannell	$115,849
Proto	$69,310
Zaleschuk	$365,589

Notes:

(1)	Value of DSUs was determined by reference to the closing price of the Common Shares on the New York Stock Exchange on December 31, 2012, being U.S. $99.87 per Common Share. The amounts reported exclude DSUs issued as an adjustment for dividends.

(2)	All DSUs vest on grant, accordingly, the amounts reported represent the value of all DSUs granted in 2012 and exclude DSUs issued as an adjustment for dividends.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

The Corporation reports its financial results in U.S. dollars. The following Compensation Discussion & Analysis (“CD&A”) and executive compensation disclosure is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the named executive officers, being the Chief Executive Officer, the Chief Financial Officer and the other four most highly compensated executive officers of the Corporation (“NEOs”), are paid.

Executive Summary

This executive summary provides an overview of Agrium’s compensation philosophy and program as detailed in our “2012 Compensation Discussion & Analysis”:

•	Agrium’s compensation program is designed to attract and retain talented employees, motivate and reward excellent performance, and promote our corporate values.

•

Agrium believes in pay-for-performance, which is why approximately 70% of NEO target compensation is variable, or “at-risk”. This means that approximately 70% of NEO target compensation varies upwards or downwards, depending on performance relative to specified Agrium enterprise, business unit/function and individual performance goals and share price performance.

•	Executive compensation programs are designed, administered and monitored to promote and reward appropriate risk taking consistent with Agrium’s tolerance for risks.

•	The components of NEO compensation are: base salary, cash-based annual incentives, equity-based long term incentives, benefits, perks, and pensions.

•

The executives’ total direct compensation (the sum of base salary, cash-based annual incentives and long term incentives) is generally targeted to provide compensation opportunities to executives near the median of their designated peer group. Actual payouts under these programs can be above or below the median based on Agrium enterprise, business unit/function and individual performance. Outstanding performance provides an opportunity to receive compensation near or above the 75th percentile of the executive’s designated peer group.

•	Annual incentives (consisting of cash bonuses) are linked to the attainment of short term performance goals, consistent with Agrium’s “pay-for-performance” philosophy.

•

Long term incentives (consisting of Stock Options, SARs and Performance Share Units (or PSUs)) are equity-based, which means that payouts are linked to the market value of our Common Shares. Equity-based forms of compensation are used to align executive interests with those of Shareholders and the creation of long term Shareholder value.

•	Long term incentives typically vest over three to four years, to reinforce our goal of building and sustaining long term Shareholder value.

•	PSUs have performance vesting conditions.

•	Long term incentives help retain executives by virtue of the vesting terms and help executives meet their mandatory equity ownership requirements as required by our Corporate Governance Guidelines.

•	Executives participate in group benefit programs on substantially the same terms as other salaried employees.

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•

Executives are provided with limited perks, such as automobile allowances, parking and financial planning, which are provided to ensure the compensation mix is competitive with our peers and to focus executives on job performance.

•

Agrium promotes and protects Shareholder interests by, among other things, requiring minimum equity ownership by executives, prohibiting hedging by directors and executive officers, and safeguarding against insider trading.

•	The NEOs who are the focus of the CD&A and who appear in the compensation tables of the Circular are:

•	Michael M. Wilson, President & Chief Executive Officer;

•	Stephen G. Dyer, Executive Vice President & Chief Financial Officer;

•	Richard L. Gearheard, Senior Vice President and President, Retail Business Unit;

•	Leslie O’Donoghue, Executive Vice President, Corporate Development & Strategy & Risk Management;

•	Bruce G. Waterman, Executive Vice President, International Development; and

•	Ronald A. Wilkinson, Senior Vice President Agrium and President of Wholesale.

The HR&C Committee is responsible for ensuring that Agrium’s executive compensation policies and programs are competitive in the markets in which Agrium competes for human resources and that they reflect the long term interests of the Corporation and its Shareholders. The HR&C Committee is confident that the design of the Corporation’s compensation program continues to fulfill the Corporation’s compensation objectives, which is to motivate our senior executives to achieve desired results, award excellent performance, and promote our corporate values, without promoting excessive risk-taking in light of the Corporation’s risk tolerance.

It is the general practice of the HR&C Committee to periodically request and review a report (i) describing trends in termination and change of control provisions, (ii) reviewing provisions applicable to Agrium’s senior executives under employment agreements, and (iii) quantifying potential incremental and aggregate payments to each of the NEOs that may arise under various termination scenarios, including retirement, resignation, termination without cause and change in control.

In 2012, the HR&C Committee (with the assistance of its independent compensation consultant, Towers Watson) undertook a comprehensive review of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans in regards to various termination scenarios, including retirement, resignation, termination without cause and change in control, and recommended certain changes to be implemented as a result of this review that were approved by the Board, with effect January 1, 2013. See “Section Six: Compensation Governance — 2012 Executive Compensation — NEO Contracts, Termination and Change in Control Benefits — Looking Ahead” and Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Long Term Incentive Plans” for further information regarding the changes that were implemented as a result of this review.

Principles and Objectives of Compensation Program

The objectives of Agrium’s compensation program are to:

•	Attract and retain talented people by providing competitive total compensation;

•

Motivate and reward employees to achieve Agrium’s measures of success by “paying for performance” and rewarding demonstrated behaviours that reinforce Agrium’s values and help the Corporation deliver on its corporate objectives, including:

•	shareholder return, as measured by stock price appreciation plus dividends on a reinvested basis,

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•	Agrium’s financial and operating performance; and

•	company strategy achievements, including (i) industry leadership growth, (ii) employee health and safety, and (iii) development of a global diversified workforce.

•	Promote adherence to high ethical, environmental, health and safety standards;

•	Provide flexibility so that the compensation programs are appropriate to, and responsive to changes in, the marketplace, the organization and economic conditions; and

•	Protect Shareholder interests and ensure that the interests of leaders are aligned with those of Shareholders.

Compensation Program Design

The total compensation mix and performance-based compensation opportunities are based on our compensation objectives and designed to motivate employees to achieve the Corporation’s strategic plan and overall goals of superior total shareholder return through profitable growth, superior returns on invested capital and execution of corporate strategies. The programs are also designed to mitigate inappropriate or excessive risk taking.

2012 Compensation Mix

The total compensation package for each NEO provides a balanced set of compensation elements designed to deliver the objectives of the compensation philosophy and mitigate risks associated with incentive compensation. The fixed elements, salary, perquisites and retirement arrangements, along with employment contracts, provide a competitive base of fixed compensation necessary to attract and retain executive talent. The variable elements, annual incentive and long term incentive plans, are designed to balance short term performance with the long term interests of the Corporation and Shareholders and to motivate the optimization of short and long term performance. The long term incentive plans also help retain executive talent. The combination of the fixed elements and the variable (“at risk”) incentive opportunities offers a competitive compensation package as compared to Agrium’s peer groups and is designed to meet the Corporation’s business needs.

The compensation arrangements for Agrium’s senior executives are composed of the following elements:

Compensation Element	Description	Objectives
Fixed Compensation
Base Salary
Senior executives (including NEOs) are paid a base salary. Salary is a market-competitive, fixed level of annual compensation.

Competitive pay ensures access to talented employees necessary to achieve Agrium objectives.

Adequate fixed pay also helps mitigate excessive risk taking.

Yearly salary review is based on attainment of NEO goals, specifically linked to Agrium objectives.

Benefits and Perks

Senior executives (including NEOs) are entitled to standard health benefits on substantially the same terms as are available to employees under a shared cost flexible benefits program.

The Corporation provides perks to certain senior executives (including NEOs), which include automobile allowances, parking, financial planning and health examinations. The Chief Executive Officer is entitled to an annual health examination at the Mayo Clinic (the costs of which do not include any major treatment over U.S. $5000 that arise from the examination), as well as additional life insurance, both of which are paid for by Agrium.

In addition, officers are entitled to limited benefits on retirement.

Competitive benefits and perks ensure access to talented employees necessary to achieve Agrium objectives. In addition, appropriate perks facilitate focus on job performance.

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Compensation Element	Description	Objectives
Retirement Arrangements

Senior executives (including NEOs) participate in defined contribution plans (the registered DC Plan for Canadian executives and the qualified 401(k) Plan for U.S. executives), pursuant to which the Corporation and participants contribute a percentage of eligible base salary.

Designated executives (including NEOs) are also members of the defined benefit supplemental executive retirement plans (the Canadian DB SERP for Canadian executives and the U.S. DB SERP for U.S. executives), pursuant to which designated executives receive a supplemental defined benefit pension based on eligible earnings and years of service as a designated executive.

Competitive retirement arrangements ensure access to talented employees necessary to achieve Agrium objectives.
Performance Based/At-Risk Compensation
Annual Incentives		The Corporation’s only annual incentives in which the NEOs are eligible to participate are the Profit Sharing Plan and the Performance Recognition Plan—Corporate and Wholesale.
Profit Sharing Plan
	Certain employees (including NEOs) are eligible to participate in the Profit Sharing Plan, which provides annual incentive compensation up to a predetermined percentage of each employee’s base salary based on actual performance relative to EBITDA goals.	The Profit Sharing Plan focuses on the achievement of EBITDA targets.
Performance Recognition Plan—Corporate and Wholesale
	Certain Agrium Corporate and Wholesale employees (including all NEOs) participate in the Performance Recognition Plan, which provides annual incentive compensation based on actual performance relative to business and individual goals.	The Performance Recognition Plan is designed to recognize the cyclical nature of the industry and balances management’s focus on the achievement of critical Agrium and business unit financial metrics, operating metrics and the achievement of milestones related to longer term objectives and business strategy.
Long Term Incentive Plans
The Corporation’s Long Term Incentive Plans currently consist of the following: (i) the Stock Option Plan (which provides for Stock Options and Tandem SARs), (ii) the SAR Plan, and (iii) the PSU Plans. The Corporation believes that these plans provide for a balanced mid to long term incentive approach that recognizes the cyclical nature of the business and reward medium and long term business performance, facilitate long term equity ownership and provide a strong alignment with Shareholders interests. These plans, in conjunction with the annual incentive plans, provide rewards for various time horizons of risk which promote balanced and appropriate risk taking.
Stock Option and Tandem SARS
Certain employees (including NEOs) are eligible to participate in the Stock Option Plan, pursuant to which the Corporation may grant Stock Options (including tandem SARs).

Competitive stock option grants ensure access to talented employees necessary to achieve objectives.

Aligns employees with Shareholders’ interests by motivating employees to achieve goals and improve the value of Common Shares, as stock options gain value only if share price increases over grant price.

Encourages sustained, long term growth by linking a portion of compensation to long term company performance.

Helps retain talented employees through the vesting terms.

Stock Appreciation Rights
Certain employees (including NEOs) who are not residents of Canada are eligible to participate in the SAR Plan, pursuant to which the Corporation may grant stand-alone SARs.

Competitive SAR grants ensure access to talented employees necessary to achieve objectives.

Aligns employees with the Shareholders’ interests by motivating employees to achieve goals and improve the value of Common Shares, as SARs gain value only if share price increases over grant price.

Encourages sustained, long term growth by linking a portion of compensation to long term company performance.

Helps retain talented employees through the vesting terms.

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Compensation Element	Description	Objectives
Performance Share Units
Senior executives (including NEOs) and key employees are eligible to participate in either the PSU Plan for Canadian Employees or the Performance Share Unit Plan for U.S. and other designated employees, pursuant to which the Corporation may grant PSUs.

Encourages medium term growth by linking portion of compensation to medium term company performance.

Vesting of PSUs is linked to the achievement of Shareholder return objectives over future performance periods.

Helps retain talented employees through the vesting terms.

Note:

(1)	The compensation plans discussed in the above table are those plans that apply to senior executives of Agrium. Agrium has additional compensation plans in place that are designed to motivate and reward non-executive employee groups.

Illustration of Compensation Mix

Agrium’s executive compensation program is designed to inspire our executives to strive for superior performance and to ensure that a greater percentage of compensation is performance based (or “at-risk”) for executives who bear higher levels of responsibility. The following table shows the target compensation mix for 2012:

	2012 Target Compensation
		Tied to Agrium Performance (“At-Risk”)
		Annual Cash Incentives	Long Term Award
Name	Salary		Options	SARs	PSU
M.M. Wilson	16.9%	22.0%	30.5%	—	30.5%
S.G. Dyer	30.3%	21.2%	24.2%	—	24.2%
R.L. Gearheard	31.3%	21.9%	—	23.4%	23.4%
L. O’Donoghue	30.3%	21.2%	24.2%	—	24.2%
B.G. Waterman	28.6%	18.6%	26.4%	—	26.4%
R.A. Wilkinson	31.3%	21.9%	23.4%	—	23.4%

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Compensation Process

In order to ensure that Agrium appropriately assesses and compensates senior executives, Agrium uses the following compensation process to determine compensation levels and approve compensation amounts:

Persons Involved in Compensation Process

The Board has responsibility for overseeing Agrium’s compensation program. As is set out in “Section Five: Corporate Governance — Committees of the Board of Directors — Human Resources & Compensation Committee” (above), the Board has delegated certain oversight responsibilities to the HR&C Committee, but retains final authority over some aspects of the compensation program and process. This authority includes approval of material amendments to or adoption of new equity-based compensation plans and review and approval of HR&C Committee recommendations regarding the Corporation’s philosophy, strategy and principles regarding compensation, as well as the performance assessments and associated compensation decision for NEOs.

In designing the various elements and determining amounts of compensation, the Chief Executive Officer makes compensation recommendations, including recommendations for stock option grants for senior executives excluding himself which are reviewed and further recommended to the Board by the HR&C Committee. The HR&C Committee draws upon the expertise of the Chair of the HR&C Committee and Towers Watson, the HR&C Committee’s advisor, in assessing these recommendations and formulating recommendations for the Chief Executive Officer and further recommends compensation decisions to the independent members of the Board. The HR&C Committee may confer with the Chief Executive Officer, the Senior Human Resources Officer, Agrium’s Chief Legal Officer and Chief Financial Officer on matters that fall within their respective realms of responsibility.

Establishing Target Compensation

On an annual basis, the Senior Human Resources Officer reviews the need for changes to the senior executive compensation program based on business needs, evolving trends and current best corporate governance

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practices. Every second year, Towers Watson conducts a detailed competitive analysis of total direct compensation; as well as the individual elements of compensation based on Agrium’s peer groups. In intermittent years, Towers Watson updates the competitive analysis to reflect projected market increases. Based on the competitive analysis and the desired compensation mix, target incentive opportunities may be adjusted.

Advising the HR&C Committee

Four times a year, the Senior Human Resources Officer provides the HR&C Committee with a detailed review of the estimated and actual results for each of Agrium Enterprise KPIs compared to threshold, target and maximum goals and the resulting estimated costs, as well as actual payments to the executive officers following the end of the fiscal year. The HR&C Committee also monitors Agrium’s TSR relative to a peer group of companies along with the potential PSU payouts.

In addition to the competitive analysis, Towers Watson advises the HR&C Committee with respect to various aspects of the compensation process. The assistance provided by Towers Watson in 2012 included:

•	Assisting the CG&N Committee with its review of Board compensation and conducting a competitive review of Board of Director compensation levels;

•	Assisting the HR&C Committee in updating and evaluating the appropriateness of the peer companies that it uses to evaluate the competitiveness of Agrium’s executive compensation program;

•	Updating the previous year’s competitive reviews of senior executive compensation levels;

•	Supporting the HR&C Committee in the review of material and recommendations that are originated by management;

•	Providing information on trends in compensation governance to the HR&C Committee and the Human Resources Department;

•

Reporting to the HR&C Committee and the Human Resources Department on trends and current best corporate governance practices under executive employment agreements, and advising on the new form of executive employment agreement approved by the Board on recommendation of the HR&C Committee (see “Section Six: Compensation Governance — 2012 Executive Compensation — NEO Contracts, Termination and Change in Control Benefits — Looking Ahead”);

•

Reporting to the HR&C Committee and the Human Resources Department on trends and current best corporate governance practices under long term incentive plans (see “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Long Term Incentive Plans”);

•

Reviewing the Corporation’s compensation programs from a compensation risk perspective, to assist the HR&C Committee in determining whether there are any risks arising from the Corporation’s compensation policies or practices that are reasonably likely to have a material adverse effect on the Corporation (see “Section Six: Compensation Governance — Our Compensation Governance —  Compensation Risk” for further information regarding compensation risk);

•	Conducting an analysis of, and reporting on, the correlation between Agrium’s performance and compensation levels;

•	Analyzing and reporting on the suitability of Agrium’s annual incentive measures and goal setting; and

•	Assisting the HR&C Committee with the development of the Circular.

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A senior representative of Towers Watson participated in two HR&C Committee meetings in 2012. Materials provided by Towers Watson are prepared independently of management and have been presented by Towers Watson and/or management to the HR&C Committee for the HR&C Committee’s review and approval. As is the case each year, the HR&C Committee met with the Towers Watson representative without the Chief Executive Officer or members of management present. In the course of preparing for all HR&C Committee meetings, the Towers Watson representative conferred with the HR&C Committee Chair and the Senior Human Resources Officer. In addition, the HR&C Committee’s interactions with the Senior Human Resources Officer include at least one meeting in which no other member of management is present.

The HR&C Committee has determined that Towers Watson is independent from Agrium management and is satisfied that it receives impartial and independent advice from Towers Watson on all matters relating to executive compensation. The HR&C Committee is required to pre-approve any services requested by management from any compensation consultants engaged by the HR&C Committee. The HR&C Committee will not approve any work that, in its view, could compromise the independence of the compensation consultants engaged to advise the HR&C Committee. In addition to the pre-approval requirements, to ensure a continued independent relationship, the Towers Watson consultants advising the HR&C Committee do not:

•	Act as the “client manager” for services provided to Agrium;

•	Directly benefit from any non-executive compensation services Towers Watson provides to Agrium; or

•	Participate in discussions with management that relate to non-executive compensation advisory services.

The fees billed by Towers Watson with respect to all work performed for the Corporation are set out below. The total fees represent less than 1% of Towers Watson’s total annual revenue.

Type of Fee	Billed in 2011 (U.S. $)	Billed in 2012 (U.S. $)	Percentage of Total Fees Billed in 2012
Executive compensation related fees	$248,000	$452,000	33%
All other fees(1)	$959,000	$924,000	67%

Note:

(1)	Represents amounts billed by Towers Watson for professional services rendered in relation to benefits and pension consulting services.

The Chair of the HR&C Committee meets privately with the HR&C Committee’s compensation consultant quarterly to review ongoing compensation work and any proposed additional services, including any matters related to NEO compensation. In addition, the HR&C Committee conducts an annual evaluation of the performance and independence of its external compensation consultant. In connection with the completion of the 2012 compensation year, the HR&C Committee evaluated the services of Towers Watson and determined that it was satisfied with the effectiveness of the performance of Towers Watson.

Setting Performance Goals and Objectives

In February of each year, the Chair of the Board, the Chair of the HR&C Committee and the Chief Executive Officer meet and establish compensation goals and objectives for the Chief Executive Officer, taking into account the Corporation’s strategic and annual business plans, the link between executive pay and Agrium’s financial and non-financial performance, and Agrium’s risk profile. These goals and objectives include both financial and non-financial objectives and individual performance criteria set by the Chief Executive Officer. The final performance goals and objectives for the Chief Executive Officer are approved by the HR&C Committee and the independent members of the Board.

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The Chief Executive Officer then meets with Agrium’s other senior executives and the Senior Human Resources Officer to set their specific performance goals and objectives and their individual performance objectives.

Reviewing Performance and Setting Compensation

In making recommendations to the Board regarding the Chief Executive Officer’s compensation, the HR&C Committee evaluates the Chief Executive Officer’s performance relative to the goals that are established in February. Performance impacts the Chief Executive Officer’s salary, annual incentive and long term incentive grants. Based on performance, the HR&C Committee determines compensation levels in relation to the target compensation for each compensation element. The HR&C Committee provides feedback and recommendations in connection with the Chief Executive Officer’s performance evaluation which are presented to the Chief Executive Officer by the Board Chair and the Chair of the HR&C Committee.

The Chief Executive Officer makes recommendations to the HR&C Committee regarding executive merit increases, incentive compensation and total compensation for executives being hired or promoted. The HR&C Committee consults with the Chief Executive Officer in regard to his evaluation of the performance and the associated rewards of the executives who report to him. As part of the compensation process, the HR&C Committee assesses the compensation awarded to the senior executive team to ensure that there is appropriate internal equity between members of the executive team, such that employees with similar responsibilities, experience and historical performance are rewarded comparably. The HR&C Committee’s recommendations regarding the NEOs’ total compensation packages are presented to the Board, which determines and approves the NEOs’ total compensation packages and provides feedback and recommendations in connection with their performance.

In addition, the HR&C Committee annually reviews total compensation tables prepared by management and the consultant for each NEO in conjunction with preparation of the proxy circular. Reports are prepared periodically to (i) describe trends in termination and change of control provisions, (ii) review current provisions applicable to Agrium’s senior executives under executive employment agreements, and (iii) review potential aggregate and incremental payment upon employment termination or change of control. The overall purpose of these tables and reports is to understand the competitive posture of individual compensation elements as well as the aggregate of all of the elements of actual and potential executive compensation upon various scenarios.

Granting of Equity Awards

Typically, the Board grants equity awards of Stock Options, SARs and PSUs on an annual basis at its February meeting, based on the recommendations of the HR&C Committee. In determining the type and amount of any equity grant, the HR&C Committee considers the recommendations of the Chief Executive Officer for officers, excluding himself, and previous grants made, including awards which remain unvested and/or unexercised. In addition, the HR&C Committee approves the aggregate number of equity awards to non-executive employees.

The Corporation also has a “President’s Award Pool” pursuant to which, under a delegation of authority by the Board to the Chief Executive Officer, the Chief Executive Officer may grant awards of Stock Options under the Stock Option Plan, SARs under the SAR Plan and PSUs under the PSU Plans to eligible employees in connection with exceptionally meritorious performance, promotions and new hires. The President’s Award Pool is limited as to the aggregate number of Stock Options, SARs and PSUs that may be awarded.

The Corporation has implemented an Option Granting Policy to document the Corporation’s practices and promote the consistent and efficient administration of Stock Options and SARs, including (i) the procedure for

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annual grants, (ii) the procedure for one-off grants under the President’s Award Pool, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.

Reimbursement of Annual and Long Term Incentive Compensation (Clawback Policy)

Agrium has adopted an Executive Compensation Clawback Policy concerning awards made under the Corporation’s annual and long term incentive plans. The policy applies to all executive officers.

Basis for Compensation Decisions

Peer Groups

Compensation Peer Group

Target total compensation levels for Agrium executives are set at the median of comparator peer groups, with the exception of the current Chief Executive Officer whose target total compensation levels has been set near the 75th percentile of the applicable peer group. The peer group for Agrium’s Chief Executive Officer, Chief Financial Officer, other Executive Vice Presidents, President, Retail and President, Wholesale (the “Compensation Peer Group”) is listed below. This group consists of Agrium’s peers in the broader industry and reflects that the talent pool for these positions is largely U.S. based. The Compensation Peer Group was selected purely for compensation analysis and should not be confused with other peer groups that the Corporation uses to benchmark other aspects of its business like financial and operational performance.

The HR&C Committee, in consultation with its independent compensation consultant, Towers Watson, reviews the Compensation Peer Group annually to ensure that it continues to be appropriate. Executive compensation levels vary among industries; consequently Agrium’s independent compensation consultant has selected companies from a variety of industries that have aspects of business that are representative of parts of Agrium’s businesses and/or business models. Company size also impacts executive compensation levels. In selecting companies, the independent compensation consultant also ensured that the selected companies are appropriately sized relative to Agrium. More specifically, the criteria used for determining the companies included in the peer group include that each company (i) is autonomous and publicly-traded, (ii) is in industries similar to one or more of Agrium’s businesses, and (iii) is similarly sized considering revenues, assets, market capitalization and number of employees. The peer group as chosen by Agrium’s independent compensation consultant and approved by the HR&C Committee is considered to be an appropriate comparator group, for the purposes of determining appropriate compensation, based on the above criteria. In 2012, the HR&C Committee made revisions to the Compensation Peer Group primarily to reflect growth in Agrium’s size relative to its peers and industry consolidation. The revised Compensation Peer Group was used to evaluate executive compensation during fiscal 2012.

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The following table provides an overview of the 2012 Compensation Peer Group as compared to the Corporation(1):

	Agrium	Compensation Peer Group
Industry	Fertilizers and Agricultural Chemicals Production and Distribution	Fertilizers, Chemicals and Agricultural Goods
Location(s)	Canadian based with U.S. and overseas operations	Mainly U.S. based

	2012 Results	Median	75th Percentile
Sales (millions U.S. $)	$16,686	$10,360	$12,941
Market Capitalization (millions U.S. $)	$14,881	$20,908	$33,270
Assets (millions U.S. $)	$15,977	$16,307	$17,916
Employees	14,500	21,000	36,750

Note:

(1)	Agrium reports its financial results in U.S. dollars. Information concerning peer group companies reporting in Canadian dollars has been converted from Canadian dollars to United States dollars using the 2012 average annual exchange rate of U.S. $1.00 = Cdn. $0.9996. Market capitalization has been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2012 of U.S. $1.00 = Cdn. $0.9949.

Companies in Compensation Peer Group	Business
AGCO Corporation, Duluth, GA	A distributor of farm equipment using a distributed business model.

Air Products & Chemicals, Inc., Lehigh Valley, PA	Produces and distributes chemicals and gases.

Ashland Inc., Covington, KY	Manufactures and distributes specialty chemicals.

Deere & Company, Moline, IL	Manufactures and distributes farm equipment using a distributed business model.

Ecolab, Inc., St. Paul, MN	Distributor of chemicals, products, services and technology related to cleaning and sanitizing, pest control, water purification, oil and gas production and oil refining.

Huntsman International LLC, Salt Lake City, UT	Manufactures and distributes specialty chemicals.

Monsanto Company, Creve Coeur, MO	Manufactures and distributes chemicals related to agriculture productivity, and seeds.

The Mosaic Company, Plymouth, MN	Mines, manufactures and distributes crop nutrients.

Potash Corporation of Saskatchewan Inc., Saskatoon, SK	Mines, manufactures and distributes crop nutrients.

PPG Industries, Inc., Pittsburgh, PA	Manufactures and distributes chemical based products such as paints, sealant and coatings.

Praxair, Inc., Canbury, CT	Produces and distributes chemicals, coating and gasses; as well as related technology.

Sherwin-Williams Company, Cleveland, OH	Manufactures and distributes chemical based coatings.

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PSU Peer Group

In addition to the Compensation Peer Group, Agrium uses a designated group of companies (the “PSU Peer Group”) against which it measures its TSR for the purpose of PSU performance vesting. The criteria used for determining the companies included in the PSU Peer Group include that each company (i) is in the chemical, fertilizer or distribution sectors, (ii) has a comparable market capitalization to that of Agrium, and (iii) has a similar risk profile to that of Agrium. The PSU Peer Group has been chosen by the HR&C Committee as an appropriate comparator group for measuring TSR, as it is representative of investment opportunities for equity investors seeking exposure to industrial sectors similar to ours. Company size, while a consideration, is less of a restriction in selecting PSU peers. Some of the members of the PSU Peer Group are included in the Compensation Peer Group; however, a number of PSU comparators are too small to be considered appropriate peers for compensation purposes. The members of the PSU Peer Group used for the 2012 PSU grant are:

Companies in PSU Peer Group
AGCO Corporation	Eastman Chemical Company	The Mosaic Company
Albemarle Corporation	FMC Corporation	Potash Corporation of Saskatchewan Inc.
Archer Daniel Midland Company	K+S Ag	Sociedad Quimica y Minera
CF Industries Holding, Inc.	Methanex Corporation	Syngenta Canada Inc.
Deere & Company	Monsanto Company	The Scotts Miracle-Gro Company
Yara International ASA

The HR&C Committee, in consultation with its compensation consultant, reviews and updates the PSU Peer Group at least bi-annually to ensure that it continues to be appropriate.

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Target Level Compensation

The Compensation Peer Group is used to establish competitive total compensation, and annual and long term incentive targets are established to ensure an appropriate balance between short and long term performance. The table below briefly sets out (i) the elements of our total compensation, (ii) the target level of compensation for NEOs assuming desired performance and achievement of goals, and (iii) the manner in which actual compensation can vary from the targeted level of compensation.

Compensation Element	Compensation Target	Actual Compensation

Total Compensation = Salary + Annual Incentive + Long Term Incentive
Total Compensation

In 2012, total compensation target was:

•  near the 75th percentile of Compensation Peer Group for the Chief Executive Officer(1), and

•  near median (50th percentile) of Compensation Peer Group for the other NEOs.

Actual total compensation will reflect performance.

Fixed Compensation = Base Salary, Benefits and Perks, and Pension Arrangements
Base Salary

In 2012, base salary target was:

•  near the 75th percentile of Compensation Peer Group for the Chief Executive Officer(2), and

•  near median (50th percentile) of Compensation Peer Group for the other NEOs.

For the NEOs, actual base salary will be higher or lower than the targeted positioning depending on the executive’s experience, ongoing contribution to the business and level of sustained performance.
Benefits and Perks	Aligned with industry competitive practices.	Near targeted positioning.
Pension Arrangements	Aligned with industry competitive practices.	Near targeted positioning.
Performance Based/At-Risk Compensation = Annual Incentives + Long Term Incentives
Annual Incentives = Profit Sharing Plan + Performance Recognition Plan
Profit Sharing Plan

Performance at the target level will result in a target award level. In 2012, the target award level was 5% of base salary.

Performance significantly above expectations can result in a “Maximum” award. In 2012, the Maximum award level was 10% of base salary.

Performance below a defined threshold can result in zero incentive payable.

Actual incentive received is determined based on performance and in accordance with the terms of the Profit Sharing Plan.

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Compensation Element	Compensation Target	Actual Compensation
Performance Recognition Plan

Performance at the target level will result in a target award level. In 2012, the target award level was:

•  125% of base salary for the Chief Executive Officer, and

•  60% to 65% of base salary for the other NEOs.

Performance significantly above expectation can result in a maximum award. In 2012, the maximum award level was:

•  250% of base salary for the Chief Executive Officer, and

•  120% to 130% of base salary for other NEOs.

Performance below a defined threshold can result in zero incentive payable.

Actual incentive received is determined based on performance and in accordance with the terms of the Performance Recognition Plan.
Long Term Incentives = Stock Options and SARs granted under the applicable Long Term Incentive Plan
Stock Options and SARs	In 2012, target awards were: • 180% of base salary for Chief Executive Officer, and • 80% of base salary for other NEOs.	Individual grants can be higher or lower and will reflect the potential of the individual and the level of sustained contribution of each executive.
PSUs

In 2012, target awards were:

•  180% of base salary for the Chief Executive Officer, and

•  80% of base salary for other NEOs.

On conclusion of the three-year performance period, the number of PSUs that vest is based on the Corporation’s TSR over the performance period compared to a selected peer group of companies, the PSU Peer Group.

Individual grants can be higher or lower and will reflect the potential of the individual and the level of sustained contribution of each executive.

Notes:

(1)

The move from the 50th to the 75th percentile total compensation target for the CEO was made effective January 1, 2010 when Mr. Wilson agreed to extend his employment agreement beyond its original expiry date of May 13, 2011. The Board continues to view the 50th percentile as the appropriate Chief Executive Officer total compensation target but made exception for Mr. Wilson based on the Board’s view that his continued leadership was important to the success of Agrium’s growth and strategic initiatives.

(2)	See note (1).

Performance Measures and Goals

Consistent with our underlying principle to “pay-for-performance” when setting executive compensation, the Corporation sets clearly defined standards of performance for variable elements of total compensation, and annually defines the level of performance required to meet threshold, target and maximum pay opportunities.

The performance of the NEOs is measured against objective performance goals and, where appropriate, subjective goals. Where subjective goals are used to measure performance and award compensation, they are defined in as detailed a manner as possible so that the evaluator (being the HR&C Committee for the Chief Executive Officer and the Chief Executive Officer for the other NEOs) can use their business judgment to make an appropriate assessment on the basis of evidence presented as to the achievement of the goal. All senior executives are evaluated against a number of objective goals, and no senior executive is evaluated solely on the basis of subjective performance goals.

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Our Performance in 2012

Agrium is a leading agricultural products and services organization, a global producer and wholesale marketer of nutrients for agricultural and industrial markets. We operate and report our business through three strategic business units:

•

The Retail Business Unit, with sales of U.S. $11.5-billion in 2012 (as compared to U.S. $10.3-billion in 2011), operates in North and South America and Australia, providing crop inputs and services directly to farmers. In 2012 Agrium continued to make significant progress towards growing Retail position through a combination of organic growth initiatives and value-enhancing acquisitions. In 2012, Agrium also entered into an agreement with Glencore International plc (“Glencore”) to acquire approximately 90 percent of Viterra Inc.’s (“Viterra”) Canadian retail business upon Glencore’s acquisition of Viterra. Agrium’s Retail 2012 financial results were its strongest ever in terms of sales, gross profit and EBIT which were driven by the combination of strong global crop prices, increased planted acreage across key agricultural regions and one of the earliest North American spring seasons in history, which supported robust demand for crop input products and services.

•

The Wholesale Business Unit, with sales of U.S. $5.5-billion in 2012 (as compared to U.S. $5.6-billion in 2011), produces, markets and distributes all major crop nutrients for agricultural and industrial customers both domestically and around the world. In 2012, Agrium continued to build the foundations for future growth in Wholesale capacity and earnings, with expansion projects in both potash and nitrogen. The 2012 financial results were the second highest results on record for Agrium’s Wholesale operations due to a combination of the strength in the agricultural fundamentals in general and robust demand for crop nutrients in particular as well as leveraging the Corporation’s competitive strengths.

•

The Advanced Technologies Business Unit, with sales of U.S. $578-million in 2012 (as compared to U.S. $510-million in 2011), is a leader in producing and marketing technologically advanced fertilizers and micronutrients for sale to the broad-based and specialty agriculture, as well as, professional turf and ornamental markets worldwide. The increase in sales was primarily attributable to strong demand for Environmentally Smart Nitrogen (ESN), supported by the attractive crop price environment, as well as the full-year contributions from acquisitions made during 2011. This was also supported by the availability of additional ESN sales volumes during the fourth quarter of 2012 as a result of the expansion project completed at our New Madrid facility.

In addition, a variety of corporate functions are included in a fourth non-operating business unit that provides support and services to the three strategic business units.

Agrium achieved record results in 2012, with the highest consolidated net earnings in the Corporation’s history. In 2012, Agrium’s net earnings from continuing operations were U.S. $1.5-billion, approximately the same as the previous record of U.S. $1.5-billion in 2011, as a result of continued strength in the underlying agricultural fundamentals. Agrium’s 2012 EBITDA continued at a record level of U.S. $2.7-billion, similar to 2011.

Agrium has a high performing and engaged workforce that is key in attracting and retaining high quality employees. Our voluntary turnover is 8% for North America and 10% globally which compares very favourably when measured against external benchmarks.

The HR&C Committee believes that our executives and employees have conducted the operations and affairs of the Corporation so as to produce excellent financial results during a volatile and difficult period. The HR&C Committee is of the view that management has also been able to efficiently grow the Corporation by identifying and executing a series of expansions and acquisitions, while at the same time maintaining financial discipline. The HR&C Committee is of the view that the design of the compensation and incentive programs in place are robust and well designed. Consequently the executives have been fairly compensated for the strong results achieved.

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For more information about Agrium’s business and operations please see our Annual Information Form dated February 22, 2013 and filed under the Corporation’s profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml.

Annual Incentive Performance Objectives

Profit Sharing Plan

The NEOs participate in the Profit Sharing Plan, which has a target payout of 5% of salary. EBITDA targets are set based on normalized EBITDA over a five-year period. The Corporation has exceeded the maximum of the performance range resulting in a payout of 10% of salary.

Performance Recognition Plan

The NEOs participate in the Performance Recognition Plan. Each year, key performance indicators (“KPIs”) are largely set on the basis of the Corporation’s budget, taking into account the Corporation’s strategic and annual business plans. The NEOs’ Performance Recognition Plan is then comprised of three components:

•	Agrium Enterprise KPIs. Agrium enterprise KPIs account for 50% of the NEOs’ target incentive (75% in the case of the Chief Executive Officer).

•

Business Unit/Function KPIs. Business unit/function KPIs account for 25% of the target incentive (except for the Chief Executive Officer, who does not have his component in his Performance Recognition Plan).

•	Individual Performance. Individual performance comprises the remaining 25% of the target incentive.

“Target” level goals identify the performance necessary to achieve Agrium’s budget and receive compensation at the Target award level. Business unit/function KPIs and individual goals in practice are blended together for the NEOs (other than the Chief Executive Officer).

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The table below sets out (i) the key performance measures that determine annual incentive payouts for the NEOs, (ii) performance in 2012 as against these objectives, and (iii) comments with respect to actual performance:

2012 Performance Goals(1)(2)	Target	2012 Result	Comments
Improve Base Business
Diluted earnings per share (“EPS”) ($U.S.)*	$9.10	$9.55	Exceeded target
Corporate funds flow from operations(3) ($U.S. millions)*	$1,830	$2,103	Exceeded target
Retail EBITDA(4) — excluding 2012 major acquisitions ($U.S. millions)	$722	$915	Exceeded target
Retail — grow seed and Loveland Products sales to improve EBITDA ($U.S. millions)	$40	$89	Significant improvement in seed and Loveland Products earnings
Wholesale Adjusted EBIT(5) ($U.S. millions)	$1,640	$1,686	Exceeded target
Wholesale — manage operating costs(6) ($U.S. millions)	$626	$602	Exceeded target
Wholesale — manufacturing reliability and process safety	Meet 4 out of 7 schedule and availability measures	Met 5 out of 7	Exceeded targets
Manage Capital
Return on capital employed (“ROCE”)(7)*	9%	18%	Exceeded target
Retail working capital as a percentage of revenues	20%	19.6%	Exceeded target
Maintain strong capital structure and access to capital	Investment grade rating	Achieved	Exceeded targets
	Debt to Debt +Equity of <45%(8)	42%	Significant achievement
Subjective goals:
• Share buy back • Debt issuance • Increased dividend to U.S.$2.00 a share		Complete Complete Complete
Grow to Industry Leadership Position
Timely progress of Vanscoy expansion
• Compaction plant percentage completion	30%
• West concentrator steel percentage completion	25%	On plan and budget	Met target
• Program spend	75%
Expand Environmentally Smart Nitrogen at New Madrid on time and budget	Expansion on time and on budget	Project on track and expected to be U.S.$1.8 million under budget	Exceeded targets
Close and integrate Retail acquisitions.*
• EBITDA from 2010 and 2011 Retail acquisitions ($U.S. millions)	$30	$33
• EBITDA related to 2012 Retail acquisitions ($U.S. million)	$20	$36	Achieved earnings improvements from Retail tuck ins
• Achieve Landmark synergies (reduce overhead, improve profitability, improve margins) (U.S. millions)	$92	$74	Year over year EBITDA up by 50%, approximately half synergies realized, but target not fully attained
	$142	$143
Environment Health and Safety
Agrium Enterprise EH&S
• Employee total recordable injury rates	1.89	2.10	Target not met
• Contractor total recordable injury rates	1.60	1.23	Exceeded target
• Environmental incident rate	0.24	0.17	Exceeded target
Retail EH&S
• Employee total recordable injury • Employee lost time incident	2.30 0.75	2.41 0.80	Targets not met

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2012 Performance Goals(1)(2)	Target	2012 Result	Comments
Wholesale EH&S			Exceeded all targets
• Employee total recordable injury	1.10	1.05
• Employee lost time incident	0.28	0.08
• Contractor total recordable injury	1.60	1.23
• Environment incident rate	0.75	0.47
Create and Sustain High Performance Culture* Subjective goals:			Significant achievement
• Canada’s Top 100 Employers		Achieved
• Canada’s Best Diversity Employer		Achieved
• Canada’s 10 Most Admired Cultures		Achieved

*An Agrium Enterprise KPI applicable to all NEOs

Notes:

(1)	Information regarding performance measures is disclosed in the limited context of annual and long term performance based awards and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Agrium specifically cautions investors not to apply these statements in other contexts.

(2)	The Corporation has identified the key metrics which are used to determine Performance Recognition Plan payments. Target level performance objectives are intended to be reflective of challenging performance in which significant effort is required to successfully achieve them (i.e. a 50% chance of exceeding or not achieving target). Performance beyond target/plan levels is reflective of outstanding performance relative to expectations where a sustained level of high performance is required.

(3)	Funds flow from operations is operating cash flow before changes in non-cash working capital. The Corporation uses this measure, among others, to assess the capacity of the Corporation to generate cash to maintain and grow the operations.

(4)	EBITDA is the Corporation’s net earnings (loss) from continuing operations before finance costs, income taxes, depreciation, and amortization and is not a recognized measure under IFRS. The Corporation uses EBITDA, among other measures, to assess the operating performance of its ongoing businesses without the effects of depreciation and amortization expense, net benefit plans cost, and restructuring and other items. See “Section One: Legal Advisories — Non-IFRS Financial Measures Advisory”. Retail EBITDA excluded EBITDA attributable to acquisitions in 2012.

(5)	Wholesale Adjusted EBIT represents Wholesale’s earnings from continuing operations before finance costs and income taxes, adjusted for working capital charges.

(6)	Operating costs include fixed costs, selling and general administrative expenses excluding foreign exchange, depreciation and IT allocations.

(7)	ROCE (Return on Capital Employed) represents a measure to evaluate the after-tax earnings generated on invested capital and is used to measure our operating performance and efficiency of our capital allocation process. It is calculated as the last 12 months EBIT less income taxes at the planned tax rate of 28% divided by 12 months average non-cash working capital, property, plant and equipment, investment in associates, other assets, intangibles and goodwill. This definition can be different than that disclosed in Agrium’s financial statements.

(8)	Determined in accordance with the rating agency calculation methodology.

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Setting 2012 NEO Compensation

The following table sets out the basis for compensation decisions with respect to each element of NEO compensation in 2012:

Base Salary	2012 Base Salary. NEO base salaries paid in 2012 are as follows:
See the “Summary Compensation Table” (below) for the actual total base salary paid to each NEO during fiscal 2012, 2011 and 2010.	NEO	2011 Base Pay(1)(2) (U.S. $)	2012 Base Pay(1) (U.S. $)	% Increase(2)
	M.M. Wilson	$1,420,483	$1,460,584	3.9%
	S.G. Dyer	$ 454,959	$ 500,200	11.1%
	R.L. Gearheard	$ 490,000	$ 520,000	6.1%
	L. O’Donoghue	$ 561,116	$ 575,230	3.6%
	B.G. Waterman	$ 606,612	$ 625,250	4.2%
	R.A. Wilkinson	$ 535,841	$ 550,220	3.8%

Notes:

(1)   Base salary is set for the period commencing March 1 of each year, following the completion of performance reviews. “2011 Base Pay” reflects the annualized salary paid to NEOs as of February 29, 2012. “2012 Base Pay” reflects the annualized salary paid to NEOs as of December 31, 2012. Base pay for 2012 and 2011 has been converted from Canadian dollars to United States dollars using the 2012 and 2011 average annual exchange rates of U.S. $1.00 = Cdn. $0.9996 and U.S. $1.00 = Cdn. $0.9891, respectively.

(2)   The % increase is based on 2011 and 2012 Base Pay excluding conversions related to foreign exchange rates.

Profit Sharing Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2012, 2011 and 2010.	In 2012, consolidated EBITDA(1) was U.S. $2.6 billion which resulted in a 10% payout under the Profit Sharing Plan for eligible employees. Profit Sharing Plan payments to NEOs were awarded as follows:
	NEO	2012 Salary Earned(1)(2) (U.S. $)	Profit Sharing Plan Payment (U.S. $)	Actual Profit Plan Payment as % of Salary
	M.M. Wilson	$1,449,399	$144,940	10%
	S.G. Dyer	$ 469,831	$ 46,984	10%
	R.L. Gearheard	$ 514,560	$ 51,457	10%
	L. O’Donoghue	$ 571,162	$ 57,117	10%
	B.G. Waterman	$ 620,166	$ 62,017	10%
	R.A. Wilkinson	$ 546,153	$ 54,616	10%

Notes:

(1)   EBITDA is the Corporation’s net earnings (loss) from continuing operations before finance costs, income taxes, depreciation, amortization and asset impairment and is not a recognized measure under IFRS. The Corporation uses EBITDA, among other measures, to assess the operating performance of its ongoing businesses without the effects of amortization expense, net benefit plans cost, and restructuring and other items. See “Section One: Legal Advisories—Non-IFRS Financial Measures Advisory”.

(2)   Amount reported is the aggregate base salary earned by each NEO in fiscal 2012 (base salary adjustments took effect on March 1, 2012).

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The formula used to calculate the Performance Recognition Plan payments to each NEO is as follows:
Performance Recognition Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2012, 2011 and 2010.	Actual % of Base Salary Awarded	Calculation (1)
Notes:
(1) Target level compensation would result from achievement of the target level performance objectives and would equal between 60% to 125% of each NEO’s base salary.

(2)    Evaluation of Agrium performance is based on achievement of specific Agrium Enterprise KPIs (see “Agrium Annual Incentive Performance Objectives” (above) for the 2012 KPIs and actual 2012 achievement). The Agrium performance objectives have a 75% weight for the Chief Executive Officer and a 50% weight for the other NEOs. The actual score can range from 0x target (if all Agrium Enterprise KPIs are below threshold) to 2x target (if maximum level Agrium Enterprise KPIs are achieved.)

(3)    The Business Unit/Function objectives have a 25% weight for the NEOs other than the Chief Executive Officer. The actual score can range from 0x target to 2x target based on actual Business Unit/Function performance

(4)    Evaluation of individual performance is based on achievement of individual goals. The individual performance objectives have a 25% weight for the NEOs, the actual score can range from 0x target (for poor individual performance) to 2x target (for excellent individual performance). In practice, the business unit/function KPIs and individual goals are blended together for NEOs, other than the CEO.

Based on performance in 2012 and the relative weighting of each factor for each NEO, the Performance Recognition Plan compensation paid to NEOs for 2012 was as follows:

NEO	2012 Salary Earned(1) (U.S. $)	2012 Target as % of Salary	2012 Actual Performance Plan Payment (U.S. $)	Actual Performance Plan Payment as % of Salary
M.M. Wilson	$1,449,399	125%	$2,839,916	196%
S.G. Dyer	$ 469,831	65%	$ 490,151	104%
R.L. Gearheard	$ 514,560	65%	$ 491,663	96%
L. O’Donoghue	$ 571,162	65%	$ 558,740	98%
B.G. Waterman	$ 620,166	60%	$ 537,684	87%
R.A. Wilkinson	$ 546,153	65%	$ 530,724	97%
Note: (1) Amount reported is the aggregate base salary earned by each NEO in fiscal 2012 (base salary adjustments took effect on March 1, 2012).

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PSUs and Stock Options or SARs

See the “Summary Compensation Table” (below) for the grant date fair value of all share-based and option-based awards granted to each NEO during fiscal 2012, 2011 and 2010.

2012 Grants. In 2012, the Board and HR&C Committee determined that a 50%/50% mix of PSUs and Stock Options or SARs would be granted to provide a balanced focus on share price growth and Total Shareholder Return.
PSUs. The following table sets out the PSUs granted to NEOs during the fiscal year ended December 31, 2012:
NEO	PSUs (#)	Performance Period Until Maturation or Payout	Grant Date Fair Value of PSUs(1) (U.S. $)
M.M. Wilson	37,857	31-Dec-14	$2,873,808
S.G. Dyer	6,619	31-Dec-14	$ 502,463
R.L. Gearheard	6,339	31-Dec-14	$ 481,207
L. O’Donoghue	6,619	31-Dec-14	$ 502,463
B.G. Waterman	9,139	31-Dec-14	$ 693,762
R.A. Wilkinson	6,915	31-Dec-14	$ 524,933

Note:

(1)   Grant date fair value has been calculated in accordance with the expected life binomial lattice methodology using the Common Share price on the date of grant of U.S. $88.27 and an expected value of 86%.

The grant date fair value of the PSUs has been determined by using the closing price of the Common Shares on the day preceding the grant. PSUs granted in February 2012 vest at the end of a three-year performance cycle beginning on January 1, 2012 and ending on December 31, 2014. See “Section Six: Executive Compensation Discussion & Analysis—Long Term Incentive Plans” for further information regarding the PSU Plans.

Stock Options and SARs. The following table sets out the Stock Options and SARs granted to each NEO during the fiscal year ended December 31, 2012:

	Securities Under Options / SARs (#)		Exercise Price (1) (U.S. $/Security)		Expiration Date		Grant Date Fair Value(2) (U.S. $)
NEO	Options	SARs	Options	SARs	Options	SARs
M.M. Wilson	70,317	—	$88.27	—	20-Mar-22	—	$2,855,166
S.G. Dyer	12,295	—	$88.27	—	20-Mar-22	—	$ 499,229
R.L. Gearheard	—	11,774	—	$88.27	—	20-Mar-22	$ 478,074
L. O’Donoghue	12,295	—	$88.27	—	20-Mar-22	—	$ 499,229
B.G. Waterman	16,975	—	$88.27	—	20-Mar-22	—	$ 689,256
R.A. Wilkinson	12,845	—	$88.27	—	20-Mar-22	—	$ 521,561

Notes:

(1)   The market value of the securities underlying the Stock Options/SARs on the date of grant.

(2)   Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using the Common Share price on the date of grant of U.S. $88.27 and an expected value of 46%.

Stock Options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant.

2013 Grants. In February 2013, the Board, on the recommendation of the HR&C Committee, approved the following PSU, Stock Option and SAR grants to the NEOs:

•   51,020 PSUs, with an aggregate grant date fair value of U.S. $4,437,301 were granted to the NEOs. The PSUs granted in February 2013 vest at the end of a three-year performance cycle beginning on January 1, 2013 and ending on December 31, 2015.

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•  180,850 Stock Options and 18,591 SARs, with an aggregate grant date fair value of U.S. $4,437,283, were granted to the NEOs. The Stock Options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant.

The 2013 grants will be reflected in the Summary Compensation Table of the 2014 Management Proxy Circular as compensation paid in fiscal 2013.

Long Term Incentive Plans

Highlights

•

In 2012 the HR&C Committee retained its independent compensation consultant, Towers Watson, to assist in its comprehensive review of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans if the employee leaves Agrium under various circumstances.

•

As a result of this review, the Board, on recommendation of the HR&C Committee, approved amendments to the Stock Option Plan, the SAR Plan and PSU Plans to align these plans with current best corporate governance practices, including as to the introduction of double-trigger accelerated vesting of Stock Options and SARs under the Stock Option Plan and SAR Plan in the event of a change in control. These new provisions took effect on January 1, 2013.

Stock Option Plan

The Corporation has an Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”). The purpose of the Stock Option Plan is to provide officers and certain employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through Stock Options (which includes stock options and tandem stock appreciation rights, or SARs), to participate in an increase in the equity value of the Corporation’s Common Shares.

What is the difference between stock options and stock appreciation rights (SARs)?

•	Stock options give the holder the right to buy a specific number of Agrium’s Common Shares during a specified period of time and at a specified price.

•

Stock appreciation rights or SARs are contractual arrangements between Agrium and individual employees, in which the employee has the right to receive an amount equal to the increase in value on a specified number of shares over a specified period of time. SARs differ from stock options in the following ways:

•	the recipient is not required to pay an amount to exercise the SAR; and

•	the recipient receives the appreciation in the value of the share between the date of grant of the SAR and the date of exercise in cash.

The following section includes prescribed disclosure concerning the Stock Option Plan in the form adopted by the Board, with effect January 1, 2013, as required under Form 51-102F5 Information Circular and TSX Company Manual Section 613 Security Based Compensation Arrangements. The Stock Option Plan is the Corporation’s only compensation plan providing for the issuance of securities of the Corporation as compensation and is accordingly the only security based compensation arrangement for purposes of TSX Company Manual Section 613.

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Eligible Participants

Stock Options are granted at the discretion of the Board. Any officer or employee of Agrium and its affiliates is eligible to participate in the Stock Option Plan.

Stock Options cannot be granted to non-employee (i.e. independent) directors and no Stock Options are held by the independent directors.

Number of Securities Issued and Issuable

The total number of Common Shares reserved for issuance pursuant to the Stock Option Plan (including Stock Options that may be awarded under the President’s Pool Program to eligible employees for exceptionally meritorious performance, promotions and new hires) shall not exceed 13,650,625 Common Shares unless any increase is authorized by the Shareholders of the Corporation.

In 2012, 258,132 Stock Options were granted (none were issued under the President’s Pool Program), which represent 0.17% of the total number of Common Shares outstanding on a fully diluted basis as at December 31, 2012.

As of the date of this Circular, the maximum number of Common Shares that remain available for future Stock Option grants under the Stock Option Plan is 635,110 Common Shares (of which 29,996 remain available for future Stock Option grants under the President’s Pool Program) (representing 0.43% of the Common Shares that were outstanding as of the date of this Circular).

As of the date of this Circular, the maximum number of Common Shares subject to outstanding Stock Options (including 36,379 under the President’s Pool Program) is 2,375,231 Common Shares (representing 1.59% of the outstanding Common Shares).

Common Shares underlying Stock Options that are not exercised or that are terminated on the exercise of connected SARs are available for subsequent Stock Option grants under the Stock Option Plan.

Plan Limits

The maximum number of Common Shares issuable to any optionee under the Stock Option Plan at any time is 5% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of the grant of the option.

The maximum number of Common Shares which may be reserved for issuance to insiders under the Stock Option Plan is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant.

The maximum number of Common Shares that may be issued to insiders under the Stock Option Plan within a one-year period is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant.

Exercise Price	The Board is entitled to determine at the time of grant of the option the exercise price for the option, provided that if no specific determination is made, the exercise price shall be the closing price of the Common Shares on the New York Stock Exchange in U.S. dollars on the last business day preceding the date of the grant of the option or such other price determined by any other valuation method permitted by Section 409A approved by the Board which is satisfactory to the TSX (the “Market Price”). In no circumstances may the exercise price be lower than the Market Price of the Common Shares on the date of grant of the option.

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Formula for Calculating Market Appreciation of SARs	The Board can provide that a stock option granted under the Stock Option Plan have a stock appreciation right, or SAR, connected with it, equal to the number of Common Shares covered by the stock option, which SAR entitles the optionee to surrender to the Corporation the unexercised related stock option and to receive from the Corporation cash, less withholding tax and other required source deductions, equal to the excess of the SAR surrender price over the exercise price of the related option, where the SAR surrender price shall be either: (i) with respect to U.S. taxpayers, the closing price of a Common Share on the New York Stock Exchange on a business day in regard thereto or any other valuation method permitted by Section 409A acceptable to the Board; and (ii) with respect to optionees who are not U.S. taxpayers, the amount in U.S. dollars of the highest price of the Common Shares on the New York Stock Exchange on the date of the surrender of the SAR.
Ability to Transform Stock Option to SAR	Under the Stock Option Plan, the Corporation does not have the right to transform a stock option into a SAR involving an issuance of securities from treasury.
Vesting	The Board is entitled to determine at the time of grant of the option the vesting for the option, provided that if no such specific determination is made, the option shall vest as to 25% of the number of Common Shares granted on each of the first through fourth anniversaries of the date of the grant.
Term	The Board is entitled to determine at the time of grant of the option the term of the option not to exceed 10 years, provided that if no specific determination is made, the option shall be exercisable for a period of 10 years from the date the option is granted.
Circumstances Involving Cessation of Entitlement to Participate	Reasons for Termination	Vesting	Expiry
Stock Options (including Tandem SARs) Granted On or Before December 31, 2012:
	Retirement Required by Corporation before Age 65	Stock Options continue to vest post retirement in accordance with their terms.	Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and four years following the date on which notice of dismissal or termination of employment is provided to the optionee by the Corporation.
	Retirement Age 60 or Older	Stock Options continue to vest post retirement in accordance with their terms.	Vested Stock Options expire on the scheduled expiry date of the Stock Option.
	Retirement Age 55 to 59 (With 20 Years of Service)	Stock Options continue to vest post retirement in accordance with their terms.	Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and four years following the effective date of retirement.

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Retirement Age 55 to 59 (Without 20 Years of Service)	Unvested Stock Options continue to vest for a period of 60 days post retirement in accordance with their terms. Unvested Stock Options as of the end of the 60 day post retirement period are forfeited.	Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and four years following the effective date of retirement.
Resignation

Unvested Stock Options continue to vest for a period of 60 days following the effective date of resignation in accordance with their terms.

Unvested Stock Options as of the end of the 60 day period are forfeited.

Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and 60 days following the effective date of resignation.
Termination Without Cause (including Constructive Dismissal)—No Change in Control Involved	Stock Options shall vest on termination and become immediately exercisable.	Vested Stock Options expire on the earlier of scheduled expiry date of the Stock Option and one year following the end of the agreed or otherwise binding severance period.
Change in Control	Stock Options shall vest and become immediately exercisable.	Vested Stock Options expire on the earlier of scheduled expiry date of the Stock Option and the expiry date fixed by resolution of the Board.
Termination with Cause or any other Termination, other than upon a Change in Control	Unvested Stock Options continue to vest for a period of 60 days following termination in accordance with their terms. Unvested Stock Options as of the end of the 60 day period are forfeited.	Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and 60 days following the effective date of termination.
Stock Options (including Tandem SARs) Granted On and After January 1, 2013:
Retirement Age 60 or Older	Stock Options continue to vest post retirement in accordance with their terms.	Vested Stock Options expire on the scheduled expiry date of the Stock Option.

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Retirement at Age 55 to 59	Unvested Stock Options as of the effective date of retirement are forfeited.	Vested Stock Options expire on the earlier of the scheduled expiry date of the Stock Option and five years following the effective date of retirement.
Resignation	Unvested Stock Options as of the effective date of resignation are forfeited.	Vested Stock Options expire on the earlier of scheduled expiry date of the Stock Option and 90 days following the effective date of resignation.
Termination Without Cause (including Constructive Dismissal) — No Change in Control Involved	Unvested Stock Options as of the effective date of termination are forfeited.	Vested Stock Options expire on the earlier of scheduled expiry date of the Stock Option and 90 days following the effective date of termination.
Change in Control

Stock Options do not vest and become immediately exercisable upon a change in control, unless:

•   the successor fails to continue or assume the obligations under the Stock Option Plan or fails to provide for a substitute award, or

•   if the Stock Option is continued, assumed or substituted, the optionee is terminated without cause (or constructively dismissed) within two years following the change in control.

Vested Stock Options expire on the scheduled expiry date of the Stock Option.
Termination with Cause	All vested and unvested Stock Options as of the effective date of termination are forfeited.	All vested and unvested Stock Options as of the effective date of termination are forfeited.

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Assignability

Except as described below, an option is personal to the optionee and is non-transferable and non-assignable, other than by will or the laws relating to intestacy. An optionee who is not a U.S. taxpayer may transfer an option to any of the following permitted assigns: (i) the optionee’s spouse, (ii) a trustee, custodian or administrator acting on behalf of or for the benefit of the optionee or the optionee’s spouse, (iii) a personal holding corporation, partnership (including a family limited partnership), family trust or other entity controlled by the optionee or the optionee’s spouse, or the shareholders, partners, or beneficiaries of which are any combination of the optionee, the optionee’s spouse, the optionee’s children or the optionee’s grandchildren, (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative controlled by the optionee or the optionee’s spouse, or (v) a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the optionee or the optionee’s spouse.

Notwithstanding the foregoing, for optionees who are U.S. taxpayers, an option may be exercisable only by such optionee during his lifetime unless transferred in connection with a divorce provided that an option which is unvested or subject to substantial contingencies may not be transferred.

Amending Procedures

Shareholder approval is required to amend the Stock Option Plan to (a) increase the number of Common Shares reserved for issuance under the Stock Option Plan (including a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares), (b) change the manner of determining the exercise price so that the exercise price is less than the market price of the Common Shares at the date of grant, (c) include directors who are not also officers or employees of the Corporation or any affiliate of the Corporation as eligible participants for purposes of the Stock Option Plan, or (d) amend the assignment and transfer provisions of the Stock Option Plan. In addition, Shareholder approval is required to amend options granted under the Stock Option Plan to (a) reduce the exercise price, or cancel and reissue options or SARs so as to in effect reduce the exercise price, (b) extend the termination date beyond the original expiration date, except in certain limited circumstances where the Corporation has imposed a trading black-out, as described below, or (c) permit options or SARs granted under the Stock Option Plan to be transferred or assigned other than in accordance with the assignment and transfer provisions of the Stock Option Plan.

Subject to the restrictions in the preceding paragraph, the Board may, in its discretion, and without obtaining Shareholder approval, amend, suspend or discontinue the Stock Option Plan, and amend or discontinue any options granted under the Stock Option Plan, at any time. Without limiting the foregoing, the Board may, without obtaining Shareholder approval, amend the Stock Option Plan, and any options granted under the Stock Option Plan to (i) amend the vesting provisions in circumstances involving the retirement, termination, death, or disability of the optionee, (ii) amend the provisions relating to a change in ownership or control, (iii) amend the termination provisions, except in certain limited circumstances where the Corporation has imposed a trading black-out as described in the preceding paragraph, (iv) amend the eligibility requirements of eligible participants which would have the effect of broadening insider participation, except in certain limited circumstances as described in the preceding paragraph, (v) add any form of financial assistance, (vi) amend a financial assistance provision which is more favourable to eligible participants, (vii) add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares, (viii) add a deferred or restricted share unit or any other provision which results in the eligible participants receiving securities while no cash consideration is received by the Corporation, and (ix) make other amendments of a housekeeping nature.

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Financial Assistance	The Corporation does not provide financial assistance to participants under the Stock Option Plan.
Entitlements Previously Granted but Subject to Shareholder Ratification	There are no entitlements under the Stock Option Plan that have been granted that are subject to ratification by the Corporation’s shareholders.
Adjustments	The Stock Option Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation. The Stock Option Plan further provides that for Stock Options granted on or before December 31, 2012, optionees shall have the same rights to vote, dissent or participate in certain transactions giving rise to a change in control as such optionee would have if the optionee’s outstanding vested and unvested options had been exercised. For Stock Options granted on or after January 1, 2013, the Board has the authority, in connection with transaction that would result in a change in control, to permit optionees to exercise their vested Stock Options subject to and conditional upon the completion of such transaction.
Other	The Stock Option Plan also provides that if an option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Corporation.
Recent Amendments	As a result of the HR&C Committee’s 2012 review (assisted by Towers Watson) of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans if the employee leaves Agrium under various circumstances, the Board, on the recommendation of the HR&C Committee, approved certain changes to the Stock Option Plan, with effect January 1, 2013, to enhance the Stock Option Plan and ensure it meets or exceeds current best corporate governance practices and to make other various housekeeping changes that are intended to enhance clarity of intent, provide plan flexibility and increase administrative efficiency. The amendments to the Stock Option Plan are within the authority of the Board and do not require shareholder approval under the terms of the Stock Option Plan or the TSX rules.
	Amendment	Description of Change
	Circumstances Involving Cessation of Entitlement to Participate - Stock Options (including Tandem SARs) Granted On or Before December 31, 2012	To amend the retirement provisions described in the table above at “Circumstances Involving Cessation of Entitlement to Participate - Stock Options (including Tandem SARs) Granted on or before December 31, 2012” by adding two new categories, “Retirement Age 60 or Older” and “Retirement Age 55 to 59 (Without 20 Years of Service)”, and by making conforming changes by deleting the category, “Retirement at Age 65” and amending the category “Retirement Age 55 to 59 (With 20 Years of Service)”. These changes will only apply to Stock Options granted on or before December 31, 2012.

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Circumstances Involving Cessation of Entitlement to Participate - Stock Options (including Tandem SARs) Granted On and After January 1, 2013	To conform the vesting and termination provisions in the Stock Option Plan with current best corporate governance practices in the event of the termination of the optionee’s employment by reason of disability, death, retirement, resignation, and termination without cause (including constructive dismissal), as described in the table above at “Circumstances Involving Cessation of Entitlement to Participate — Stock Options (including Tandem SARs) Granted On and After January 1, 2013”.
Circumstances Involving Cessation of Entitlement to Participate -Stock Options (including Tandem SARs) Granted On and After January 1, 2013 - Change in Control

To introduce double-trigger vesting in the event of a change in control.

Under the new provision, Stock Options do not vest and become immediately exercisable upon a change in control, unless (i) the successor fails to continue or assume the obligations under the Stock Option Plan or fails to provide for a substitute award, or (ii) if the Stock Option is continued, assumed or substituted, the optionee is terminated without cause (or constructively dismissed) within two years following the change in control. To amend the change in control provisions and to conform these provisions and related terminology with the equivalent provisions set out in the new form of executive employment agreements that will apply to the Chief Executive Officer that succeeds Mr. Wilson and any new senior executives that join Agrium.

These changes will only apply to Stock Options granted on and after January 1, 2013.

These changes are described in the table above at “Circumstances Involving Cessation of Entitlement to Participate — Stock Options (including Tandem SARs) Granted On and After January 1, 2013”.

Change in Control

To amend the circumstances in which a change in control has occurred by:

•   increasing the percentage of voting securities of the Corporation or its successor that must be acquired before a person or group is conclusively deemed to become a controlling party from 20% to 35%;

•   providing that the proportion of the Corporation’s assets that must be acquired in order for a change in control to conclusively be deemed to have occurred, by referencing the book value of fixed assets; and

•   reducing the percentage of voting securities of the Corporation or its successor that must be held by current Shareholders from at least 60% to at least 50% of the shares of the Corporation or its successor after giving effect to a business combination or similar transaction.

These changes will only apply to Stock Options granted on and after January 1, 2013.

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Stock Appreciation Rights Plan

The Corporation has an Amended and Restated Stock Appreciation Rights Plan (the “SAR Plan”). The purpose of the SAR Plan is to provide officers and certain employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through SARs, to participate in an increase in the equity value of the Corporation’s Common Shares. The following section includes disclosure concerning the SAR Plan in the form adopted by the Board, with effect January 1, 2013.

Eligible Participants	SARs are granted at the discretion of the Board. Certain officers and high ranking employees of Agrium and its affiliates who are not residents of Canada for the purposes of the Income Tax Act (Canada) are eligible to participate in the SAR Plan.
Exercise Price	The strike price of the SAR (the “Strike Price”) shall be the closing price of the Common Shares on the New York Stock Exchange in U.S. dollars on the last business day preceding the date of the grant of the SAR (the “Market Price”), or such other price determined by any other valuation method permitted by Section 409A approved by the Board. In no circumstances may the strike price be lower than the Market Price.
Exercise of SAR	The SAR entitles the holder to receive from the Corporation cash (net of any withholding taxes or source deductions) equal to the excess of the SAR surrender price over the Strike Price of the related SAR. The SAR surrender price is determined as of the date the SAR is exercised by either (a) the closing price of a share on the New York Stock Exchange in U.S. dollars, or (b) in the discretion of the Board, any other valuation method permitted by the Treasury Regulations issued under Section 409A of the U.S. Code.
Vesting	The Board is entitled to determine at the time of grant of any SAR the vesting period for the SAR, provided that if no such specific determination is made, the SAR shall vest as to 25% of the number of SARs granted on each of the first through fourth anniversaries of the date of grant.
Term	The Board is entitled to determine at the time of grant of the SAR the term of the SAR not to exceed 10 years, provided that if no specific determination is made, the SAR shall be exercisable for a period of 10 years from the date the SAR is granted.
Circumstances Involving Cessation of Entitlement to Participate	SARs Granted On or Before December 31, 2012:
The vesting and expiry provisions in the SAR Plan applicable to SARs granted on or before December 31, 2012 in circumstances where the holders of SARs leave Agrium under various circumstances are materially the same as those that apply to Stock Options as described above under the heading “Long Term Incentive Plans — Stock Option Plan — Circumstances Involving Cessation of Entitlement to Participate — Stock Options Granted On or Before December 31, 2012.”
SARs Granted On and After January 1, 2013:
The vesting and expiry provisions in the SAR Plan applicable to SARs granted on and after January 1, 2013 in circumstances where the holders of SARs leave Agrium under various circumstances are materially the same as those that apply to Stock Options as described above under the heading “Long Term Incentive Plans — Stock Option Plan — Circumstances Involving Cessation of Entitlement to Participate — Stock Options Granted On and After January 31, 2013.”

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Assignability

Except as described below, a SAR is personal to the holder and is non-transferable and non-assignable, other than by will or the laws relating to intestacy.

Notwithstanding the foregoing, for grantees who are U.S. taxpayers, a SAR may be exercisable only by such grantee during his lifetime unless transferred in connection with a divorce provided that an option which is unvested or subject to substantial contingencies may not be transferred.

Amending Procedures	The Board may, in its discretion, amend, suspend or discontinue the SAR Plan; provided, however, that no such amendment may change the manner of determining the Strike Price, or without the consent of the holder, alter or impair any SAR previously granted.
Adjustments

The SAR Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation.

The SAR Plan further provides that for SARs granted on or before December 31, 2012, grantees shall have the same rights to vote, dissent or participate in certain transactions giving rise to a change in control as such grantee would have if the grantee’s outstanding vested and unvested SARs had been exercised. For SARs granted on or after January 1, 2013, the Board has the authority, in connection with transaction that would result in a change in control, to permit grantees to exercise their vested SARs subject to and conditional upon the completion of such transaction.

Recent Amendments	As a result of the HR&C Committee’s 2012 review (assisted by Towers Watson) of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans if the employee leaves Agrium under various circumstances, the Board, on the recommendation of the HR&C Committee, approved certain changes to the SAR Plan, with effect January 1, 2013, to enhance the SAR Plan and ensure it meets or exceeds current best corporate governance practices and governance standards and to make other various housekeeping changes that are intended to enhance clarity of intent, provide plan flexibility and increase administrative efficiency. These changes are in line with the changes made to the Stock Option Plan as described above under the heading “Long Term Incentive Plans — Stock Option Plan”. Amendments to the SAR Plan do not require TSX or Shareholder approval because the SAR Plan is not a security based compensation arrangement for purposes of TSX Company Manual Section 613 as no securities of the Corporation are issued under the SAR Plan.

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PSU Plans

The following is a summary of the Performance Share Unit Plan for Designated Employees of Agrium and its Affiliates (the “Canadian PSU Plan”) and the Performance Share Unit Plan for Designated United States Employees of Agrium and its Affiliates (the “U.S. PSU Plan”, together herein referred to as the “PSU Plans”), in the form adopted by the Board, with effect January 1, 2013.

What is a performance share unit or PSU?

A PSU is a notional security, equivalent in value to a Common Share, that does not entitle the holder to voting or other Shareholder rights, other than the right to receive additional PSUs for the value of dividends paid on the Common Shares. PSUs do not vest, and cannot be paid out, until the completion of the performance period. In general, Agrium’s PSUs have a three-year performance cycle that begins on January 1 of the grant year and ends on December 31 of the third calendar year thereafter. After the completion of the performance period, PSUs are paid in cash, in an amount equal in value to the market value of the notional Common Shares represented by the PSUs in the holders’ account.

PSUs are considered to be a preferred form of executive compensation under current best corporate governance practices. PSUs are equity-based forms of compensation, which means that payouts are linked to the market value of the Common Shares. This serves to align the interests of executives with those of Shareholders. And because the number of PSUs paid out depends on Agrium’s Total Shareholder Return (“TSR”) performance over a three-year performance period relative to our PSU Peer Group, PSUs serve to focus attention on the creation of medium to long term Shareholder value.

PSUs also help retain executives due to their vesting conditions and help executives meet their mandatory equity ownership requirements as required by our Corporate Governance Guidelines. See “Section Five: Corporate Governance — Our Corporate Governance — Executive Officers’ Mandatory Equity Ownership”.

Eligible Participants

The Canadian PSU Plan provides for the issuance of PSUs to designated employees of Agrium and its affiliates as a medium term retention incentive.

The U.S. PSU Plan provides for the issuance of PSUs to designated United States employees of Agrium and its affiliates, as a medium term retention incentive.

Credit to PSU Account	Each holder of a PSU is credited with grants of PSUs. Whenever cash dividends are paid on the Common Shares, additional PSUs are credited to holders.
Vesting

PSUs vest at the end of the performance period, generally being the three-year performance cycle beginning on January 1 of the grant year and ending on December 31 three years thereafter.

Once vested, each PSU (including dividend equivalent PSUs) will give the holder of the PSU the right to receive a cash payment (less withholding taxes and other source deductions) equal to the market value of such PSU at the end of the performance period.

The PSU market value is the average closing price of a Common Share on the New York Stock Exchange over the five business days prior to the last date on which a least one board lot of Common Shares was traded.

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Settlement

On conclusion of the three-year performance period, the number of PSUs that vest is based on the Corporation’s Total Shareholder Return (“TSR”) over the same period for a selected peer group of companies, the PSU Peer Group. Under the PSU Plans:

•  50% vest if TSR performance is at or below the 25th percentile relative to that of the PSU Peer Group;

•  100% vest if TSR performance is equal to the median of the PSU Peer Group; and

•  150% vest if TSR performance is at or above the 75th percentile relative to that of the PSU Peer Group.

Performance between the 25th and 75th percentiles are interpolated.

If the Corporation’s TSR is negative over a three-year performance cycle, the percentage of PSUs that vest may not exceed 100%.

No PSUs vest if, over the three-year performance cycle, the Corporation’s TSR is both negative and falls below the 25th percentile of the PSU Peer Group.

Circumstances Involving Cessation of Entitlement to Participate	Reasons for Termination	Vesting and Settlement
PSUs Granted On or Before December 31, 2012:
	Retirement	PSUs continue to vest and are settled and paid at the end of the performance period.
	Resignation	A PSU holder shall not be entitled to any payment for PSUs relating to performance periods in which the holder resigned and any PSUs recorded in the holder’s account shall be cancelled without payment.
	Termination Without Cause (including Constructive Dismissal) —No Change in Control Involved	A PSU holder shall be entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held and then prorated to reflect the actual period between the commencement of the performance period and the termination date, based on the Corporation’s TSR for the applicable performance period(s).

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Circumstances Involving Cessation of Entitlement to Participate	Reasons for Termination	Vesting and Settlement
	Change in Control	The Board may in its discretion settle and payout any outstanding PSUs, allow the successor to substitute the PSUs with an equivalent obligation, or make other adjustments deemed appropriate.
	Termination with Cause	Payments are not made following termination and all PSUs are cancelled.
PSUs Granted On or After January 1, 2013:
	Retirement at Age 60 or older	PSUs continue to vest and are settled and paid at the end of the performance period.
	Retirement at Age 55 to 59	A PSU holder shall be entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held and then prorated to reflect the actual period between the commencement of the performance period and the retirement date, based on the Corporation’s TSR for the applicable performance period(s).
	Resignation	A PSU holder shall not be entitled to any payment for PSUs relating to performance periods in which the holder resigned and any PSUs recorded in the holder’s account shall be cancelled without payment.
	Termination Without Cause (including Constructive Dismissal) — No Change in Control Involved	A PSU holder shall be entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held and then prorated to reflect the actual period between the commencement of the performance period and the termination date, based on the Corporation’s TSR for the applicable performance period(s).

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Circumstances Involving Cessation of Entitlement to Participate	Reasons for Termination	Vesting and Settlement
	Change in Control	The Board in its discretion may settle and payout any outstanding PSUs, allow the successor company to substitute the PSUs with an equivalent obligation, or make other adjustments deemed appropriate.
	Termination with Cause	Payments are not made following termination and all PSUs are cancelled.
Amending Procedures	The Board may, in its discretion, amend, suspend or discontinue the PSU Plan; provided, however, that no such amendment may change the manner of determining the Strike Price, or without the consent of the holder, alter or impair any PSU previously granted.
Adjustments	The PSU Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation.
Recent Amendments

As a result of the HR&C Committee’s 2012 review (assisted by Towers Watson) of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans if the employee leaves Agrium under various circumstances, the Board, on the recommendation of the HR&C Committee, approved certain changes to the PSU Plan, with effect January 1, 2013, to enhance the PSU Plan and ensure it meets or exceeds current best corporate governance practices and to make other various housekeeping changes that are intended to enhance clarity of intent, provide plan flexibility and increase administrative efficiency. Amendments to the PSU Plan do not require TSX or Shareholder approval because the PSU Plan is not a security based compensation arrangement for purposes of TSX Company Manual Section 613 as no securities of the Corporation are issued under the PSU Plan. The PSU Plans have been revised:

•      such that employees who retire between the ages of 55 and 59 will be entitled to a prorated award, on completion of the performance period, equal to the portion of the performance period worked; and

•      in the event of a change in control, the PSU performance factor will be based on Agrium’s TSR relative to the PSU Peer Group for the portion of the performance period prior to the change in control.

These changes will only apply to PSUs granted from and after January 1, 2013.

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Performance Graphs: Relationship between Performance and Executive Compensation

The following table compares the cumulative five year return on our Common Shares (assuming Cdn. $100 invested on December 31, 2007 and reinvestment of dividends) with the S&P/TSX Composite Index:

Agrium’s stock price appreciation over the past five years has generally equalled or outperformed the S&P/TSX Composite Index (as illustrated above). Our stock price slightly underperformed in 2008, along with those of many of the Corporation’s peers and the broader global equity markets, as market sentiments turned rapidly against commodities when economic uncertainty in the U.S. and elsewhere spurred fears of an impending global economic recession. In the medium to long term, NEO compensation is directly impacted by stock price, as a large proportion of Agrium’s executive compensation is awarded in PSUs, Stock Options and SARs with the expectation that these awards will increase or decrease in value as the Common Share price moves over time. NEO compensation was directly impacted by the decline in the Corporation’s stock price during 2008 and again during 2011, through the corresponding decline in the value of NEOs’ previously awarded long term incentives (being PSUs and unexercised Stock Options and SARs). Through 2009, 2010 and 2012, Agrium’s stock price increased significantly resulting in an increase in the value of NEO’s previously awarded long term incentives.

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The following table, prepared by the HR&C Committee’s independent compensation consultant, presents another view of Agrium’s pay for performance relative to Agrium’s compensation peer group:

This analysis demonstrates that the compensation earned by the Chief Executive Officer over the period 2009 through 2011 given Agrium’s performance over the same period compares very favourably relative to Agrium’s compensation peers.

Cost of Management

The cost of management ratio expresses the total of all types of compensation paid or awarded to the NEOs (including the Chief Executive Officer) as disclosed in the three-year Summary Compensation Table (below), as a percentage of net income and of market capitalization of the Corporation:

	2012	2011	2010
Total NEO Compensation (U.S. $ millions)	$ 23.11	$ 19.57	$ 16.99
Net Income (U.S. $ millions)	$ 1,498	$ 1,375	$ 713
Market Capitalization as of December 31 (U.S. $ millions)	$ 14,881	$ 10,603	$ 14,497
Cost of Management Ratio (based on Net Income)	1.54%	1.42%	2.38%
Cost of Management Ratio (based on Market Capitalization)	0.16%	0.18%	0.12%

The following table shows the cost of management ratio for compensation paid or awarded to the Chief Executive Officer as disclosed in the four-year Summary Compensation Table, as a percentage of net income and of market capitalization of the Corporation:

	2012	2011	2010
Total Chief Executive Officer Compensation (U.S. $ millions)	$ 10.49	$ 9.15	$ 8.66
Net Income (U.S. $ millions)	$ 1,498	$ 1,375	$ 713
Market Capitalization as of December 31 (U.S. $ millions)	$ 14,881	$ 10,603	$ 14,497
Cost of Management Ratio (based on Net Income)	0.70%	0.67%	1.21%
Cost of Management Ratio (based on Market Capitalization)	0.07%	0.09%	0.06%

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2012 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the compensation earned by the Chief Executive Officer and Chief Financial Officer of the Corporation, as well as the four other most highly compensated executive officers (collectively, the “NEOs”), for services rendered in all capacities during 2012, 2011 and 2010. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary(1) (U.S. $)	Share-based Awards(2)(4) (U.S. $)	Option- based Awards(3)(4) (U.S. $)	Annual Incentive Plans(5) (U.S. $)	Long Term Incentive Plans (U.S. $)	Pension Value(6) (U.S. $)	All other Compensation(7) (U.S. $)	Total Compensation(8) (U.S. $)
M.M. Wilson	2012	$1,449,399	$2,873,808	$2,855,166	$2,984,856	—	$978,417	$24,542	$11,166,187
	2011	$1,410,484	$2,194,802	$2,320,625	$2,344,048	—	$858,475	$26,330	$9,154,765
	2010	$1,300,510	$1,962,728	$1,962,728	$2,564,120	—	$842,714	$26,816	$8,659,616
S.G. Dyer	2012	$469,831	$502,463	$499,229	$537,135	—	$240,148	$17,583	$2,266,389
	2011	$398,229	$117,793	$117,761	$393,432	—	$407,731	$19,210	$1,454,157
	2010	$294,857	$108,601	$111,457	$238,827	—	$145,717	$292	$899,751
R.L. Gearheard	2012	$514,560	$481,207	$478,074	$543,120	—	$440,971	$34,566	$2,492,499
	2011	$486,462	$376,420	$376,363	$479,166	—	$342,113	$57,442	$2,117,966
	2010	$468,269	$353,400	$353,400	$525,867	—	$167,735	$30,999	$1,899,670
L. O’Donoghue	2012	$571,162	$502,463	$499,229	$615,858	—	$233,999	$15,205	$2,437,916
	2011	$547,784	$376,420	$376,363	$539,568	—	$208,501	$15,352	$2,063,989
	2010	$485,604	$326,215	$323,497	$545,334	—	$295,172	$14,882	$1,990,705
B.G. Waterman	2012	$620,166	$693,762	$689,256	$599,700	—	$307,867	$20,574	$2,931,325
	2011	$603,612	$602,601	$602,603	$594,560	—	$369,579	$28,443	$2,801,398
	2010	$565,175	$560,003	$560,003	$617,738	—	$250,047	$18,348	$2,571,314
R.A. Wilkinson	2012	$546,153	$524,933	$521,561	$585,340	—	$306,292	$19,284	$2,503,563
	2011	$532,841	$344,914	$345,056	$540,835	—	$194,324	$15,759	$1,973,729
	2010	$497,208	$326,215	$323,497	$543,449	—	$166,325	$14,920	$1,871,613

Notes:

(1)	Amounts reported represent the base salary amount paid to NEOs in 2012, 2011 and 2010.

(2)	Amounts reported represent the grant date fair value of PSUs awarded in 2012, 2011 and 2010. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S. $88.27, U.S. $91.13 and U.S. $63.22 in 2012, 2011 and 2010, respectively:

2012 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and a full 3 year term, resulting in an expected value of 86% of the grant date value;

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2011 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and a full 3 year term, resulting in an expected value of 86% of the grant date value; and

2010 Grants: the key valuation assumptions used were stock price volatility of 43%, dividend yield of 0.23%, and full 3 year term, resulting in an expected value of 86% of the grant date value.

The expected life binomial lattice methodology is used to ensure consistent long term incentive valuation across competitive market data. See “Section Six: Executive Compensation Discussion & Analysis — Long Term Incentive Plan Awards — Outstanding share-based awards and option-based awards” for the value of outstanding PSU awards at December 31, 2012.

The accounting liability recorded is based on the average Common Share price on the New York Stock Exchange as at the close of the last five trading days before the balance sheet date.

Vested share-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award.

Compensation expense is recorded, on a straight-line basis, over the vesting period of the award.

The number of PSUs that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for the PSU Peer Group. See “Section Six: Executive Compensation Discussion & Analysis — Long Term — Incentive Plans — PSU Plans” for further information.

Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period and changes in other vesting assumptions will result in a change to the related liability and the compensation expense that is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant, compensation expense is recognized on the grant date.

(3)	Amounts reported represent the grant date fair value of Stock Options (including tandem SARs) and stand-alone SARs awarded in 2012, 2011 and 2010. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S. $88.27, U.S. $91.13 and U.S. $63.22 in 2012, 2011 and 2010, respectively.

2012 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and expected life of 6.25 years, resulting in an expected value of 46% of the grant date value.

2011 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and expected life of 6.25 years, resulting in an expected value of 46% of the grant date value.

2010 Grants: the key valuation assumptions used were stock price volatility of 43%, dividend yield of 0.23%, and expected life of 6.25 years, resulting in an expected value of 43% of the grant date value.

The expected life binomial lattice methodology is used to ensure consistent long term incentive valuation across competitive market data. See “Section Six: Executive Compensation Discussion & Analysis — Long Term Incentive Plan Awards — Outstanding share-based awards and option-based awards” for the value of outstanding option-based awards at December 31, 2012.

The accounting liability recorded is based on the excess of the U.S. dollar equivalent of the highest price of the Common Shares on the New York Stock Exchange on the balance sheet date over the exercise price.

Vested option-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded on a straight-line basis over the vesting period of the award.

Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period, and changes in other vesting assumptions will result in a change to the related liability and the compensation expense, which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant compensation expense is recognized on the grant date.

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(4)	As discussed in notes (2) and (3) above, the option-based award and share-based award amounts reported in the Summary Compensation Table represent the grant date fair value of equity grants in 2012, 2011 and 2010. A comparison between grant date fair value and the current or actual value of option-based awards (being Stock Options and SARs) and share-based awards (being PSUs) is as follows:

		Grant Date Fair Value (U.S. $)		Value Realized and Outstanding as at December 31, 2012 (U.S. $)
Name	Year	Options/SARs	PSUs	Options/SARs	PSUs
M.M. Wilson	2012	$2,855,166	$2,873,808	$815,677	$5,729,294
	2011	$2,320,625	$2,194,802	$480,700	$2,381,924
	2010	$1,962,728	$1,962,728	$2,646,130	$3,035,318

		$7,138,519	$7,031,339	$3,942,507	$11,146,536
S.G. Dyer	2012	$499,229	$502,463	$142,622	$1,001,722
	2011	$117,761	$117,793	$24,393	$127,835
	2010	$111,457	$108,601	$150,265	$168,162

		$728,447	$728,856	$317,280	$1,297,719
R.L. Gearheard	2012	$478,074	$481,207	$136,578	$959,347
	2011	$376,363	$376,420	$77,961	$408,512
	2010	$353,400	$353,400	$476,450	$546,525

		$1,207,837	$1,211,027	$690,989	$1,914,384
L. O’Donoghue	2012	$499,229	$502,463	$142,622	$1,001,722
	2011	$376,363	$376,420	$77,961	$408,512
	2010	$323,497	$326,215	$436,135	$504,485

		$1,199,089	$1,205,098	$656,718	$1,914,719
B.G. Waterman	2012	$689,256	$693,762	$196,910	$1,383,100
	2011	$602,603	$602,601	$124,825	$653,977
	2010	$560,003	$560,003	$754,990	$866,033

		$1,851,862	$1,856,365	$1,076,725	$2,903,109
R.A. Wilkinson	2012	$521,561	$524,933	$149,002	$1,046,519
	2011	$345,056	$344,914	$71,476	$374,321
	2010	$323,497	$326,215	$436,135	$504,485

		$1,190,114	$1,196,062	$656,613	$1,925,325

(5)	Amounts reported represent payments made in March of 2013, 2012 and 2011 under the Profit Sharing Plan and Performance Recognition Plan that were awarded for NEO performance in 2012, 2011 and 2010, respectively.

(6)	Amounts reported include all compensation related to Agrium’s defined benefit and defined contribution plans, including service costs, plan changes and above market earnings.

(7)	Amounts reported represent all perquisites, life insurance premiums and amounts in substitution of vacation paid by the Corporation.

(8)	Amounts paid in Canadian dollars have been converted from Canadian dollars to United States dollars using the 2012, 2011 and 2010 average annual exchange rates of U.S. $1.00 = Cdn. $0.9996, U.S. $1.00 = Cdn. $0.9891 and U.S. $1.00 = Cdn. $1.0299, respectively, with the exception of the amounts applicable to Mr. Gearheard and Mr. Dyer for a portion of 2011 and all of 2010 to which no conversion rate was applied as they were paid in United States dollars.

(9)	Market capitalization has been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2012 of U.S. $1.00 = Cdn. $0.9949.

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Long Term Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table provides details regarding outstanding option and share-based awards as at December 31, 2012:

	Option and SAR Awards							Share-based Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised (#)		Options/SAR exercise price		Options/SAR expiration date	Aggregate Value of Unexercised in-the-money Options and SARs (U.S. $)(1)(2)	Start of PSU Performance Period	Number of PSUs that have not vested (#)(3)	Market or Payout Value PSUs that have not vested(4) (U.S. $)	Target Payout Value PSUs that have not vested(5) (U.S. $)	Market or Payout Value PSUs that vested and not paid out(6) (U.S. $)
		Options	SARs
M.M. Wilson	22-Feb-06	167,612		U.S.	$24.56	22-Feb-16	$12,622,860	1-Jan-10	0	$0	$0	$3,035,318
	21-Feb-07	131,700		U.S.	$39.73	21-Feb-17	$7,920,438	1-Jan-11	28,393	$2,381,924	$2,835,624	$0
	27-Feb-08	83,800		U.S.	$74.07	27-Feb-18	$2,162,040	1-Jan-12	38,245	$5,729,294	$3,819,529	$0

	25-Feb-09	149,400		U.S.	$40.30	25-Feb-19	$8,899,758		66,638	$8,111,218	$6,655,153	$3,035,318
	25-Feb-10	72,200		U.S.	$63.22	25-Feb-20	$2,646,130
	24-Feb-11	55,000		U.S.	$91.13	24-Feb-21	$480,700
	20-Mar-12	70,317		U.S.	$88.27	20-Mar-22	$815,677

		730,029					$35,547,603
S.D. Dyer	9-Feb-05	6,000		U.S.	$15.71	9-Feb-15	$504,960	1-Jan-10	0	$0	$0	$168,162
	9-May-05	10,000		U.S.	$18.74	9-May-15	$811,300	1-Jan-11	1,524	$127,835	$152,185	$0
	22-Feb-06	10,000		U.S.	$24.56	22-Feb-16	$753,100	1-Jan-12	6,687	$1,001,722	$667,815	$0

	21-Feb-07	10,100		U.S.	$39.73	21-Feb-17	$607,414		8,211	$1,129,558	$820,000	$168,162
	27-Feb-08	5,600		U.S.	$74.07	27-Feb-18	$144,480
	25-Feb-09	9,400		U.S.	$40.30	25-Feb-19	$559,958
	25-Feb-10		4,100	U.S.	$63.22	25-Feb-20	$150,265
	24-Feb-11		2,791	U.S.	$91.13	24-Feb-21	$24,393
	20-Mar-12	12,295		U.S.	$88.27	20-Mar-22	$142,622

		63,395	6,891				$3,698,492
R.L. Gearheard	27-Feb-08		15,300	U.S.$	74.07	27-Feb-18	$394,740	1-Jan-10	0	$0	$0	$546,525
	25-Feb-09		27,600	U.S.$	40.30	25-Feb-19	$1,644,132	1-Jan-11	4,870	$408,512	$486,324	$0
	25-Feb-10		13,000	U.S.$	63.22	25-Feb-20	$476,450	1-Jan-12	6,404	$959,347	$639,565	$0

	24-Feb-11		8,920	U.S.$	91.13	24-Feb-21	$77,961		11,274	$1,367,859	$1,125,889	$546,525
	20-Mar-12		11,774	U.S.$	88.27	20-Mar-22	$136,578

			76,594				$2,729,861
L. O’Donoghue	9-Feb-05	7,500		U.S.$	15.71	9-Feb-15	$631,200	1-Jan-10	0	$0	$0	$504,485
	22-Feb-06	16,800		U.S.$	24.56	22-Feb-16	$1,265,208	1-Jan-11	4,870	$408,512	$486,324	$0
	21-Feb-07	14,700		U.S.$	39.73	21-Feb-17	$884,058	1-Jan-12	6,687	$1,001,722	$667,815	$0

	27-Feb-08	15,900		U.S.$	74.07	27-Feb-18	$410,220		11,556	$1,410,234	$1,154,139	$504,485
	25-Feb-09	25,300		U.S.$	40.30	25-Feb-19	$1,507,121
	25-Feb-10	11,900		U.S.$	63.22	25-Feb-20	$436,135
	24-Feb-11	8,920		U.S.$	91.13	24-Feb-21	$77,961
	20-Mar-12	12,295		U.S.$	88.27	20-Mar-22	$142,622

		113,315					$5,354,525
B.G. Waterman	4-Mar-03	80,000		Cdn. $	15.72	4-Mar-13	$6,707,675	1-Jan-10	0	$0	$0	$866,033
	5-Jun-03	3,050		Cdn. $	14.93	5-Jun-13	$258,171	1-Jan-11	7,796	$653,977	$778,544	$0
	6-Jun-03	5,000		Cdn. $	14.87	6-Jun-13	$423,535	1-Jan-12	9,233	$1,383,100	$922,067	$0

	11-Feb-04	28,875		U.S. $	15.35	11-Feb-14	$2,440,515		17,028	$2,037,077	$1,700,610	$866,033
	9-Feb-05	24,975		U.S. $	15.71	9-Feb-15	$2,101,896
	22-Feb-06	38,500		U.S. $	24.56	22-Feb-16	$2,899,435
	21-Feb-07	35,000		U.S. $	39.73	21-Feb-17	$2,104,900
	27-Feb-08	25,700		U.S. $	74.07	27-Feb-18	$663,060
	25-Feb-09	42,500		U.S. $	40.30	25-Feb-19	$2,531,725
	25-Feb-10	20,600		U.S. $	63.22	25-Feb-20	$754,990
	24-Feb-11	14,282		U.S. $	91.13	24-Feb-21	$124,825
	20-Mar-12	16,975		U.S. $	88.27	20-Mar-22	$196,910

		335,457					$21,207,636

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	Option and SAR Awards							Share-based Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised (#)		Options/SAR exercise price		Options/SAR expiration date	Aggregate Value of Unexercised in-the-money Options and SARs (U.S. $)(1)(2)	Start of PSU Performance Period	Number of PSUs that have not vested (#)(3)	Market or Payout Value PSUs that have not vested(4) (U.S. $)	Target Payout Value PSUs that have not vested(5) (U.S. $)	Market or Payout Value PSUs that vested and not paid out(6) (U.S. $)
		Options	SARs
R.A. Wilkinson	27-Feb-08	14,000		U.S. $	74.07	27-Feb-18	$361,200	1-Jan-10	0	$0	$0	$504,485
	25-Feb-09	17,800		U.S. $	40.30	25-Feb-19	$1,060,346	1-Jan-11	4,462	$374,321	$445,620	$0
	25-Feb-10	11,900		U.S. $	63.22	25-Feb-20	$436,135	1-Jan-12	6,986	$1,046,519	$697,679	$0

	24-Feb-11	8,178		U.S. $	91.13	24-Feb-21	$71,476		11,448	$1,420,839	$1,143,299	$504,485
	20-Mar-12	12,845		U.S. $	88.27	20-Mar-22	$149,002

		64,723					$2,078,159

Notes:

(1)	Vesting of Stock Options and SARs is determined by the Board at the time of grant; although, generally, Stock Options and SARs vest in 25% increments over four years.

(2)	Where applicable, unexercised in-the-money option values have been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2012 of U.S. $1.00 = Cdn. $0.9949.

(3)	Includes units credited as reinvested dividends.

(4)

Market payout value based on performance as at December 31, 2012, and Common Share price. Based on the Corporation’s performance through December 31, 2012 relative to the PSU Peer Group, the 2011 grant is tracking at 84% of the target grant level since the Corporation’s performance is at approximately the 42nd percentile, and the 2012 grant is tracking at 150% of the target grant level since the Corporation’s TSR is measuring at the 94th percentile.

(5)	Target payout value based on target performance payout of 100%, valued according to the share price on December 31, 2012, of U.S. $99.87. The number of vesting PSUs is determined on the basis of achievement of Total Shareholder Return performance goals, which could result in different payouts depending upon the actual achievement of threshold, target or maximum goals.

(6)	PSUs awarded in January 2010 vested December 31, 2012 and were paid out in February 2013 based on Agrium’s average stock price for the last five trading days of 2012 of U.S. $98.56.

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Long Term Incentive Plan Awards – Value Vested During the Year

The following table provides details regarding the option-based, share-based and non-equity incentive based awards that vested or were earned during the year ended December 31, 2012:

	Option-Based Awards			Share-Based Awards
Name	Grant Date	Number Granted (#)	Value Vested During the Year(1) (U.S. $)	Start of Performance Period	Value Vested During the Year(2) (U.S. $)	Value Paid Out During the Year (U.S. $)(3)	Non-Equity Incentive Plan Compensation – Value Earned During the Year(4) (U.S. $)
M.M. Wilson	27-Feb-08	83,800	$207,405	1-Jan-10	$3,075,662	$3,035,318	$2,984,856
	25-Feb-09	149,400	$1,620,617
	25-Feb-10	72,200	$369,484
	24-Feb-11	55,000	$0

			$2,197,505
S.G. Dyer	27-Feb-08	5,600	$13,860	1-Jan-10	$170,397	$168,162	$537,135
	25-Feb-09	9,400	$101,967
	25-Feb-10	4,100	$20,982
	24-Feb-11	2,791	$0

			$136,808
R.L. Gearheard	27-Feb-08	15,300	$37,868	1-Jan-10	$553,790	$546,525	$543,120
	25-Feb-09	27,600	$299,391
	25-Feb-10	13,000	$66,528
	24-Feb-11	8.920	$0

			$403,786
L. O’Donoghue	27-Feb-08	15,900	$39,353	1-Jan-10	$511,190	$504,485	$615,857
	25-Feb-09	25,300	$274,442
	25-Feb-10	11,900	$60,898
	24-Feb-11	8,920	$0

			$374,693
B.G. Waterman	27-Feb-08	25,700	$63,608	1-Jan-10	$877,543	$866,033	$599,700
	25-Feb-09	42,500	$461,019
	25-Feb-10	20,600	$105,421
	24-Feb-11	14,282	$0

			$630,047
R.A. Wilkinson	27-Feb-08	14,000	$34,650	1-Jan-10	$511,190	$504,485	$585,340
	25-Feb-09	25,300	$274,442
	25-Feb-10	11,900	$60,898
	24-Feb-11	8,178	$0

			$369,990

Notes:

(1)	Shows the aggregated dollar value that would have been realized if all options and SARs vested in 2012 were exercised on the vesting date. The number and value of options and SARs actually exercised by each NEO in the year are as follows: M.M. Wilson — 75,265 U.S. ($5,447,105); S.G. Dyer — 4,675 (U.S. $335,038); R.L. Gearheard — 98,300 (U.S. $6,913,314); L. O’Donoghue — 7,500 (U.S. $540,750); B.G. Waterman — 54,950 (U.S. $4,018,547); and R.A. Wilkinson — 20,000 (U.S. $1,155,100).

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(2)	Value vested during the year based on Agrium’s stock price on December 31, 2012, of U.S. $99.87 and a payout factor of 84% of target (including reinvested dividends).

(3)	Shows the amount paid out in 2013, for PSUs granted in 2010, which payment was based on Agrium’s average stock price for the last five trading days of 2012 of U.S. $98.56.
(4)	Represents the total payments to each NEO under the Profit Sharing Plan and the Performance Recognition Plan.

Long Term Incentive Plan Awards — Value Exercised During the Year

The following table provides details regarding the option-based awards exercised by the NEOs during the year ended December 31, 2012:

Name	Option-Based Awards Grant Date	Option-Based Awards Exercised (#)	Option-Based Awards- Exercise Price	Option-Based Awards- Share Price on Date of Exercise	Option-Based Awards- Value Exercised During the Year (U.S. $)
M.M. Wilson	4-Mar-03	75,265	Cdn.$15.60	$88.01	$5,447,105

		75,265			$5,447,105
S.D. Dyer	4-Mar-03	2,375	Cdn.$15.60	$87.04	$169,530
	11-Feb-04	2,300	U.S.$15.35	$87.31	$165,508

		4,675			$335,038
R.L. Gearheard	9-Feb-05	34,200	U.S.$15.71	$88.33	$2,483,495
	22-Feb-06	37,500	U.S.$24.56	$98.65	$2,778,225
	21-Feb-07	26,600	U.S.$39.73	$101.82	$1,651,594

		98,300			$6,913,314
L. O’Donoghue	9-Feb-05	5,000	U.S.$15.71	$87.31	$358,000
	9-Feb-05	2,500	U.S.$15.71	$88.81	$182,750

		7,500			$540,750
B.G. Waterman	5-Mar-02	10,000	Cdn.$15.90	$88.95	$729,017
	5-Mar-02	10,000	Cdn.$15.90	$89.32	$732,752
	5-Mar-02	5,000	Cdn.$15.90	$89.58	$367,638
	5-Mar-02	9,000	Cdn.$15.90	$89.83	$664,018
	5-Mar-02	6,000	Cdn.$15.90	$87.82	$431,190
	5-Mar-02	5,000	Cdn.$15.90	$88.07	$360,579
	5-Mar-02	5,000	Cdn.$15.90	$88.18	$361,257
	12-Mar-02	4,000	Cdn.$14.75	$87.57	$291,073
	13-Aug-02	950	Cdn.$15.23	$100.61	$81,023

		54,950			$4,018,547
R.A. Wilkinson	22-Feb-06	10,000	U.S.$24.56	$89.90	$653,400
	21-Feb-07	10,000	U.S.$39.73	$89.90	$501,700

		20,000			$1,155,100

Pension Plan Benefits

Under the executive retirement program, designated executives participate in:

•	defined contribution plans, which are subject to the maximum limits imposed under applicable income tax legislation, being either:

•	the Registered Defined Contribution Plan (the “DC Plan”) for Canadian executives; or

•	the qualified 401(k) Retirement Savings Plan (the “401(k) Plan”) for U.S. executives; and

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•	defined benefit plans, which cover earnings in excess of the limits imposed under applicable income tax legislation, being either:

•	the Canadian Defined Benefit Supplemental Executive Retirement Plan (the “Canadian DB SERP”) for designated Canadian executives; or

•	the U.S. Defined Benefit Supplemental Executive Retirement Plan (the “U.S. DB SERP”) for designated U.S. executives.

In order to participate in the Canadian DB SERP or the U.S. DB SERP, as applicable, each designated executive entered into an agreement with the Corporation that (i) waived benefits under prior supplementary plans, and (ii) phased out by age 60 (the normal retirement date under the Canadian DB SERP and the U.S. DB SERP) any severance benefits to which the executive would otherwise have been entitled.

Defined Contribution Plans

With the exception of Mr. Gearheard, the NEOs are members of the DC Plan. The DC Plan is registered under the Income Tax Act (Canada) and the Employment Pension Plans Act (Alberta) and is subject to the maximum pension and contribution limits imposed under the Income Tax Act (Canada). Under the DC Plan, the Corporation contributes 6% of eligible base salary, and if the participant makes voluntary contributions up to 6% of eligible base salary, the Corporation makes 50% matching contributions up to 3% of eligible base salary. For designated executives, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada), which was $158,864 in 2012 (the “DC Plan Earnings Limit”).

Mr. Gearheard is a member of the 401(k) Plan. Prior to 2008, the 401(k) Plan permitted voluntary contributions up to 30% of total compensation, with such contributions subject to the U.S. legal maximum. The amount of the Corporation’s contribution was 50% of the first 6% of employee contributions. Effective January 1, 2008, the earnings used to determine the Corporation’s contribution to the 401(k) Plan for Mr. Gearheard are limited to the DC Plan Earnings Limit, expressed in U.S. dollars at par.

Until January 1, 2008, Mr. Gearheard was a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is qualified under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of three year average best earnings prior to January 2008 (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan, earnings are limited to those permitted under the U.S. Internal Revenue Code. As of January 1, 2008, Mr. Gearheard retains his qualified U.S. Basic Plan benefit for his period of employment prior to January 1, 2008, but is no longer earning a benefit for future service.

In addition to DC Plan amounts, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation. See “Section Six: Compensation Governance — 2012 Executive Compensation — NEO Contracts, Termination and Change in Control Benefits” for details of Mr. Wilson’s employment contract.

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The table below presents the benefits accumulated under Agrium’s defined contribution plans. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and by the realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.):

Name	Accumulated value at start of year (U.S. $)	Compensatory (U.S. $)	Accumulated value at year end (U.S. $)

M.M. Wilson	$614,206	$105,693	$400,009

S.G. Dyer	$227,972	$14,298	$275,732

R.L. Gearheard	$3,415,017	$14,211	$4,964,002

L. O’Donoghue	$286,433	$14,298	$340,112

B.G. Waterman	$260,067	$14,298	$308,184

R.A. Wilkinson	$512,635	$14,298	$598,456

Defined Benefit Plans

With the exception of Mr. Gearheard, the NEOs are members of the Canadian DB SERP. Mr. Gearheard is a member of the U.S. DB SERP which is substantially similar in all respects to the Canadian DB SERP.

Under the Canadian DB SERP and the U.S. DB SERP, designated executives receive a pension of 2% of the average of the three highest consecutive years of excess earnings (“Excess Earnings”) multiplied by years of service as a designated executive. Excess Earnings is equal to the sum of base salary above the DC Plan Earnings Limit plus the actual incentive paid in respect of the year (including incentives under the Profit Sharing Plan and the Performance Recognition Plan), up to a maximum of the executive’s target incentive level for the year. Excess Earnings are capped at U.S. $1.0 million (Cdn. $1.0 million) for designated executives and U.S. $2.5 million for the Chief Executive Officer. Although both the Canadian DB SERP and U.S. DB SERP permit the granting of extra years of credited service, it is Agrium’s general practice not to credit executives with additional years of service. However, upon termination of an executive’s employment without cause or constructive dismissal of an executive, he or she may be credited with additional year(s) of service pursuant to the terms of employment related agreements between the Corporation and executives. See “Section Six: Compensation Governance — 2012 Executive Compensation — NEO Contracts, Termination and Change in Control Benefits” for details of the NEOs’ employment agreements.

The overall amount of pension payable under the Canadian DB SERP and U.S. DB SERP is limited to 70% of final base salary. Normal retirement age is 60 years. Early retirement benefits are available from age 55 with the pension reduced by 6% for each year retirement precedes normal retirement age. Postponed retirement benefits are available after age 60 with the pension increased by 6% for each year of retirement that occurs after normal retirement age.

The retirement pension is paid for life, with a spousal survivor pension of 60% of the executive’s pension, or a 15-year guarantee for an executive without a spouse at retirement.

Each of the NEOs was 50% vested under the Canadian DB SERP upon inception at June 25, 2006. The remainder of their Canadian DB SERP entitlements vested at the rate of 25% over each of the following two years.

For Mr. Gearheard’s service before January 1, 2008, the determination of Excess Earnings under the U.S. DB SERP was modified to reflect the earnings limit applicable to the U.S. Basic Plan under the U.S. Internal Revenue Code, which was U.S. $225,000 in 2007.

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Fifteen designated executives of the Corporation are participating in the unfunded Canadian DB SERP or the U.S. DB SERP. The total accrued pension obligation, including for former designated officers, for the Canadian DB SERP and the U.S. DB SERP included in our December 31, 2012 financial statements was U.S. $45,994,401. As these benefits are not pre-funded through a trust, benefits are paid from the general revenues of the Corporation. The Canadian DB SERP benefits for all Canadian participants who are not also U.S. taxpayers are secured by a Letter of Credit. The cost to secure the Letter of Credit was U.S. $853,258 in 2012.

The table below presents the projected annual retirement benefits (related to the defined benefit plan components of the retirement program) payable to NEOs at year end and upon normal retirement. In addition, the total defined benefit accrued pension obligation for each NEO is shown along with the changes to the obligation in 2012:

Name	Number of years credited service(1) (#)	Annual benefits payable (U.S. $)			Accrued obligation at January 1, 2012(4) (U.S. $)	Compensatory change (U.S. $)	Non- compensatory change(6) (U.S. $)	Accrued obligation at December 31, 2012(7) (U.S. $)
		At year end	At age 60(2)	At age 65(3)

M.M. Wilson	12.4	$698,804	$698,804	$1,046,436	$9,833,660	$872,724	$560,879	$11,267,263
S.G. Dyer	7.0	$66,178	$209,673	$333,618	$996,558	$225,850	$110,234	$1,332,642
R.L. Gearheard	16.4	$258,020	$258,020	$322,433	$3,383,062	$426,760	$383,045	$4,192,867
L. O’Donoghue	13.2	$192,954	$332,137	$526,649	$2,587,564	$219,701	$168,663	$2,975,928
B.G. Waterman	12.7	$244,378	$244,378	$332,489	$3,314,447	$293,569	$331,298	$3,939,314
R.A. Wilkinson	9.4	$137,231	$157,633	$299,919	$1,934,435	$291,994	$130,432	$2,356,861

Notes:
(1)	None of the NEOs have been credited with additional years of service above the years of service actually provided to the Corporation.

(2)	The normal retirement age for NEOs is 60. As discussed under “Pension Plan Benefits” (above), in order to participate in the Canadian DB SERP or U.S. DB SERP, as applicable, designated executives entered into agreements with the Corporation phasing out any severance benefits by the age of 60.

(3)	The projected annual pension benefits are calculated assuming the highest average Excess Earnings remain unchanged from December 31, 2012.

(4)	The present value of defined benefit obligations are the actuarial value of projected benefits for service accrued to the date indicated. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s consolidated financial statements. For key assumptions used, see Note 19 to the Corporation’s 2012 Consolidated Financial Statements. With the exception of amounts applicable to Mr. Gearheard, who is paid in United States dollars, amounts have been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2012 of U.S. $1.00 = Cdn. $0.9949 and on December 31, 2011 of U.S. $1.00 = Cdn. $1.0170.

(5)	The amount related to service cost and compensation changes differing from the assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s consolidated financial statements).

(6)	The amount related to items such as interest on the obligation, the impact of changes in the discount rate assumption and changes in the U.S. exchange rate for Canadian executives.

(7)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described under “NEO Contracts, Termination and Change in Control Benefits” (below).

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NEO Contracts, Termination and Change in Control Benefits

Employment Arrangements — Chief Executive Officer

Michael M. Wilson joined Agrium in 2000 and has served as President and Chief Executive Officer since October 1, 2003. Since Mr. Wilson’s appointment as President and Chief Executive Officer, Agrium’s market capitalization has increased from U.S. $1.6 billion to U.S. $14.9 billion as at December 31, 2012.

Mr. Wilson’s employment agreement with Agrium was originally scheduled to expire in May 31, 2011, but was extended to May 31, 2013, based on the Board’s view that his leadership was important to the success of Agrium’s continuing growth and strategic initiatives. The Board is pleased to have further extended Mr. Wilson’s employment agreement to May 31, 2014. The Board believes that Agrium will continue to benefit from Mr. Wilson’s leadership, knowledge and experience. See “Section Six: Compensation Governance — Chief Executive Officer and Senior Management Succession Planning” for more information regarding the Chief Executive Officer succession planning and transition process.

The following table describes the termination benefits that Mr. Wilson would receive under the terms of his current employment agreement if he leaves Agrium under various circumstances:

Officer	Michael M. Wilson, President & Chief Executive Officer (“CEO”)
Agreement	Executive employment agreement effective October 1, 2003, as amended effective January 1, 2010 and as further amended effective June 1, 2013
Termination Without Cause (including Constructive Dismissal)

If the CEO is terminated without cause (including by reason of being constructively dismissed), the CEO is entitled to the following:

•      a payment equal to:

•      monthly base salary to May 31, 2014

•      the CEO’s target annual incentive for 2013 and for 2014 prorated to May 31, 2014

•      the Corporation’s annual cost of the CEO’s perks for 2013 and for 2014 prorated to May 31, 2014

•      the Corporation’s cost of short and long term disability coverage, and any other health and welfare benefits until May 31, 2014

•      credit for age and service until May 31, 2014 for the purposes of calculating the CEO’s pension under the DC Plan and SERP

Termination Without Cause (including Constructive Dismissal) - Within Two Years Following a Change in Control	The CEO has agreed to delete the severance payments that would otherwise have applied under his employment agreement if the CEO is terminated without cause (including by reason of being constructively dismissed) within two years following a change in control of the Corporation, without prejudice to his entitlements identified above under Termination Without Cause (including Constructive Dismissal).

Termination With Cause	Payments are limited to the payment of all amounts earned or accrued to the date of termination, including all Stock Options and PSUs earned or vested in accordance with the terms of the applicable plan as of the date of termination.

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Treatment of Long term Incentives on Termination of Employment	Retirement or Voluntary Resignation:

•          the vesting and expiry of any Stock Options held by the CEO shall be determined in accordance with the Stock Option Plan

•          the vesting and settlement of any PSUs held by the CEO shall be determined in accordance with the PSU Plan

See “Section Six: Executive Compensation Discussion & Analysis — Long Term Incentive Plans” for a description of the Long Term Incentive Plans	Termination Without Cause (including Constructive Dismissal):

•          Stock Options held by the CEO shall vest and become immediately exercisable, and shall expire the earlier of the expiry date of the Stock Option and four years after the effective date of termination

•          PSUs held by the CEO shall immediately vest and be payable

Change in Control:(1)

•          the vesting and expiry of any Stock Options held by the CEO shall be determined in accordance with the Stock Option Plan

•          the vesting and settlement of any PSUs held by the CEO shall be determined in accordance with the PSU Plan

Termination With Cause:

•          the vesting and expiry of any Stock Options held by the CEO shall be determined in accordance with the Stock Option Plan

•          the vesting and settlement of any PSUs held by the CEO shall be determined in accordance with the PSU Plan

Pension

The CEO is entitled to participate in the DC Plan and the DB SERP.

In addition, upon the termination of the employment agreement, the CEO is entitled to a minimum rate of return on assets transferred from the pension programs of the CEO’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of the CEOs employment with the Corporation.

Note:
(1)	The CEO has agreed to delete severance arrangements that would otherwise have applied under his employment agreement if he is terminated without cause (including by reason of being constructively dismissed) within two years following a change in control of the Corporation. If the CEO had not agreed to this deletion in his employment agreement, then if the CEO was terminated without cause (including by reason of being constructively dismissed) within two years following a change in control of the Corporation, (i) the vesting and expiry of any Stock Options held by the CEO would have vested and become immediately exercisable, and would have expired the earlier of the expiry date of the Stock Option and four years after the effective date of termination, and (ii) any PSUs held by the CEO would have immediately vest and be payable. The amendments to the treatment of the CEO’s Stock Options are within the authority of the Board and do not require shareholder approval under the terms of the Stock Option Plan or the TSX rules. Amendments to the treatment of the CEO’s PSUs do not require TSX or Shareholder approval because the PSU Plan is not a security based compensation arrangement for purposes of TSX Company Manual Section 613 as no securities of the Corporation are issued under the SAR Plan.

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Employment Arrangements—NEOs other than Chief Executive Officer

Agrium’s NEOs (with the exception of Michael M. Wilson whose employment is governed by the employment agreement described above) have entered into Executive Supplemental Pension, Change in Control and Severance Compensation Agreements. The following table describes the termination benefits that these NEOs would receive under the terms of their current employment agreements if they leave Agrium under various circumstances:

Officers

•     Stephen G. Dyer, Executive Vice President & Chief Financial Officer

•     Richard L. Gearheard, Senior Vice President and President, Retail Business Unit

•     Leslie O’Donoghue, Executive Vice President, Corporate Development & Strategy & Risk Management

•     Bruce G. Waterman, Executive Vice President, International Development

•     Ronald A. Wilkinson, Senior Vice President Agrium and President of Wholesale

Agreement	Executive Supplemental Pension, Change in Control and Severance Compensation Agreements
Termination Without Cause (including Constructive Dismissal) —No Change of Control Involved

If the NEO is terminated without cause (including by reason of being constructively dismissed), the NEO is entitled to the following:

•     a payment equal to:

•     monthly base salary to the date of termination, multiplied by the number of months in the termination period

•     the NEO’s target annual incentive prorated for the portion of the year worked, plus the target annual incentive that the NEO would have received over the termination period

•     the Corporation’s cost of the NEO’s perks over the termination period

•     the Corporation’s cost of short and long term disability coverage, and any other health and welfare benefits, over the termination period

•     additional credited service equal to the length of the termination period under the DB SERP or U.S. DB SERP (as applicable);

The termination period is:

•     NEO Age 57 or Younger — 24 months

•     NEO Age 58 or 59 — the greater of (i) the number of full calendar months remaining until the end of the calendar month in which the NEO attains the age of 60, and (ii) the statutory minimum termination notice entitlement of the NEO

•     NEO Age 60 or Older — the statutory minimum termination notice entitlement of the NEO

Termination Without Cause (including Constructive Dismissal) — Within Two Years Following a Change in Control

If the NEO is terminated without cause (including by reason of being constructively dismissed) within two years following a change in control of the Corporation, the NEO will be entitled to the compensation amounts identified above under Termination Without Cause (including Constructive Dismissal) — No Change in Control Involved.

The termination period is the lesser of:

•     24 months, and

•     the greater of (i) the number of full calendar months remaining until the end of the calendar month in which the NEO attains the age of 60, and (ii) the statutory minimum termination notice entitlement of the NEO.

Termination With Cause	Payments are limited to the payment of all amounts earned or accrued to the date of termination, including all Stock Options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

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Treatment of Long Term Incentives on Termination of Employment	Retirement or Earlier Voluntary Resignation

•      the vesting and expiry of any Stock Options or SARs held by the NEO shall be determined in accordance with the Stock Option Plan or SAR Plan (as applicable).

•      the vesting and settlement of any PSUs held by the NEO shall be determined in accordance with the PSU Plan.

See “Section Six: Executive Compensation Discussion & Analysis — Long Term Incentive Plans” for a description of the Long Term Incentive Plans	Termination Without Cause (including Constructive Dismissal) — No Change in Control Involved

•      the vesting and expiry of any Stock Options or SARs held by the NEO shall be determined in accordance with the Stock Option Plan or SAR Plan (as applicable).

•      the vesting and settlement of any PSUs held by the NEO shall be determined in accordance with the PSU Plan.

	Change in Control	• Stock Options or SARs held by the NEO shall vest and become immediately exerciseable. • the vesting and settlement of any PSUs held by the NEO shall be determined in accordance with the PSU Plan.
Termination With Cause

•      the vesting and expiry of any Stock Options or SARs held by the NEO shall be determined in accordance with the Stock Option Plan or SAR Plan (as applicable).

•      the vesting and settlement of any PSUs held by the NEO shall be determined in accordance with the PSU Plan.

Pension	Each NEO is entitled to participate in the DC Plan and the DB SERP. Each U.S. officer is entitled to participate in the 401(k) Retirement Savings Plan and the U.S. DB SERP.

The U.S. Internal Revenue Code imposes an excise tax on an officer and a loss of deduction on an employer for a payment following a change of control that exceeds three times average annual taxable compensation over the prior five years. Mr. Gearheard’s Executive Supplemental Pension, Change of Control and Severance Agreement has been modified to cap change in control payments at 2.99 times his average taxable compensation. However, in the event that not applying this cap would produce a more favourable after-tax result for Mr. Gearheard, the cap will not be applied. The Corporation does not, and has not agreed to at any time in the past, provide gross-ups to cover excise tax liabilities arising under Code Sections 280G and 4999.

Looking Ahead — New Form of Executive Employment Agreement

•

In 2013, the Board, on recommendation of the HR&C Committee, approved a new form of executive employment agreement that will apply to any future Chief Executive Officer and any new senior executives who join Agrium.

•

The new form of executive employment agreement will align the executive employment agreements with current best practices, including as to maximum severance amounts payable on termination of employment (24 months’ salary and target annual incentive for the Chief Executive Officer and 18 months’ salary and target annual incentive for other senior executives).

•

The new form of executive employment agreement will not provide for special treatment of long term incentives for senior executive officers if they leave Agrium under various circumstances. The treatment of long term incentives will be as provided under the applicable plan.

•

See “Section Six: Compensation Governance — Executive Compensation Discussion & Analysis - Long Term Incentive Plans” for a description of the applicable provisions of the Long Term Incentive Plans for amendments made to the Stock Option Plan, the SAR Plan and PSU Plans to align these plans with current best practices, including as to the introduction of double-trigger accelerated vesting of Stock Options and SARs under the Stock Option Plan and SAR Plan in the event of a change in control. These new provisions took effect on January 1, 2013.

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The following table sets out estimates of the incremental amounts payable to each NEO upon identified termination events, assuming each such event took place on December 31, 2012. In the case of Mr. Wilson, we have set out incremental amounts payable to Mr. Wilson after giving effect to his employment agreement, as amended effective January 1, 2013 in note 4 below.

	Retirement(3) (U.S.$)	Termination Without Cause/Constructive Dismissal (U.S.$)	Termination /Constructive Dismissal Following a Change in Control (U.S.$)	Change in Control Without Termination (U.S.$)
Michael M. Wilson(4)
Salary/Severance	—	—	—	—
Benefits	—	—	—	—
Perquisites	—	$10,004	$10,004	—
Long Term Incentives
PSUs(2)	$6,655,153	$6,655,153	$6,655,153	—
Options/SARs	—	$4,724,207	$4,724,207	$4,724,207
Pension Benefits	—	—	—	—
Total Compensation	$6,655,153	$11,389,364	$11,389,364	$4,724,207
Stephen G. Dyer
Salary/Severance	—	$1,658,163	$1,658,163	—
Benefits	—	$13,210	$13,210	—
Perquisites	—	$48,820	$48,820	—
Long Term Incentives
PSUs(2)	$820,000	$820,000	$820,000	—
Options/SARs	—	$376,039	$376,039	$376,039
Pension Benefits	—	$491,188	$491,188	—
Total Compensation	$820,000	$3,407,420	$3,407,420	$376,039
Richard L. Gearheard
Salary/Severance	—	—	—	—
Benefits	—	—	—	—
Perquisites	—	—	—	—
Long Term Incentives
PSUs(2)	$1,125,889	$1,125,889	$1,125,889	—
Options/SARs	—	$844,307	$844,307	$844,307
Pension Benefits	—	—	—	—
Total Compensation	$1,125,889	$1,970,196	$1,970,196	$844,307
Leslie O’Donoghue
Salary/Severance	—	$1,950,088	$1,950,088	—
Benefits	—	$13,588	$13,588	—
Perquisites	—	$48,820	$48,820	—
Long Term Incentives
PSUs(2)	$1,154,139	$1,154,139	$1,154,139	—
Options/SARs	—	$795,940	$795,940	$795,940
Pension Benefits	—	$671,643	$671,643	—
Total Compensation	$1,154,139	$4,634,217	$4,634,217	$795,940
Bruce G. Waterman
Salary/Severance	—	—	—	—
Benefits	—	—	—	—
Perquisites	—	—	—	—
Long Term Incentives
PSUs(2)	$1,700,610	$1,700,610	$1,700,610	—
Options/SARs	—	$1,300,955	$1,300,955	$1,300,955
Pension Benefits	—	—	—	—
Total Compensation	$1,700,610	$3,001,565	$3,001,565	$1,300,955

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	Retirement(3) (U.S.$)	Termination Without Cause/Constructive Dismissal (U.S.$)	Termination /Constructive Dismissal Following a Change in Control (U.S.$)	Change in Control Without Termination (U.S.$)
Ron A. Wilkinson
Salary/Severance	—	$1,321,080	$1,321,080	—
Benefits	—	$8,852	$8,852	—
Perquisites	—	$34,581	$34,581	—
Long Term Incentives
PSUs(2)	$1,143,299	$1,143,299	$1,143,299	—
Options/SARs	—	$797,457	$797,457	$797,457
Pension Benefits	—	$466,451	$466,451	—
Total Compensation	$1,143,299	$3,771,719	$3,771,719	$797,457

Notes:
(1)	There are no incremental payments payable to Agrium executives (including the NEOs) in the case of voluntary resignation or termination for cause.

(2)	Value of PSUs is the estimated current value based on December 31, 2012, share price of U.S. $99.87 and assumed target level performance resulting in payout of 100% of target. Actual incremental PSU payments may vary and will depend upon share price and actual performance at the time of payout.

(3)	Actual payouts upon vesting of PSUs have been estimated based on Agrium’s share price of U.S. $99.87 on December 31, 2012.

(4)	Pursuant to the terms of Mr. Wilson’s employment agreement, as amended effective June 1, 2013, the incremental amounts that would have been payable to Mr. Wilson upon identified termination events, assuming each such event took place on December 31, 2013 is as follows:

	Retirement(3) (U.S.$)	Termination Without Cause/Constructive Dismissal (U.S.$)	Termination /Constructive Dismissal Following a Change in Control (U.S.$)	Change in Control Without Termination (U.S.$)
Michael M. Wilson
Salary/Severance	—	$1,455,100	$1,455,100	—
Benefits	—	$126,500	$126,500	—
Perquisites	—	$16,500	$16,500	—
Long Term Incentives		—	—
PSUs(2)	—	N/A	N/A	—
Options/SARs	—	N/A	N/A	N/A
Pension Benefits	$666,700	$666,700	$666,700	—
Total Compensation	$666,700	$2,264,800	$2,264,800	—

The vesting of long term incentives accelerate on termination, however the amounts that will be outstanding as of December 31, 2013 can not be determined at this time.

CHIEF EXECUTIVE OFFICER AND SENIOR MANAGEMENT SUCCESSION PLANNING

The Board recognizes that talented and experienced leadership is critical to Agrium’s success. Accordingly, the Board, in conjunction with the HR&C Committee and the Chief Executive Officer, has implemented a formal succession plan and management development process for senior executives, including the Chief Executive Officer.

The Board and the Chief Executive Officer reviews succession planning for senior executives at least annually. The Board, in conjunction with the HR&C Committee, is responsible for approving the succession plan for the Chief Executive Officer, ensuring that succession plans are in place for the succession and development of other senior executives, and ensuring that the criteria and processes in place to recognize, promote, develop and appoint senior executives fit the future leadership requirements of the Corporation.

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The HR&C Committee is responsible for overseeing the succession plan for the Chief Executive Officer and recommending it to the Board for its approval, and for reviewing the Corporation’s succession plans for other senior executives, at least annually.

Michael M. Wilson, who joined Agrium in 2000 and has served as President and Chief Executive Officer since October 1, 2003, was originally scheduled to retire in May 2011. Accordingly, in 2010, the Board, supported by the HR&C Committee, started to spend considerable time and effort on the Chief Executive Officer succession planning and transition process. The Board is pleased that Mr. Wilson’s employment contract, which was extended in May 2011 to May 31, 2013, has again been extended to May 31, 2014. The Board believes that Agrium, which has enjoyed an increase in its market capitalization from U.S. $1.6 billion to U.S. $14.9 billion as at December 31, 2012 since Mr. Wilson’s appointment as President and Chief Executive Officer in 2003, continues to benefit from Mr. Wilson’s leadership, knowledge and experience, in terms of its continuing growth and strategic initiatives, and that the extension will help ensure a seamless transition to a successor Chief Executive Officer. The Board and HR&C Committee have meanwhile spent considerable time and effort to meet regularly with Mr. Wilson to discuss succession planning and management development, and to interview succession candidates. The Board and HR&C Committee also meet in camera without Mr. Wilson present at every regularly scheduled Board and HR&C Committee meeting to discuss the status and progress of the Chief Executive Officer succession plan. The succession plan for the Chief Executive Officer has moved forward and is currently expected to be on track for when Mr. Wilson retires.

As a result of the HR&C Committee’s 2012 review (assisted by Towers Watson) of trends and current best corporate governance practices under executive employment agreements, long term incentive plans and retirement plans if an employee leaves Agrium under various circumstances, and in line with its responsibility to oversee the Chief Executive Officer succession plan and transition process, the HR&C Committee recommended a new form of executive employment agreement that will align the executive employment agreements with current best practices. See “Section Six: Compensation Governance — 2012 Executive Compensation — NEO Contracts, Termination and Change in Control Benefits — Looking Ahead” and Section Six: Compensation Governance — Executive Compensation Discussion & Analysis — Long Term Incentive Plans”.

With respect to the Corporation’s succession plans for other senior executives, the Corporation develops its talent pool by identifying and promoting internal, high potential candidates and by external sourcing, where appropriate. The Corporation also ensures that there are opportunities for directors to interact with these candidates.

For 2012, the HR&C Committee recommended to the Board some important changes to Agrium’s senior management team that were approved by the Board:

•

Charles Magro, most recently Executive Vice President, Corporate Development & Chief Risk Officer of the Corporation, was appointed Executive Vice President and Chief Operating Officer on November 1, 2012.

•

Leslie O’Donoghue, most recently Executive Vice President, Operations of the Corporation, was appointed Executive Vice President, Corporate Development & Strategy & Risk Management on November 1, 2012.

•	Eric Miller, most recently Senior Vice President, General Counsel and Corporate Secretary of Nexen Inc., was appointed Senior Vice President & Chief Legal Officer, effective January 1, 2012.

•	Susan Jones, most recently Managing Director, Vice President Europe of the Corporation, was appointed Vice President, Marketing & Distribution, effective July 1, 2012.

Bruce Waterman, who joined Agrium in 2000, has served in a number of senior positions, most recently as Executive Vice President & Chief Strategy Development & Investment Officer, where he was responsible for

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corporate strategy, business development, mergers and acquisitions and investor relations, and before that, as the Senior Vice President, Finance and Chief Financial Officer. Mr. Waterman, who has made significant contributions to Agrium throughout his career, retired on January 31, 2013.

SECTION SEVEN: GENERAL INFORMATION

Section Index	Page
Indebtedness of Directors and Officers	137
Interest of Certain Persons and Companies in Matters to be Acted Upon	137
Directors’ and Officers’ Insurance	137
Shareholder Proposals	138
Additional Information and Other Documents	138
Other Matters	138
Directors’ Approval	138

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2012. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

We are not aware of any material interest of any director, officer, any person beneficially owning or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2012, or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.

DIRECTORS’ AND OFFICERS’ INSURANCE

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The policy has a covering limit of U.S. $125,000,000 in each policy year. The total premiums paid by the Corporation in 2012 were U.S. $896,775. The corporate policy provides for the Corporation to absorb a deductible amount of up to U.S. $2,000,000 on securities claims, U.S. $1,000,000 on Oppressive Conduct, U.S. $1,000,000 on Canadian Pollution Claims and U.S. $500,000 on all other claims.

Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Canada Business Corporations Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.

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SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the 2014 Management Proxy Circular must be received by us on or before November 26, 2013, by facsimile (403) 225-7610, or by mail or courier to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

Financial information is provided in our comparative financial statements and MD&A for our most recently completed financial year.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Any shareholder wishing to receive a copy of this Circular, the Annual Report (including our consolidated annual financial statements and MD&A for the Corporation’s most recently completed financial year) and our Annual Information Form may do so free of charge by contacting our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8 or by telephone at (403) 225-7000.

A reference made in this Circular to other documents or to information or documents available on a website does not constitute the incorporation by reference into this Circular of such other documents or such information or documents available on such website.

OTHER MATTERS

As of February 25, 2013, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

Gary J. Daniel

Corporate Secretary

February 25, 2013

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SCHEDULE “A”

CERTAIN DEFINITIONS

401(k) Plan	Agrium’s qualified 401(k) Retirement Savings Plan for designated U.S. executives
Board	The Board of Directors of the Corporation
Canadian DB SERP	Agrium’s Defined Benefit Supplemental Executive Retirement Plan for Designated Canadian Executives
Canadian PSU Plan	Agrium’s Performance Share Unit Plan for Designated Employees of Agrium and certain of its Affiliates
CD&A	Compensation Discussion & Analysis
Chief Executive Officer, or CEO	Agrium’s President & Chief Executive Officer, Michael M. Wilson
Chief Financial Officer, or CFO	Agrium’s Chief Financial Officer, Stephen G. Dyer
CG&N Committee	Corporate Governance & Nominating Committee
Circular	This Management Proxy Circular, including the Schedules which are incorporated by reference
Common Shares	Issued and outstanding common shares in the capital of Agrium
CRO	Chief Risk Officer
CSA Rules	The rules of the Canadian Securities Administrators relating to governance practices and audit committees, including NP 58-201, NI 58-101 and NI 52-110
DC Plan	Agrium’s Registered Defined Contribution Plan for Canadian executives
DC Plan Earnings Limit	Eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada)
DSU	Deferred Share Units
DSU Fee Plan	Amended and Restated Directors’ Deferred Share Unit Fee Plan
DSU Grant Plan	Amended and Restated Directors’ Deferred Share Unit Grant Plan
DSU Plans	The DSU Fee Plan and the DSU Grant Plan
EBIT	Earnings from continuing operations before finance costs and income taxes
EBITDA	Net earnings (loss) from continuing operations before finance costs, income taxes, depreciation, amortization and asset impairment
EDGAR	Electronic Data Gathering, Analysis, and Retrieval system www.sec.gov/edgar.shtml
EHS&S Committee	Environment, Health, Safety & Security Committee
Excess Earnings	Designated executives receive a pension of 2% of the average of the three highest consecutive years of excess earnings multiplied by years of service as a designated executive
Final Average Earnings	The formula for benefits on retirement under the U.S. Basic Plan

HR&C Committee	Human Resources & Compensation Committee
IFRS	International Financial Reporting Standards
KPIs	Key Performance Indicators
MD&A	Management Discussion & Analysis
Meeting	The Annual General Meeting of Agrium’s Shareholders to be held on April 9, 2013
NEOs	Named Executive Officers, being the Chief Executive Officer, the Chief Financial Officer and the other four most highly compensated executive officers of the Corporation
NI 52-110	National Instrument 52-110 Audit Committees
NI 58-101	National Instrument 58-101 Disclosure of Corporate Governance Practices
Notice of Meeting	The Notice of Meeting accompanying the Circular
NP 58-201	National Policy 58-201 Corporate Governance Guidelines
NYSE	New York Stock Exchange
NYSE Listing Standards	NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual
Option Granting Policy	Agrium’s Policy on Granting Stock Options and SARs
Performance Recognition Plan	Agrium’s Performance Recognition Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates
Profit Sharing Plan	Agrium’s Profit Sharing Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates
PSUs	Performance Share Units awarded under the Canadian PSU Plan or the U.S. PSU Plan, as applicable
PSU Peer Group	The comparator group used to determine the performance vesting of PSUs granted under the PSU Plans, as described under “Section Six: Compensation Governance — Executive Compensation, Discussion and Analysis — Basis for Compensation Decisions — Peer Groups”
PSU Plans	The Canadian PSU Plan and the U.S. PSU Plan
Record Date	February 25, 2013
SARs	Stock Appreciation Rights awarded under the SAR Plan
SAR Plan	Agrium’s Amended and Restated Stock Appreciation Rights Plan
Section 409A	Section 409A of the U.S. Code
SEDAR	System for Electronic Document Analysis and Retrieval www.sedar.com
Shareholders	The holders of the Common Shares
Stock Options	Stock Options and Tandem Share Appreciation Rights awarded under the Stock Option Plan
Stock Option Plan	Agrium’s Amended and Restated Stock Option and Tandem SAR Plan
Total Shareholder Return, or TSR	The number of units that vest depends on the relative ranking of the Corporation’s total shareholder return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies

TSX	Toronto Stock Exchange
U.S. Basic Plan	A non-contributory defined benefit retirement plan
U.S. Code	The United States Internal Revenue Code of 1986, as amended
U.S. DB SERP	Agrium’s Defined Benefit Supplemental Executive Retirement Plan for Designated U.S. Executives
Compensation Peer Group	The comparator group used in the determination of compensation for the Chief Executive Officer, Chief Financial Officer, other Executive Vice Presidents, President, Retail, and President, Wholesale, as described under “Section Six: Compensation Governance — Executive Compensation — Basis for Compensation Decisions — Peer Groups”
U.S. PSU Plan	Agrium’s Performance Share Unit Plan for Designated U.S. Employees of Agrium and its U.S. Affiliates

SCHEDULE “B”

BOARD OF DIRECTORS CHARTER

1.	Introduction

This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.

2.	Duties and Responsibilities

(a)  Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. The Board has the power to delegate (subject to subsection 2(b) herein) its authority and duties to committees of the Board or to individual members of the Board or to management as the Board considers appropriate. Any responsibility not delegated to management or a committee of the Board or an individual member of the Board remains with the Board.

(b)  Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i)  planning its composition and size;

(ii)   determining independence of Board members;

(iii)  selecting its Chair;

(iv)  nominating candidates for election to the Board;

(v)  appointing Committees;

(vi)  determining Director compensation;

(vii)  periodically discussing matters of interest separate from and independent of any influence from management; and

(viii)  assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c)  Management and Human Resources. The Board has the responsibility to:

(i)  appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii)  approve Terms of Reference for the Chief Executive Officer;

(iii)  evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv)  satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v)  approve certain decisions relating to senior management, including the:

(A)  appointment and discharge of executive officers;

(B)  compensation and benefits for executive officers;

(C)  acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D)  employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi)  take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A)  the succession plan for the Chief Executive Officer;

(B)  a succession planning program with respect to other senior management, including a program to train and develop management; and

(C)  criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii)  take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii)  approve certain matters relating to all employees, including:

(A)  the annual salary/incentive policies and programs for employees;

(B)  new benefit programs or material changes to existing programs;

(C)  material changes in retirement plans; and

(D)  material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d)  Strategy and Plans. The Board has the responsibility to:

(i)  adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii)  approve the annual business plans that implement the strategic plan;

(iii)  approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv)  approve the Corporation’s political donations policy;

(v)  approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi)  approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii)  approve material divestitures and acquisitions;

(viii)  monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix)  review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e)  Financial and Corporate Issues. The Board has the responsibility to:

(i)  take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii)  monitor operating and financial performance relative to budgets and objectives;

(iii)  review and approve the annual financial statements and notes, and related MD&A of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv)  review and approve the quarterly financial results and approve the release thereof by management;

(v)  declare dividends;

(vi)  approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii)  subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditors’ fees;

(viii)  approve banking resolutions and significant changes in banking relationships;

(ix)  approve appointments of, or material changes in relationships with, corporate trustees;

(x)  approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi)  approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f)  Business and Risk Management. The Board has the responsibility to:

(i)  take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii)  receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii)  review corporate insurance.

(g)  Policies and Procedures. The Board has the responsibility to:

(i)  develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii)  monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii)  direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv)  review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h)  Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i)  adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii)  approve interaction with shareholders on all items requiring shareholder approval;

(iii)  approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv)  take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v)  take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi)  report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i)  Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group, and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j)  Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s web site under “Governance” at www.agrium.com.

3.	General Legal Obligations of the Board of Directors

(a)  Legal Matters. The Board has the responsibility to:

(i)  direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii)  approve changes in the By-laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii)  approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv)  perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to an individual member of the Board or to management.

4.	Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.

5.	Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.

6.	Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX “1” TO SCHEDULE “B”

TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS

1.	Introduction

These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.

2.	Responsibilities of Corporate Stewardship

Each Director has the responsibility to:

(a)  advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b)  exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c)  provide constructive counsel to and oversight of management;

(d)  preserve the confidentiality of non-public and proprietary information;

(e)  be available as a resource to management and the Board; and

(f)  demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.

3.	Responsibilities of Integrity and Loyalty

Each Director has the responsibility to:

(a)  comply with the Corporation’s Code of Business Conduct and Ethics;

(b)  disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c)  promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d)  disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.

4.	Responsibilities of Diligence

Each Director has the responsibility to:

(a)  prepare for each Board and committee meeting by reading the reports and background materials provided for the meeting;

(b)  attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c)  as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.	Responsibilities of Effective Communication

Each Director has the responsibility to:

(a)  participate fully and frankly in the deliberations and discussions of the Board;

(b)  encourage free and open discussion of the Corporation’s affairs by the Board;

(c)  establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d)  focus inquiries on issues related to strategy, policy, and results;

(e)  respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f)  indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.

6.	Responsibilities of Committee Work

Each Director has the responsibility to:

(a)  participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b)  understand the process of committee work, and the role of management and staff supporting the Committee.

7.	Responsibilities of Knowledge Acquisition

Each Director has the responsibility to:

(a)  become generally knowledgeable of the Corporation’s business and its industry;

(b)  participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c)  maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d)  become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.

8.	Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a)  demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b)  career experience, business knowledge, and sound judgement relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c)  understanding of fiduciary duty;

(d)  communication, advocacy, and consensus-building skills;

(e)  experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f)  willingness to devote sufficient time and energies to the work of the Board and its Committees.

SCHEDULE “C”

HUMAN RESOURCES & COMPENSATION COMMITTEE WORK PLAN

Agenda Items	Q1	Q2	Q3	Q4	As Required
Compensation Programs and Design
Annual review and recommendation to the Board of Agrium’s philosophy, strategy and policies on executive compensation				✓
Review status of pension plan investment performance and administration		✓
Scheduled review of any anticipated changes to Agrium’s compensation plans or benefit programs			✓
Receive scheduled update on annual and long term incentive plans			✓
Review U.S. retirement savings plans audits			✓
Review peer group data				✓
Scheduled review of program and/or plan design changes for following fiscal year				✓
Review anticipated PSU payments to be made in January with respect to vested PSUs				✓
Review and approve new compensation plans and benefit programs and any material changes					✓
Chief Executive Officer Performance and Compensation
Review and approve proposed Chief Executive Officer performance goals and objectives for pending fiscal year				✓
Review the evaluation process for Chief Executive Officer in prior fiscal year and evaluate Chief Executive Officer performance in prior fiscal year	✓

Recommend to the independent members of the Board for approval the Chief Executive Officer annual incentive compensation for pending fiscal year, base salary for current fiscal year and long term equity incentive allocations

✓
Receive update on Chief Executive Officer goal achievement			✓	✓
Chief Executive Officer look-back/look-forward total take analysis (bi-annually)				✓
Senior Executive Performance and Compensation (other than Chief Executive Officer)
In consultation with the Chief Executive Officer, review and approve key performance indicators for senior executives for pending fiscal year	✓
Review and approve annual incentive pools for previous year’s performance	✓
Review pay positions relative to peer groups	✓		✓
Recommend to the Board for approval the senior executive’s annual incentive compensation for pending fiscal year, base salary for current fiscal year and long term equity incentive allocations	✓
Receive update on achievement of key performance indicators and corporate performance goals			✓	✓
General Compensation Matters
Review and monitor compliance with senior executive share ownership guidelines	✓			✓
Annual in camera session with Senior Vice President, Human Resources				✓
Annual review of compensation consultant independence and performance				✓
Annual review of senior executive employment agreements and termination and change of control benefits for senior officers				✓

Comprehensive review of trends in termination and change of control practices, senior executive contract provisions, and incremental and aggregate payments pursuant to officer contracts and corporate policies and programs

✓
Recommend appointment and compensation of new executive officers					✓
Succession Planning
Chief Executive Officer succession planning and development	✓	✓	✓	✓
Annual succession and development plan review for senior executives and management		✓
Review organizational changes					✓
Miscellaneous
Assess the HR literacy, and financial literacy and financial expertise of the members of the HR&C Committee	✓

Annual assessment of whether Agrium’s executive compensation plans, policies, programs and specific arrangements for senior executives aligns with the Corporation’s executive compensation philosophy, strategy and principles, taking in account Agrium’s risk profile

✓
Review any proposed substantive changes to compensation disclosure	✓			✓
Review and approve CD&A and compensation disclosure for inclusion in management proxy circular	✓
Annual review of HR&C Committee Charter	✓

C-1

SCHEDULE “D”

SUMMARY OF 2013 SHAREHOLDER RIGHTS PLAN

This is a summary of the Amended and Restated Shareholder Rights Plan Agreement (the “2013 Rights Plan”) dated as of April 9, 2013 between Agrium Inc. and CIBC Mellon Trust Company, as rights agent (the “Rights Agent”). This summary is qualified in its entirety by, and is subject to, the full text of the 2013 Rights Plan. A complete copy of the 2013 Rights Plan is available upon request. Shareholders wishing to receive a copy of the 2013 Rights Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7610, by email at investor@agrium.inc. or by mail to Agrium Inc., at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary. All capitalized terms where used in this summary without definition have the meanings attributed to them in the 2013 Rights Plan.

(a)	Issuance of Rights

Under the 2010 Rights Plan, the rights granted under the predecessor rights plans of the Corporation and which were outstanding at the “Record Time” of 5:00 p.m. (Calgary time) on the “Effective Date” of May 12, 2010, which is the date on which Shareholders approved the 2010 Rights Plan, were permitted to expire, and the issuance of one common share purchase right (a “Right”) for each Common Share outstanding as at the Record Time, and for each “Voting Share” (which includes the Common Shares and any other shares in or interests of the Corporation entitled to vote generally in the election of directors) issued thereafter and prior to the Separation Time (subject to the earlier termination or expiration of the Rights as set out in the 2010 Rights Plan) was confirmed on the terms set out in the 2010 Rights Plan.

Under the 2013 Rights Plan, the Rights are simply reconfirmed, approved and ratified on the terms set out in the 2013 Rights Plan, and the Corporation reconfirms its authority to continue issuing one new Right for each Voting Share issued after the Record Time and prior to the Separation Time, subject to the earlier termination or expiration of the Rights as set out in the 2013 Rights Plan.

(b)	Exercise Price

Until the Separation Time, the “Exercise Price” of each Right is three times the market price, from time to time, of the Common Shares. From and after the Separation Time, the Exercise Price is three times the market price, as at the Separation Time, per Common Share. In each case, the Exercise Price is subject to adjustment and certain anti-dilution provisions.

(c)	Term

The 2013 Rights Plan will amend and restate the 2010 Rights Plan on the terms set out in the 2013 Rights Plan, effective immediately upon approval of the Rights Plan Resolution, and will expire at the time and on the date that the annual meeting of shareholders to be held in 2016 terminates, subject to earlier termination or expiration of the Rights as set out in the 2013 Rights Plan. Notwithstanding the foregoing, if the 2013 Rights Plan is not approved at the Meeting, the 2010 Rights Plan and the outstanding Rights will terminate, and the 2013 Rights Plan will not take effect.

(d)	Trading of Rights

Until the Separation Time, the Rights will be evidenced by the certificates representing the associated Voting Shares and will be transferable only together with the associated Voting Shares. After the Separation Time, separate certificates evidencing the Rights will be mailed to holders of record of Voting Shares as of the Separation Time and Voting Shares issued on conversion of Convertible Securities after the Separation Time and prior to the Expiration Time, promptly after such conversion (other than to any shareholder or group of shareholders making a take-over bid) as of the Separation Time and such separate Rights certificates alone will evidence the Rights. The Rights will be listed on the Toronto Stock Exchange and the New York Stock Exchange, subject to the Corporation complying with the requirements of each exchange.

(e)	Separation Time

The Rights are not exercisable and do not trade separately from their associated Voting Shares until the “Separation Time”. The “Separation Time” is the close of business on the tenth trading day after the earliest of (i) the Stock Acquisition Date, which is the first date of public announcement of facts indicating that a person has become an Acquiring Person; (ii) the date of the commencement of, or first public announcement of the current intention of any person (other than the Corporation or any subsidiary of the Corporation) to commence, a take-over bid (other than a Permitted Bid or a Competing Permitted Bid); and (iii) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be one. The Separation Time can also be such later date as may from time to time be determined by the Board of Directors.

(f)	Acquiring Person

An “Acquiring Person” is a person who is the Beneficial Owner (as defined below) of 20% or more of the then outstanding Voting Shares. Excluded from the definition of Acquiring Person are the Corporation and its subsidiaries and any person who becomes the Beneficial Owner of 20% or more of the then outstanding Voting Shares as a result of one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition or a Pro Rata Acquisition. In general:

(i)  a “Voting Share Reduction” means an acquisition or a redemption by the Corporation of Voting Shares and/or Convertible Securities which, by reducing the number of outstanding Voting Shares and/or Convertible Securities of a class or series, increases the percentage of Voting Shares and/or Convertible Series of such class or series Beneficially Owned by any person;

(ii)  a “Permitted Bid Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities made pursuant to a Permitted Bid or a Competing Permitted Bid;

(iii)  an “Exempt Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities: (i) in respect of which the Board of Directors has waived the application of the 2013 Rights Plan; (ii) pursuant to a dividend reinvestment plan; (iii) as a new provision, made as an intermediate step in a series of related transactions in connection with an acquisition by the Corporation or its subsidiaries of a Person or assets, provided that the Person who acquires such Common Shares distributes or is deemed to distribute such Common Shares to its securityholders within 10 Business Days of the completion of such acquisition, and following such distribution no Person has become the Beneficial Owner of 20% or more of the Corporation’s then outstanding Voting Shares; (iv) pursuant to a distribution of Voting Shares and/or Convertible Securities made by the Corporation (a) to the public pursuant to a prospectus; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares so offered than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such distribution, or (b) by way of a private placement; provided that, among other things, such person does not thereby become the Beneficial Owner of Voting Shares equal in number to more than 25% of the Voting Shares outstanding immediately prior to the private placement and, in making this determination, the securities to be issued to such person on the private placement shall be deemed to be held by such person but shall not be included in the aggregate number of Voting Shares outstanding immediately prior to the private placement; or (v) pursuant to an amalgamation, merger, arrangement, business combination or other similar transaction (statutory or otherwise) that is conditional upon the approval of the shareholders of the Corporation to be obtained prior to such person acquiring such securities;

(iv)  a “Convertible Security Acquisition” means an acquisition of Voting Shares by a person upon the purchase, exercise, conversion or exchange of Convertible Securities acquired or received by such person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition; and

(v)  a “Pro Rata Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities as a result of a stock dividend, a stock split or a rights offering issued on the same pro rata basis to all the holders of Voting Shares and/or Convertible Securities of the same class or series; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares and/or Convertible Securities than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such acquisition.

Also excluded from the definition of Acquiring Person are underwriters or banking or selling group members acting in connection with a distribution of securities and any “Grandfathered Person” (generally, any person who is the Beneficial Owner of 20% or more of the then outstanding Voting Shares as at 5:00 p.m. (Calgary time) on April 9, 2013, being the date of the Meeting). To the Corporation’s knowledge, there are no Grandfathered Persons.

(g)	Beneficial Ownership

In general, a person is deemed to “Beneficially Own” securities actually held by others in circumstances where those holdings are or should be grouped together for purposes of the 2013 Rights Plan. Included are holdings by the person’s “Affiliates” (generally, a person that controls, is controlled by, or is under common control with a specified person) and “Associates” (generally, relatives sharing the same residence). Also included are securities that the person or any of the person’s Affiliates or Associates has the right to acquire within 60 days (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities and other than pursuant to pledges of securities in the ordinary course of business or (as a new provision) agreements between the Corporation and any person relating to an amalgamation, merger, arrangement, business combination or other similar transaction (statutory or otherwise) that is conditional upon the approval of the shareholders of the Corporation to be obtained prior to such person acquiring such securities).

A person is also deemed to Beneficially Own any securities that are Beneficially Owned (as described above) by any other person with which, and in respect of which security, such person is acting jointly or in concert. A person is acting jointly or in concert with any other person who is a party to an agreement, commitment, arrangement or understanding with the first person for the purpose of acquiring or offering to acquire Voting Shares and/or Convertible Securities.

(h)	Exclusions from the Definition of Beneficial Ownership

The definition of “Beneficial Ownership” contains several exclusions whereby a person is not considered to Beneficially Own a security. There are exemptions from the deemed Beneficial Ownership provisions for institutional shareholders acting in the ordinary course of business and the performance of their duties. These exemptions apply to: (i) an investment manager (“Manager”) which holds securities in the performance of the Manager’s duties for the account of any other person (a “Client”); (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity for the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”); (iii) a person established by statute (a “Statutory Body”), the ordinary business or activity of which includes the management of investment funds for employee benefit plans, retirement plans and insurance plans (other than insurance plans administered by insurance companies) of various public bodies; and (iv) the administrator (“Administrator”) of one or more pension funds or plans (a “Plan”) registered under applicable law. The foregoing exemptions apply only so long as the Manager, Trust Company, Administrator or Plan is not then making or has not then publicly announced an intention to make a take-over bid, other than pursuant to a distribution by the Corporation or by means of ordinary market transactions. Also, a person will not be deemed to “Beneficially Own” a security because such person: (i) is a Client of the same Manager, an Estate Account or an Other Account of the same Trust Company, or a Plan with the same Administrator as another person or Plan on whose account the Manager, Trust Company or Administrator, as the case may be, holds such security; or (ii) is a Client of a Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Manager, Trust Company, Administrator or Plan, as the case may be.

A person will not be deemed to “Beneficially Own” any securities that are the subject of a Permitted Lock-Up Agreement. A “Permitted Lock-Up Agreement” is an agreement (the “Lock-Up Agreement”) between a person and one or more holders of Voting Shares and/or Convertible Securities (each a “Locked-Up Person”) pursuant to which such Locked-Up Person agrees to deposit or tender Voting Shares and/or Convertible Securities to a take-over bid (the “Lock-Up Bid”) made or to be made by the person or any of such person’s

Affiliates or Associates or any other person with which, and in respect of which security, such person is acting jointly or in concert, provided that:

(i)  the terms of such Lock-Up Agreement are publicly disclosed and a copy is made available to the public (including the Corporation) not later than the date of the Lock-Up Bid or, if the Lock-Up Bid has been made prior to the date on which such Lock-Up Agreement is entered into, not later than the date of such Lock-Up Agreement (or, if such date is not a business day, on the business day next following such date);

(ii)  the Lock-Up Agreement permits such Locked-Up Person to terminate its obligation to deposit or tender to or not to withdraw Voting Shares and/or Convertible Securities from the Lock-Up Bid, and to terminate any obligation with respect to the voting of such securities, in order to deposit or tender such securities to another take-over bid or to support another transaction:

(1)  where the price or value of the consideration per Voting Share or Convertible Security offered under such other take-over bid or transaction:

(A)  exceeds the price or value of the consideration per Voting Share or Convertible Security offered under the Lock-Up Bid; or

(B)  exceeds by as much as or more than a specified amount (the “Specified Amount”) the price or value of the consideration per Voting Share or Convertible Security at which the Locked-Up Person has agreed to deposit or tender Voting Shares and/or Convertible Securities to the Lock-Up Bid, provided that such Specified Amount is not greater than 7% of the price or value of the consideration per Voting Share or Convertible Security offered under the Lock-Up Bid; and

(2)  if the number of Voting Shares or Convertible Securities offered to be purchased under the Lock-Up Bid is less than 100% of the Voting Shares or Convertible Securities held by Independent Shareholders (generally, any shareholder other than a person or group who has acquired or is trying to acquire 20% or more of the Voting Shares) where the price or value of the consideration per Voting Share or Convertible Security offered under such other take-over bid or transaction is not less than the price or value of the consideration per Voting Share or Convertible Security offered under the Lock-Up Bid and the number of Voting Shares and/or Convertible Securities to be purchased under such other take-over bid or transaction:

(A)  exceeds the number of Voting Shares or Convertible Securities that the Offeror has offered to purchase under the Lock-Up Bid; or

(B)  exceeds by as much as or more than a specified number (the “Specified Number”) the number of Voting Shares or Convertible Securities that the Offeror has offered to purchase under the Lock-Up Bid, provided that the Specified Number is not greater than 7% of the number of Voting Shares or Convertible Securities offered under the Lock-Up Bid;

and for greater certainty, such Lock-Up Agreement may contain a right of first refusal or require a period of delay to give the Offeror under the Lock-Up Bid an opportunity to match the higher price, value or number in such other take-over bid or transaction, or other similar limitation on a Locked-Up Person’s right to withdraw Voting Shares from the Lock-Up Agreement, so long as the limitation does not preclude the exercise by the Locked-Up Person of the right to withdraw Voting Shares and/or Convertible Securities in sufficient time to deposit or tender to the other take-over bid or support the other transaction; and

(iii)  no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

(1)  the cash equivalent of 2.5% of the price or value of the consideration payable under the Lock-Up Bid to a Locked-Up Person; and

(2)  50% of the amount by which the price or value of the consideration payable under another takeover bid or other transaction to a Locked-Up Person exceeds the price or value of the consideration that such Locked-Up Person would have received under the Lock-Up Bid, shall be payable by a Locked-Up Person pursuant to the Lock-Up Agreement in the event that the Locked-Up Bid is not successfully concluded or if any Locked-Up Person fails to deposit or tender Voting Shares and/or

Convertible Securities to the Lock-Up Bid or withdraws Voting Shares and/or Convertible Securities previously deposited or tendered thereto in order to deposit or tender to another take-over bid or support another transaction.

(i)	Flip-In Event

A “Flip-In Event” occurs when any person becomes an Acquiring Person. If a Flip-In Event occurs prior to the Expiration Time that has not been waived by the Board (see “Waiver”, below), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other person, or a transferee of any such person, which Rights will become null and void) shall constitute the right to purchase from the Corporation, on payment of the Exercise Price, Voting Shares having an aggregate market price equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustments.

By way of example, if at the time a rights plan is triggered the market price of the Common Shares is $100 and the exercise price is $300, if the 2013 Rights Plan is triggered, an eligible holder of a Right would be entitled to receive, upon payment of $300, a number of Common Shares as have a total market price equal to $600, that is, 6 Common Shares. This represents a 50% discount of the market price.

(j)	Permitted Bid and Competing Permitted Bid

A take-over bid will not trigger a Flip-In Event if it is a Permitted Bid or Competing Permitted Bid. A “Permitted Bid” is a take-over bid made by an Offeror by way of a take-over bid circular to all holders of Voting Shares on the books of the Corporation (other than the Offeror) and which complies with the following additional provisions:

(i)  no Voting Shares and/or Convertible Securities shall be taken up or paid for pursuant to the take-over bid prior to the close of business on a date which is not less than 60 days after the offer date of the take-over bid;

(ii)  outstanding Voting Shares and Convertible Securities held by Independent Shareholders representing more than 50% of the aggregate of (A) then outstanding Voting Shares and (B) Voting Shares issuable upon the exercise of Convertible Securities, have been deposited or tendered and not withdrawn, and have previously been or are taken up at the same time;

(iii)  unless the take-over bid is withdrawn, Voting Shares and/or Convertible Securities may be deposited or tendered pursuant to the take-over bid at any time prior to the close of business on the date of first take-up or payment for Voting Shares and/or Convertible Securities and all Voting Shares and/or Convertible Securities deposited or tendered pursuant to the take-over bid may be withdrawn at any time prior to the close of business on such date; and

(iv)  in the event that (ii) is satisfied as at the date of first take-up or payment for Voting Shares and/or Convertible Securities under the take-over bid, the Offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares and/or Convertible Securities for not less than 10 business days from the date of such public announcement.

A Competing Permitted Bid is a take-over bid that is made after a Permitted Bid has been made but prior to its expiry, termination or withdrawal and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is required to remain open until a date that is no earlier than the later of (i) 35 days following the date of the take-over bid constituting the Competing Permitted Bid, and (ii) 60 days after the date on which the earliest Permitted Bid or Competing Permitted Bid which preceded the Competing Permitted Bid was made.

(k)	Redemption

The Rights may be redeemed in certain circumstances:

(i)  Redemption of Rights on Approval of Holders of Voting Shares and Rights. The Board of Directors acting in good faith may, with the prior approval of the holders of Voting Shares or Rights, at any time prior to the occurrence of a Flip-In Event that has not been waived, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.00001 per Right (the “Redemption Price”), subject to adjustment for anti-dilution as provided in the 2013 Rights Plan.

If such redemption of Rights is proposed at any time prior to the Separation Time, such redemption or waiver shall be submitted for approval to the holders of Voting Shares. Such approval shall be deemed to have been given if the redemption or waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders.

If such redemption of Rights is proposed at any time after the Separation Time, such redemption shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the redemption is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder).

(ii)  Deemed Redemption. If a person who has made a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition in respect of which the Board of Directors has waived or has been deemed to have waived the application of the 2013 Rights Plan consummates the acquisition of the Voting Shares and/or Convertible Securities, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

(iii)  Redemption of Rights on Withdrawal or Termination of Bid. Where a take-over bid that is not a Permitted Bid Acquisition expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being so redeemed, all the provisions of the 2013 Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates had not been mailed, and the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares.

As a new provision, the Corporation shall not be obligated to make a payment of the Redemption Price to any holder of Rights unless the holder is entitled to receive at least $1.00 in respect of all Rights held by such holder.

(l)	Waiver

The Board of Directors may waive the application of the 2013 Rights Plan in certain circumstances:

(i)  Discretionary Waiver respecting Acquisition not by Take-over Bid Circular. The Board of Directors acting in good faith may, with the prior approval of the holders of Voting Shares, at any time prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares and/or Convertible Securities otherwise than pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares or by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, waive the application of the 2013 Rights Plan to such Flip-In Event. If the Board of Directors proposes such a waiver it shall extend the Separation Time to a date subsequent to the meeting of shareholders but not more than 10 business days thereafter.

If such waiver of Rights is proposed at any time prior to the Separation Time, such waiver shall be submitted for approval to the holders of Voting Shares. Such approval shall be deemed to have been given if the waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders.

If such waiver of Rights is proposed at any time after the Separation Time, such waiver shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the waiver is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder).

(ii)  Discretionary Waiver respecting Acquisition by Take-over Circular and Mandatory Waiver of Concurrent Bids. The Board may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares, waive the application of the 2013 Rights Plan to such a Flip-In Event, provided that if the Board of Directors waives the application of the 2013 Rights Plan to such a Flip-In Event, the Board of Directors shall be deemed to have waived the application of the 2013 Rights Plan in respect of any other Flip-In Event occurring by reason of any such take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares prior to the expiry of the take-over bid for which a waiver is, or is deemed to have been, granted.

(iii)  Waiver of Inadvertent Acquisition. The Board may waive the application of the 2013 Rights Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a person became an Acquiring Person under the 2013 Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver the person is no longer an Acquiring Person.

(m) Anti-Dilution	Adjustments

The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)  if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any dividend reinvestment program) on the Voting Shares, or a subdivision or consolidation of the Voting Shares, or an issuance of Voting Shares or Convertible Securities in respect of, in lieu of, or in exchange for Voting Shares; or

(ii)  if the Corporation fixes a record date for the distribution to all holders of Voting Shares of certain rights, options or warrants to acquire Voting Shares or Convertible Securities, or for the making of a distribution to all holders of Voting Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Voting Shares) or rights or warrants.

(n)	Supplements and Amendments

The Corporation may, by resolution of the Board acting in good faith, make changes to the 2013 Rights Plan prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the 2013 Rights Plan as a result of any change in any applicable legislation, rules or regulation. The Corporation may also, by resolution of the Board acting in good faith, make changes to the 2013 Rights Plan prior to the Meeting.

The Corporation may, with the approval of the holders of Voting Shares, at any time prior to the Separation Time, make changes to the 2013 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such approval shall be deemed to have been given if the change is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders.

The Corporation may, with the approval of the holders of Rights, at any time after the Separation Time, make changes to the 2013 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such approval shall be deemed to have been given if the change is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder.

PROTECT YOUR INVESTMENT – BY ONLY VOTING THE WHITE PROXY

FOR the appointment of KPMG LLP, chartered accountants, as auditors of the Corporation.

FOR the resolution to approve the Corporation’s advisory vote on executive compensation.

FOR the resolution to reconfirm, ratify and approve the amended and restated shareholder rights plan of the Corporation.

FOR the election of ALL AGRIUM NOMINEES.

WE URGE YOU TO DISREGARD ANY PROXY SENT TO YOU BY JANA PARTNERS LLC.

Canadian shareholders who have any questions

or require any assistance in executing

your proxy, please call:

CST Phoenix Advisors at:

North American Toll Free Number: 1-866-822-1242

Outside North America, Banks,
Brokers and Collect calls:

1-201-806-2222

Email: inquiries@phoenixadvisorscst.com

North American Toll Free Facsimile: 1-888-509-5907

Facsimile: 1-647-351-3176

U.S. shareholders who have any
questions or require any assistance
in executing your proxy, please call:

Innisfree M&A Incorporated, at:

North American Toll-Free
Number: 1-877-456-3442

Outside North America and Collect
Calls: 1-412-232-3565

Email: info@innisfreema.com

Facsimile: 1-212-750-5799

For ease of voting and to receive up to date information please continue to visit www.agrium.com